================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


      FLORIDA                ADVANCED COMMUNICATIONS           65-0738251
  (State or Other               TECHNOLOGIES, INC.          (I.R.S. Employer
  Jurisdiction of              (Name of Registrant         Identification No.)
 Incorporation  or               in Our Charter)
   Organization)

420 LEXINGTON AVENUE,                  7389                  WAYNE I. DANSON
     SUITE 2739                  (Primary Standard      c/o Danson Partners, LLC
 NEW YORK, NY 10170                  Industrial             420 Lexington Ave.,
   (646) 227-1600                  Classification               Suite 2739
(Address and telephone              Code Number)            New York, NY 10170
  number of Principal                                         (646) 227-1600
Executive Offices and                                       (Name, address and
 Principal Place of                                           telephone number
      Business)                                            of agent for service)

                                   Copies to:
       Clayton E. Parker, Esq.                      Troy J. Rillo, Esq.
      Kirkpatrick & Lockhart LLP                 Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000      201 S. Biscayne Boulevard, Suite 2000
         Miami, Florida 33131                       Miami, Florida 33131
            (305) 539-3300                             (305) 539-3300
    Telecopier No.: (305) 358-7095             Telecopier No.: (305) 358-7095

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                                   PROPOSED       PROPOSED
                                                                    MAXIMUM       MAXIMUM
                                                                   OFFERING      AGGREGATE      AMOUNT OF
         TITLE OF EACH CLASS OF               AMOUNT TO BE           PRICE        OFFERING    REGISTRATION
      SECURITIES TO BE REGISTERED              REGISTERED        PER SHARE (1)   PRICE (1)         FEE
------------------------------------------------------------------------------------------------------------
Common stock, no par value per share     4,506,868,683 shares       $0.005      $22,534,343        $2,073
------------------------------------------------------------------------------------------------------------
(1)     Estimated  solely  for the  purpose  of  calculating  the  registration  fee  pursuant  to
        Rule 457(c) under  the  Securities  Act of 1933.  For the purposes of this table,  we have used the average of the closing bid and asked prices as of current date.

                        ---------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
                      4,506,868,683 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 4,506,868,683 shares of Advanced Communications' common stock by certain persons who are, or will become, stockholders of Advanced Communications. Please refer to "Selling Stockholders" beginning on page 13. Advanced Communications is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

      The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

      The selling stockholders consist of:

      o Cornell Capital Partners and holders of convertible debentures that intend to sell up to 4,500,000,000 shares of common stock.

      o Other selling stockholders, who intend to sell up to 6,868,683 shares of common stock purchased in private offerings.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Advanced Communications 91% of the market price of our common stock. Advanced Communications has paid Cornell Capital Partners a one-time commitment fee of $740,000, payable in 2,960,000 shares of common stock. In addition, Cornell Capital Partners is entitled to be paid 3% of each advance under the Equity Line of Credit. The 9% discount, the one-time commitment fee and the 3% retention are underwriting discounts.

      Advanced Communications has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002. Westrock Advisors, Inc. is not participating in this offering.

      Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "ADVC." On July 11, 2003, the last reported sale price of our common stock was $0.006 per share.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

      With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      THE SECURITIES AND EXCHANGE  COMMISSION  AND STATE  SECURITIES  REGULATORS
HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July ___, 2003.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................................................1
THE OFFERING...............................................................3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.................................4
RISK FACTORS...............................................................6
FORWARD-LOOKING STATEMENTS................................................11
SELLING STOCKHOLDERS......................................................12
USE OF PROCEEDS...........................................................15
DILUTION..................................................................16
EQUITY LINE OF CREDIT.....................................................17
PLAN OF DISTRIBUTION......................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.................21
DESCRIPTION OF BUSINESS...................................................28
MANAGEMENT................................................................35
DESCRIPTION OF PROPERTY...................................................38
LEGAL PROCEEDINGS.........................................................38
PRINCIPAL STOCKHOLDERS....................................................40
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON
  EQUITY AND OTHER STOCKHOLDER MATTERS....................................43
DESCRIPTION OF SECURITIES.................................................44
EXPERTS...................................................................46
LEGAL MATTERS.............................................................46
HOW TO GET MORE INFORMATION...............................................46
FINANCIAL STATEMENTS.....................................................F-1


--------------------------------------------------------------------------------

      We intend to distribute to our stockholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year June 30, 2002, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

      In April 1999, we merged with and into Advanced Communications (Nevada), a Nevada corporation. Pursuant to this merger, the shareholders of Advanced Communications (Nevada) received 90% of the Company's outstanding common stock and the Company received all of Advanced Communications (Nevada)'s assets. These assets included all of the North and South American rights to market and distribute SpectruCell, a wireless software defined radio ("SDR") based communications platform that is being developed to offer mobile communications network providers the flexibility of processing and transmitting multiple wireless communication signals (e.g., AMPS, CDMA, GSM, Mobile IP, Voice IP, etc.) through one base station. We are not aware of any formal oral or written agreement documenting the transfer of the rights of Advanced Communications (Nevada) in SpectruCell to the Company at the time of the merger except for the Company's Proxy Statement prepared for a shareholders meeting held on March 25, 1999 (the "Proxy Statement"). Proposal #6 of the Proxy Statement stated that Advanced Communications (Nevada) would merge all of its assets into the Company.

      The Proxy Statement was prepared under the direction of Roger May, the Company's former CEO and the CEO and the controlling shareholder of Advanced Communications (Nevada) The Company is not aware of any documentation that substantiated the rights of Advanced Communications (Nevada) in SpectruCell that were transferred to the Company in the merger other than statements contained in the Proxy Statement.

      From the time of the merger in April 1999 through the latter part of 2002, SpectruCell was being developed by Advanced Communications Technologies
(Australia), Pty. Ltd. ("Advanced Communications (Australia)"), an Australia development company in which we owned a 20% interest. Advanced Communications (Australia) went into an administrative insolvency proceeding in July 2002 and is no longer operating as a going concern. It is our belief that SpectruCell is now being developed by SDR Communications Pty Ltd., an Australia start-up company in which we have no interest, that acquired a license to develop, manufacture and sell the SpectruCell technology in the latter part of 2002. It is our belief that SDR Communications Pty Ltd is owned and controlled by Mr. Roger May, a former officer and director and a major shareholder of the Company. It is our belief that the SDR Communications Pty Ltd license was acquired from Global Communications Technologies Pty Ltd, the controlling shareholder and major creditor of Advanced Communications (Australia), which foreclosed its security interest in SpectruCell during the Advanced Communications (Australia) administrative insolvency proceeding. Global Communications Technologies Pty, Ltd is also owned by Roger May. We have no written documentation regarding the transfer of the SpectruCell technology to SDR Communications Pty Ltd.

      We believe that our rights to SpectruCell have not been affected by the transfer of the SpectruCell technology to SDR Communications Pty Ltd and that SDR Communications Pty Ltd acquired SpectruCell subject to our rights. Our view is not shared by Advanced Communications (Australia), Global Communications Technologies Pty Ltd, or by SDR Communications Pty Ltd., which believe that SpectruCell was acquired by SDR Communications Pty Ltd free and clear of our rights. We have had no communications with SDR Communications Pty Ltd regarding our rights to market and distribute SpectruCell in our territory.

      In  July  2000,  we  entered  into an  interim  License  and  Distribution
Agreement (the "interim License Agreement") with Advanced Communications (Australia) to help facilitate implementation of the rights we acquired in the 1999 merger. The interim License Agreement acknowledged our exclusive license to market and distribute SpectruCell (and certain other technologies to be developed) in North and South America. It was represented to us by Mr. May that Advanced Communications (Nevada) acquired the rights it transferred to us in the 1999 merger from Advanced Communications (Australia). We are not aware of any written agreement that documented the rights of Advanced Communications (Nevada) in SpectruCell that were transferred to the Company in the merger, other than statements contained in the Proxy Statement. The interim License Agreement acknowledged our exclusive license to market and distribute in North and South America the SpectruCell technology and certain other technologies to be developed. It was the intention of the parties that upon the SpectruCell technology becoming commercially available, our company and Advanced Communications (Australia) would negotiate royalty payments, reflective of industry standards on an arms-length basis after the final pricing of the SpectruCell technology was established.

      During most of 2002, we were in litigation with Advanced Communications (Australia) and Roger May over our stock ownership interests in Advanced Communications (Australia) under a Stock Purchase Agreement we entered into with Advanced Communications (Australia) in April 2000 and our rights to market and distribute SpectruCell under an interim License Agreement. In early October 2002, Advanced Communications (Australia) terminated the interim License Agreement on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. Our initial response to the termination of the License Agreement was to oppose it; however, after further consideration, we made the strategic decision not to contest the termination and to withdraw from the Australian litigation. This decision was based, in part, on our view that the rights we acquired in the 1999 merger with Advanced Communications (Nevada) to market and distribute SpectruCell in North and South America were not created or affected by the termination of the interim License Agreement by Advanced Communications (Australia). As noted above, and other than is set forth in the Proxy Statement, there was no formal agreement transferring the rights of Advanced Communications (Nevada) in SpectruCell to the Company at the time of the merger, and we are not aware of any oral or written agreement that documented the rights of Advanced Communications (Nevada) in SpectruCell that were transferred to the Company in the merger. We intend to protect these rights to the fullest extent we are able to do so, and we anticipate that Advanced Communications (Australia), Mr. May and SpectruCell SDR Pty Ltd. will not acknowledge these rights and will oppose them. As stated above, Mr. May and related entities control SpectruCell SDR Pty Ltd.

      As a result of the above-described events, our ability to market and distribute SpectruCell in North and South America and exercise the rights we acquired in the 1999 merger with Advanced Communications (Nevada) is limited and our rights to market and distribute SpectruCell are unclear. Apart from this, it is our belief that SpectruCell is still under development and it is uncertain, even if the above-described issues were resolved, whether the development will ever be completed and a commercially viable product brought to market.

OVERVIEW OF FINANCIAL CONDITION

      We had net losses of $4,332,693 and $19,732,566 during the years ended June 30, 2002 and 2001, respectively. For the nine months ended March 31, 2003, we had a net loss of $1,670,852. As of March 31, 2003, we had a net loss of $1,670,852, a cash overdraft of $28 and current liabilities of $3,846,963. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      If we are unable to obtain additional funding through our Equity Line of Credit facility (as described in the Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere), then the failure to obtain this funding will have a material adverse effect on our business and our ability to continue as a going concern. Unless we are able to access our Equity Line of Credit facility soon, we will be forced to cease operations after August 2003. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value.

                                    ABOUT US

      Our principal office is located at 420 Lexington Avenue, Suite 2739, New York, NY 10170. Our telephone number is (646) 227-1600.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of us. The selling stockholders consist of:

      o Cornell Capital Partners and other holders of convertible debentures that intend to sell up to 4,500,000,000 shares of common stock.

      o Other selling stockholders, who intend to sell up to 6,868,683 shares of common stock purchased in private offerings.

      Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $30 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $2 million in any thirty-day period. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 9% discount to the prevailing market price of our common stock. In addition, Cornell Capital Partners will be paid 3% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $740,000, payable in 2,960,000 shares of common stock. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

      We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 40,000 shares of Advanced Communications' common stock, which was equal to $10,000 at a closing bid of $0.25 on January 10, 2002. Westrock Advisors, Inc. is not participating in this offering.

COMMON STOCK OFFERED                     4,506,868,683    shares   by   selling
                                         stockholders

OFFERING PRICE                           Market price

COMMON STOCK OUTSTANDING BEFORE
  THE OFFERING(1)                        198,852,622 shares

USE OF PROCEEDS                          We will not receive any proceeds of the
                                         shares    offered   by   the    selling
                                         stockholders.  Any  proceeds we receive
                                         from the sale of common stock under the
                                         Equity  Line of Credit will be used for
                                         (i) the  repayment  of our  convertible
                                         debt  obligations, (ii)  the  repayment
                                         of our  accounts  payable  and  accrued
                                         expenses, (iii) potential acquisitions,
                                         and  (iv)   general   working   capital
                                         purposes. See "Use of Proceeds."

RISK FACTORS                             The securities  offered hereby involve
                                         a high  degree  of risk and  immediate
                                         substantial   dilution.    See   "Risk
                                         Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL   ADVC

---------------
1 Excludes warrants to purchase 6,440,990 shares of common stock, debentures convertible into 482,500,000 shares of common stock (at assumed conversion prices of $0.0032 and $.001 per share) and up to 4,500,000,000 shares of common stock to be issued under the Equity Line of Credit.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The summary consolidated financial information set forth below should be read in conjunction with "Management's Discussion and Analysis or Plan of
Operation," the consolidated financial statements and the notes thereto of Advanced Communications Technologies, Inc. included elsewhere in this Prospectus. The selected summary consolidated financial information of Advanced Communications Technologies, Inc. as of March 31, 2003 and for the years ended June 30, 2002 and 2001 are derived from financial statements included elsewhere in this document. The consolidated financial information as of March 31, 2003 and 2002, and for the nine months ended March 31, 2003 and 2002, is unaudited. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the financial position and the results of operations. The results of operations for the nine months ended March 31, 2003 and 2002, are not necessarily indicative of the results to be expected for the full year.

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENT OF  OPERATIONS
                                              FOR THE      FOR THE         FOR             FOR
                                                NINE         NINE          THE             THE
                                               MONTHS       MONTHS        FISCAL          FISCAL
                                               ENDED         ENDED         YEAR            YEAR
                                             MARCH 31,     MARCH 31,       ENDED           ENDED
                                                2003         2002         JUNE 30,       JUNE 30,
                                            (UNAUDITED)  (UNAUDITED)        2002           2001
                                            -------------------------------------------------------
TELEPHONE NETWORK REVENUE                   $        --  $        --   $         --   $     50,000
COST OF REVENUES                                     --           --             --        (57,310)
                                            ------------ ------------  -------------  -------------
GROSS PROFIT (LOSS)                                  --           --             --        $(7,310)
                                            ------------ ------------  -------------  -------------

OPERATING EXPENSES
  Depreciation and amortization                 318,937      403,417        508,167      1,051,169
  Professional and consulting fees              575,295      607,451      1,218,631      1,782,364
  Other selling, general and                     77,949      536,120
   administrative expenses                                                  407,772        501,048
  Stock-based compensation                           --       81,010        180,000             --
                                            ------------ ------------  -------------  -------------
TOTAL OPERATING EXPENSES                        972,181    1,627,998      2,314,570      3,334,581
                                            ------------ ------------  -------------  -------------

(LOSS) FROM OPERATIONS                         (972,181)  (1,627,998)    (2,314,570)    (3,341,891)
                                            ------------ ------------  -------------  -------------

OTHER INCOME/(EXPENSE)
  Interest expense                             (480,177)    (265,623)      (318,123)       (10,332)
  Lawsuit settlements                          (218,494)     (80,000)            --             --
  Income (Loss) from investment                                                  --     (3,571,654)
  (Loss) from impairment of goodwill                                     (1,700,000)   (12,399,864)
  (Loss) on investment acquisition deposit                                       --       (425,000)
  Realized (loss) on decline in marketable
   securities                                                                    --         (6,825)
                                            -------------------------------------------------------
                                                                                 --             --
TOTAL OTHER INCOME/(EXPENSE)                   (698,671)    (345,623)    (2,018,123)   (16,413,675)
                                            -------------------------------------------------------

(LOSS) BEFORE EXTRAORDINARY GAINS           $(1,670,852) $(1,973,621) $  (4,332,693)  $(19,755,566)

EXTRAORDINARY GAINS
  Gains on extinguishment of debt                    --          --              --         23,000
                                            ------------ ------------  -------------  -------------

NET (LOSS)                                  $(1,670,852)  (1,973,621)    (4,332,693)   (19,732,566)
                                            =======================================================

  Net (loss) per share-basic and diluted    $     (.012) $      (.02) $       (0.04)  $      (0.22)
                                            ============ ============  =============  =============
  Weighted average number of shares
   outstanding during the period-basic
   and diluted                              137,718,954   98,506,328    100,576,484     87,976,428
                                            ============ ============  =============  =============

                                       4

                                     ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEET

                                                      MARCH 31, 2003
                                                        (UNAUDITED)    JUNE 30, 2002   JUNE 30, 2001
                                                     ---------------- ---------------  -------------
ASSETS:
   Cash and cash equivalents                           $          --  $       11,093    $      6,816
   Prepaid expenses                                               --              --          10,000
                                                     ---------------- --------------- ----------------
TOTAL CURRENT ASSETS                                   $          --          11,093          16,816
                                                     ---------------- --------------- ----------------
PROPERTY & EQUIPMENT - NET                                    14,274          17,274          19,599
                                                     ---------------- --------------- ----------------
OTHER ASSETS
   Goodwill, less accumulated amortization of
      $300,000 and 200,000 respectively                           --              --       2,000,000
   Deposits                                                    7,700          13,225           5,525
   Other receivables                                           9,927           9,927              --
   Deferred bond financing costs, less
      accumulated amortization                                53,646          63,333              --
                                                     ---------------- --------------- ----------------
TOTAL OTHER ASSETS                                            71,273          86,485       2,005,525
                                                     ---------------- --------------- ----------------

TOTAL ASSETS                                           $      85,547  $      114,852    $  2,041,940
                                                     ================ =============== ================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY:

LIABILITIES

CURRENT LIABILITIES
   Cash overdraft                                      $          28  $           --    $         --
   Accounts payable and accrued expenses                   1,449,091         872,493         844,205
   Accrued compensation                                      172,183         172,183         479,050
   Note Payable-Grassland                                         --              --         118,530
   Loan Payable to shareholder                             1,055,736       1,055,736         796,000
   12% Convertible debentures                                     --         100,407         200,750
   Interest payable                                          168,094          62,917              --
   5 % Convertible Debentures - Due 1/04                     944,000       1,000,000              --
   8% Note Payable Due 12/05 - Current portion                57,831              --              --
                                                     ---------------- --------------- ----------------

TOTAL CURRENT LIABILITIES                                  3,846,963       3,263,736        2,438,535
                                                     ---------------- --------------- ----------------

LONG-TERM LIABILITIES
   10% Secured Convertible Debentures - Due 11/04            187,500              --               --
   8% Note Payable - Due 12/05                               115,663               -                -
   Notes Payable-Unconsolidated affiliate                  1,791,166       1,791,166        2,173,167
                                                     ---------------- --------------- ----------------
TOTAL LONG-TERM LIABILITIES                                2,094,329       1,791,166        2,173,167
                                                     ---------------- --------------- ----------------
TOTAL LIABILITIES                                          5,941,292       5,054,902        4,611,702
                                                     -------------------------------------------------
STOCKHOLDERS' DEFICIENCY
   Preferred Stock, $.01 par Value, 25,000,000
      shares authorized, none issued and
      outstanding
   Common stock, no par value, 200,000,000 and
      100,000,000 shares authorized, respectively,
      198,852,622, 114,102,622, and 94,489,916
      shares issued and outstanding, respectively         25,945,005      25,471,098       22,696,193
   Common stock to be issued, 833,334 shares                      --              --          250,000
   Less:  Deferred commitment fees, net of
      accumulated amortization                             (281,250)       (562,500)               --

   Accumulated deficit                                  (31,519,500)    (29,848,648)     (25,515,955)
                                                     ---------------- --------------- ----------------
TOTAL STOCKHOLDERS' DEFICIENCY                           (5,855,745)     (4,940,050)      (2,569,762)
                                                     ---------------- --------------- ----------------

TOTAL LIABILITIES AND STOCKHOLDERS'
   DEFICIENCY                                         $       85,547     $   114,852    $   2,041,940
                                                     ================ =============== ================

                                  RISK FACTORS

      We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE DO NOT HAVE A PRODUCT TO SELL, WHICH MEANS THAT WE DO NOT HAVE A PRODUCT TO SELL IN ORDER TO TRY TO ATTAIN PROFITABLE OPERATIONS

      The SpectruCell product is in development and our rights to market and distribute the product, if developed, are uncertain. As a result, we do not have a product to sell in order to attain profitable operations.

THE CONVERSION OF OUR OUTSTANDING DEBENTURES WILL CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS

      The issuance of shares upon the conversion of the outstanding debentures will have a dilutive impact on our stockholders. We currently have $1,131,500 of outstanding convertible debentures. Of that total, $187,500 of convertible debentures are convertible at a fixed price of $0.001 per share, which would upon conversion result in the issuance of 187,500,000 shares of common stock. The balance or $944,000 of convertible debentures are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.0032 (i.e., 80% of the recent price of $0.004), then the holders of the convertible debentures would have received 295,000,000 shares of common stock. As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

THE CONVERSION OF OUR OUTSTANDING DEBENTURES COULD CAUSE A CHANGE OF CONTROL

      The issuance of shares upon the conversion of the outstanding debentures could result in a change of control. Cornell Capital Partners holds convertible debentures, which if converted would result in the issuance of 343,750,000 shares of our common stock. After such conversions, Cornell Capital Partners, L.P. would own a total of 409,210,000 shares or approximately 75% of our then outstanding common stock, and would be our largest shareholder and would likely be able to exercise control of our company by electing directors.

TERMINATION OF THE INTERIM LICENSE AGREEMENT

      In early October 2002, Advanced Communications (Australia) terminated an interim License Agreement we entered into with Advanced Communications (Australia) in July 2000 to facilitate implementation of our rights to SpectruCell on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. After considering the overall situation we made the strategic decision to withdraw from the Australian litigation.

      Notwithstanding our withdrawal from the Australia litigation, we believe that we retain ownership of the rights to market and distribute SpectruCell and related technology acquired in the 1999 merger with Advanced Communications Technologies (Nevada), which were neither created by nor subject to cancellation under the interim License Agreement.

OUR RELATIONSHIP WITH MR. MAY AND ADVANCED COMMUNICATIONS (AUSTRALIA) IS SIGNIFICANTLY IMPAIRED

      Given all of the litigation by the Company against Mr. May and Advanced Communications (Australia) over rights to SpectruCell and the Company's 20% stock interest in Advanced Communications (Australia), it is likely that the Company will continue to be involved in substantive litigation against Mr. May and other parties to protect its rights to, and interest in, the SpectruCell technology for the North and South American markets.

      Even if we are able to prevail against Mr. May and Advanced Communications (Australia) or its successor in interest as to SpectruCell, or settle our disputes with those parties which is unlikely under current conditions, the success of the SpectruCell project and our financial viability on this basis is subject to many other risks and contingencies, including, but not limited to, the ones mentioned below.

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

      We have historically lost money. In the year ended June 30, 2002 and for the nine months ended March 31, 2003 we had a net loss of ($4,332,693) and ($1,670,852) or ($0.04) and ($0.012) per share, respectively. Future losses are likely to occur. Accordingly, we are experiencing significant liquidity and cash flow problems because our operations are not profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

      We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing has resulted in the Company curtailing its business operations by relocating its office and terminating all of its consultants. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless the company is able to access its Equity Line of Credit Facility by August 2003 or seek other sources of capital, management will be unable to continue operating the company. To date, the Company has been unable to raise any external capital and its only source of capital is its Equity Line of Credit facility, which cannot be accessed until a registration statement registering the shares to be issued to Cornell Capital is effective.

OUR INDEPENDENT AUDITORS HAVE ADDED A GOING CONCERN OPINION TO OUR FINANCIAL STATEMENTS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON MARCH 31, 2003 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE

      We had a working capital deficit of $3,846,963 as of March 31, 2003, which means that our current liabilities exceeded our current assets by $3,846,963. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2003 were not sufficient to satisfy all of our current liabilities on that date.

OUR FUTURE DEPENDS UPON THE MARKET ACCEPTANCE OF A SINGLE PRODUCT

      We intend to market and distribute a single product called SpectruCell. To date, we have not had any revenue from the sale of this product. Our success is completely dependent on the telecommunication industry's acceptance of this product, in such quantities that we can generate sufficient revenues and cash flow to finance our operations. We may need to overcome substantial hurdles to obtain such market acceptance, including convincing the telecommunication industry of the necessity of such product and encouraging companies and other entities to offer incentives to use our product. No assurances can be given that the market will accept our product.

      The inability of SpectruCell SDR Pty Ltd to complete the development of our proposed product and prove its features and functionality will jeopardize our ability to continue operations.

      Our  proposed  product  is  under  development  and  is  not  commercially available. The features and functionality of our proposed product is commercially unproven. The success of Advanced Communications is dependent upon the ability of the developer to successfully complete the development, and to prove the features and functionality of our product. The inability to timely complete such development or to prove to potential customers our product's features and functionality, such that we can generate sales, will jeopardize our ability to continue operations. Such testing and functionality is outside our control and we are dependent on the developers' efforts to complete these tasks.

THE PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      Prior to this offering there has been a limited public market for our common stock and there can be no assurance that an active trading market will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o    With a price of less than $5.00 per share;

      o    That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

      Our success largely depends on the efforts and abilities of key executives and consultants, including Wayne Danson, our President and Chief Financial Officer. The loss of the services of Mr. Danson could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management`s attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Danson.

                         RISKS RELATING TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 198,852,622 shares of common stock outstanding as of July 1, 2003, 52,886,765 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 145,965,857 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

      In addition, we have issued, or will issue, warrants to purchase up to 6,440,900 shares of common stock and debentures convertible into 482,500,000 shares of common stock (assuming conversion prices of $0.0032 and $.001 per share).

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

      The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of common stock under the Equity Line of Credit as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE  INVESTOR   UNDER  THE  EQUITY  LINE  OF  CREDIT  WILL  PAY  LESS  THAN  THE
THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Equity Line of Credit will be issued at a 9% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

      The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. Cornell Capital Partners will purchase the shares of common stock for a 9% discount to the market price of our common stock. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Cornell Capital Partners will retain 3% of the advance amount as a commitment fee, which means that we will receive 97% of the advance amount. This means that Cornell Capital Partners will pay 88% of the market price of our common stock (i.e., 91% less 3%). There is no floor price that Cornell Capital Partners must pay for an advance. Accordingly, we will be required to issue a greater number of shares to Cornell Capital Partners as our price declines.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell the shares of common stock being registered in this offering in the public market. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

      The significant downward pressure on the price of our common stock caused by the sale of significant amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Before this offering our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

      We are registering 4,506,868,683 shares of common stock in this offering. These shares will represent approximately 90% of our outstanding common stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of Advanced Communications by electing its or their own directors.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The table identifies the selling stockholders and the type of security or securities to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Advanced Communications, except as follows:

      o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

      o Westrock Advisors, Inc. is a registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002. These shares were transferred to D. Christian Southwick, Julia Oliver, Mark Sklar and Mitchel Sklar, each of whom are employees of Westrock Advisors. These shares are being registered in this offering.

      o Robert Bends makes the investment decisions on behalf of Central Florida Sales and Leasing.

      o    Bennie  Williams makes the  investment  decisions on behalf of Morgan
           Group.

      The  table follows:

                                                                PERCENTAGE
                                                                    OF
                                   PERCENTAGE                   OUTSTANDING
                                      OF           SHARES TO     SHARES TO                  PERCENTAGE
                                  OUTSTANDING         BE            BE                          OF
                      SHARES         SHARES        ACQUIRED      ACQUIRED                     SHARES
                    BENEFICIALLY  BENEFICIALLY     UNDER THE     UNDER THE     SHARES TO   BENEFICIALLY
                       OWNED         OWNED          EQUITY        EQUITY        BE SOLD        OWNED
     SELLING          BEFORE        BEFORE          LINE OF       LINE OF       IN THE         AFTER
   STOCKHOLDER       OFFERING      OFFERING(1)      CREDIT        CREDIT       OFFERING      OFFERING(1)
   -----------       --------      -----------      ------        ------       --------      -----------

WARRANTS:
Anthony Castaldi      125,000             *             --           --         125,000       0.00%

Central Florida
  Sales and
  Leasing             125,000             *             --           --         125,000       0.00%

David R. Osborne      200,000             *             --           --         200,000       0.00%

Frank Tremmel         125,000             *             --           --         125,000       0.00%

Fred S. Mann          125,000             *             --           --         125,000       0.00%

Gary Levy             125,000             *             --           --         125,000       0.00%

Jerome and Joanne
  Martin              125,000             *             --           --         125,000       0.00%

John C. Roberson      125,000             *             --           --         125,000       0.00%

Johnny & Janice
  Greene              250,000             *             --           --         250,000       0.00%

Leslie Rosenberg      375,000             *             --           --         375,000       0.00%

Melissa Graybeal      125,000             *             --           --         125,000       0.00%

Michael Jones          62,500             *             --           --          62,500       0.00%

Michael Jones &
  Thomas Smith        125,000             *             --           --         125,000       0.00%

Morgan Group        2,000,000             *             --           --       2,000,000       0.00%

Paul & Debra Hale     187,500             *             --           --         187,500       0.00%

Paul M. Troop         325,000             *             --           --         325,000       0.00%

                                                                PERCENTAGE
                                                                    OF
                                   PERCENTAGE                   OUTSTANDING
                                      OF           SHARES TO     SHARES TO                  PERCENTAGE
                                  OUTSTANDING         BE            BE                          OF
                      SHARES         SHARES        ACQUIRED      ACQUIRED                     SHARES
                    BENEFICIALLY  BENEFICIALLY     UNDER THE     UNDER THE     SHARES TO   BENEFICIALLY
                       OWNED         OWNED          EQUITY        EQUITY        BE SOLD        OWNED
     SELLING          BEFORE        BEFORE          LINE OF       LINE OF       IN THE         AFTER
   STOCKHOLDER       OFFERING      OFFERING(1)      CREDIT        CREDIT       OFFERING      OFFERING(1)
   -----------       --------      -----------      ------        ------       --------      -----------
R. William
  Timberman           560,000             *             --           --         560,000       0.00%

Raj Selvaraju         375,000             *             --           --         375,000       0.00%

Ronald Coletta        280,900             *             --           --         280,900       0.00%

Sean R. Repko         125,000             *             --           --         125,000       0.00%

Theodore &
  Claudia Jones       125,000             *             --           --         125,000       0.00%

Victoria Lichtman     125,000             *             --           --         125,000       0.00%

Wayne Madden          325,000             *             --           --         325,000       0.00%
                     ----------     ----------  ----------      --------  -------------       -----

Total Shares
  Underlying
  Warrants          6,440,900         3.14%             --           --       6,440,900       0.00%
                     ----------     ----------  ----------      --------  -------------       -----

COMMON STOCK:

Alberto Monteiro      160,000             *             --           --         160,000       0.00%

Eduardo Acosta        160,000             *             --           --         160,000       0.00%

James Rennie           34,449             *             --           --          34,449       0.00%

Robert H. Groman       11,111             *             --           --          11,111       0.00%

Richard R. Ross        11,111             *             --           --          11,111       0.00%

Russell G. Tisman      11,112             *             --           --          11,112       0.00%

D. Christian
  Southwick            16,000             *             --           --          16,000       0.00%

Julia Oliver           16,000             *             --           --          16,000       0.00%

Mark Sklar              4,000             *             --           --           4,000       0.00%

Mitchel Sklar           4,000             *             --           --           4,000       0.00%
                     ----------     ----------  ----------      --------  -------------       -----

Total Shares
  of Common Stock     427,783             *             --           --         427,783       0.00%
                     ----------     ----------  ----------      --------  -------------       -----

DEBENTURES:

Cornell Capital
  Partners, L.P.   65,460,000        32.92%             --           --     409,210,000(2)    0.00%

Eric Brager         1,093,750             *             --           --       1,093,750       0.00%

Mary Ellen Misiak   1,093,750             *             --           --       1,093,750       0.00%

Connie Benesch      1,093,750             *             --           --       1,093,750       0.00%

Adam Denish         1,093,750             *             --           --       1,093,750       0.00%

Paul Denish         1,093,750             *             --           --       1,093,750       0.00%

Dr. Gerald Holland  1,093,750             *             --           --       1,093,750       0.00%

Doree
  Kesselbrenner
  (For Sarah
  Kesselbrenner)    1,093,750            *             --           --        1,093,750        0.00%

Doree
  Kesselbrenner
  (For David
  Kesselbrenner)      1,093,750           *             --           --       1,093,750       0.00%

Doree
  Kesselbrenner
  (For Joseph
  Kesselbrenner)      1,093,750           *             --           --       1,093,750       0.00%

Doree
  Kesselbrenner
  (For Louis
  Kesselbrenner)      1,093,750           *             --           --       1,093,750       0.00%

                                       13


                                                                PERCENTAGE
                                                                    OF
                                   PERCENTAGE                   OUTSTANDING
                                      OF           SHARES TO     SHARES TO                  PERCENTAGE
                                  OUTSTANDING         BE            BE                          OF
                      SHARES         SHARES        ACQUIRED      ACQUIRED                     SHARES
                    BENEFICIALLY  BENEFICIALLY     UNDER THE     UNDER THE     SHARES TO   BENEFICIALLY
                       OWNED         OWNED          EQUITY        EQUITY        BE SOLD        OWNED
     SELLING          BEFORE        BEFORE          LINE OF       LINE OF       IN THE         AFTER
   STOCKHOLDER       OFFERING      OFFERING(1)      CREDIT        CREDIT       OFFERING      OFFERING(1)
   -----------       --------      -----------      ------        ------       --------      -----------
Roger Mischel         1,093,750           *             --           --       1,093,750       0.00%

Robert Benson         1,093,750           *             --           --       1,093,750       0.00%

Kent Chou             1,093,750           *             --           --       1,093,750       0.00%

Steve Severance       1,093,750           *             --           --       1,093,750       0.00%

Craig Moss            1,093,750           *             --           --       1,093,750       0.00%

Meir Levin            1,093,750           *             --           --       1,093,750       0.00%
                     ----------     ---------- -----------      --------  -------------       -----
Total Shares
  Underlying
  Debentures         82,960,000       38.34%            --           --     426,710,000       0.00%
                     ----------     ---------- -----------      --------  -------------       -----

COMMON STOCK
  FROM EQUITY
  LINE:

Cornell Capital
  Partners, L.P.     65,460,000       25.05%   4,073,290,000      95.35%  4,073,290,000       0.00%
                     ----------     ---------- -----------      --------  -------------       -----

Total Shares
  of Common Stock
  from Equity
  Line:              65,460,000       25.05%   4,073,290,000      95.35%  4,073,290,000       0.00%
                                               -----------      --------  -------------       -----
GRAND TOTAL                                    4,073,290,000      95.35%  4,506,868,683       0.00%
                                               =============    ========  =============       =====

-----------------------------------------
*     Less than 1%.

(1) Applicable percentage of ownership is based on 198,852,622 shares of common stock outstanding as of July 1, 2003, together with securities exercisable or convertible into shares of common stock within 60 days of July 1, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 1, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Advanced Communications.

(2)   Excludes shares to be acquired under the Equity Line of Credit.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.

      For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and 3% retention of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS               $5,000,000         $10,000,000       $30,000,000

NET PROCEEDS                 $4,765,000          $9,615,000       $29,015,000

USE OF PROCEEDS:                 AMOUNT              AMOUNT            AMOUNT
-------------------- ------------------- ------------------- -----------------

Repayment of Convertible
 Debt                        $1,300,000          $1,300,000        $1,300,000
General and Administrative
 Operating Expenses             600,000             600,000         1,200,000
Accounts Payable & Note
 Payable                      1,000,000           1,650,000         1,650,000
Future Acquisitions           1,500,000           4,500,000        22,550,000
General Working Capital         365,000           1,565,000         2,315,000
                            -----------         -----------      ------------

TOTAL                        $4,765,000          $9,615,000       $29,015,000
                            ===========         ===========      ============

      Any proceeds received upon issuance of outstanding options or warrants will be used for general working capital purposes.

                                    DILUTION

      The net tangible book value of our company as of March 31, 2003, was ($5,730,449) or ($0.0288) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.005 per share.

      If we assume that our company had issued 4,073,290,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.005 per share (I.E., the maximum number of shares registered in this offering under the Equity Line of Credit), less retention fees of $610,994 and offering expenses of $85,000, our net tangible book value as of March 31, 2003, would have been $13,940,007 or $0.0033 per share. Note that at an offering price of $0.005 per share, Advanced Communications would receive gross proceeds of $20,366,450 or $9,633,550 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.05 per share and an immediate dilution to new stockholders of $0.0017 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.0050
Net tangible book value per share before this offering    $(0.0483)
Increase attributable to new investors                     $0.0500
                                                          ---------
Net tangible book value per share after this offering                   $0.0033
                                                                        -------
Dilution per share to new stockholders                                  $0.0017
                                                                        =======

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                                  DILUTION PER
                            ASSUMED        NO. OF SHARES          SHARE TO NEW
                         OFFERING PRICE    TO BE ISSUED(1)         INVESTORS
                         --------------    ---------------        ------------
                           $0.0038         4,073,290,000           $0.0016
                           $0.0025         4,073,290,000           $0.0015
                           $0.0020         4,073,290,000           $0.0015
                           $0.0015         4,073,290,000           $0.0015
                           $0.0010         4,073,290,000           $0.0014
                           $0.0005         4,073,290,000           $0.0014

-------------------

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

      SUMMARY. In July 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

      EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount, less the 3% retention.

      We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $30.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first.

      The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the maximum number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.005 per share, we would issue 4,073,290,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $20,366,450 or $9,633,550 less than is available under the Equity Line of Credit. These shares would represent 95% of our outstanding common stock upon issuance. We are registering 4,073,290,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $30.0 million available under the Equity Line of Credit at the current price of $0.005 per share.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.005 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:              $0.0050        $0.0038       $0.0025       $0.0013

Gross Proceeds:          $20,366,450    $15,274,838   $10,183,225    $5,091,613

No. of Shares(1):      4,073,290,000  4,073,290,000 4,073,290,000 4,073,290,000

Total Outstanding(2):  4,272,142,622  4,272,142,622 4,272,142,622 4,272,142,622


Percent Outstanding(3):          95%            95%           95%           95%

(1) Represents the maximum number of shares of common stock to be issued to Cornell Capital Partners, L.P.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

      The issuance of shares under the Equity Line of Credit may result in a change of control. That is, up to 4,073,290,000 shares of common stock could be issued under the Equity Line of Credit. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of Advanced Communications by electing its or their own directors.

      Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

      We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In addition, Cornell Capital Partners will retain 3% of each advance. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a commitment fee of $740,000, which was paid by the issuance of 2,960,000 shares of common stock. The number of shares issued for the commitment fee was equal to $0.25 per share. In addition, we issued 40,000 shares of common stock, valued at $10,000, to Westrock Advisors, Inc., a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners, L.P. will pay us 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 3% of the proceeds received by us under the Equity Line of Credit, plus a one-time commitment fee of $740,000, which was paid by the issuance of 2,960,000 shares of common stock. The 9% discount, the 3% retention, and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock.

      Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, and a one-time fee of $740,000 payable in common stock. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $955 printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,545. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following is management's discussion and analysis of certain significant factors that will have affected our financial condition and results of operations. Certain statements under this section may constitute "forward-looking statements". The following discussion should be read in conjunction with the June 30, 2002 audited financial statements and notes thereto included in the Company's Form 10-KSB.

FINANCIAL CONDITION

      We had net losses of $4,332,693 and $19,732,566 during the years ended June 30, 2002 and 2001, respectively. For the nine months ended March 31, 2003, we had a net loss of $1,670,852. As of March 31, 2003, we had a net loss of $1,670,852, a cash overdraft of $28 and current liabilities of $3,846,963. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      If we are unable to obtain additional funding through our Equity Line of Credit facility (as described in the Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere), then the failure to obtain this funding will have a material adverse effect on our business and our ability to continue as a going concern. Unless the Company is able to access its Equity Line of Credit facility soon, the Company will be forced to cease operations after August 2003. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2003 TO THE THREE MONTHS ENDED MARCH 31, 2002

      OVERALL RESULTS OF OPERATIONS

      For the three months ended March 31, 2003 we incurred an overall loss of ($337,546) or ($.002) per share, which was a material decrease from the loss of ($865,403) or ($0.009) per share for the comparable period in the prior year.

      REVENUE

      No revenues were generated during either the three months ended March 31, 2003 or March 31, 2002.

      OPERATING EXPENSES

      Operating  expenses  for the  three  months  ended  March 31,  2003,  were
$227,036 and represent a $297,950 or 57% decrease in operating expenses of $524,986 for the comparative period ended March 31, 2002. Included in operating expenses for both periods is $107,875 and $201,417 respectively, of non-cash charges for depreciation and amortization attributable to the quarterly depreciation of our office property and equipment, $106,875 and $100,417 respectively of amortization attributable to deferred financing and commitment fees for the three months ended March 31, 2003 and $100,000 of amortization of goodwill associated with our investment in Advanced Communications (Australia) for the three months ended March 31, 2002. Because goodwill was completely written-off in our June 30, 2002 financial statements, no amortization of goodwill was incurred for the three months ended March 31, 2003. Professional and consulting fees for the three months ended March 31, 2003 increased by $51,111 over the comparable three-month period ended March 31, 2002 due to the increase in legal fees as a result of the Company's settlement of all its remaining lawsuits and its withdrawal from the Australian litigation with Roger May and Advanced Communications (Australia).

      Other selling, general and administrative expenses decreased $234,509 from the comparative three month period ended March 31, 2002 due to the Company's curtailment of its operations and relocation of its office to New York. In particular, the Company has reduced its office rent, marketing and promotion, and other office operating expenses by approximately $53,000 from the comparative three month period ended March 31, 2002. In addition, during the three month period ended March 31, 2002, the Company expensed $180,000 of directors' fees while no directors' fees were incurred for the three months ended March 31, 2003.

      OTHER EXPENSE

      Interest expense incurred for the three months ended March 31, 2003 was $80,510 and was attributable to quarterly interest on the Company's 10% Secured Convertible Debentures due November 2004, the 5% $1,000,000 Convertible
Debentures due January 2004 and the 8% Note Payable due 2005. Interest of $260,417 for the comparative three-month period ended March 31, 2002 was attributable entirely to interest on the 5% $1,000,000 Convertible Debenture we issued in January 2002. Included in the $260,417 of interest expense is $250,000 of interest attributable to the intrinsic value of the beneficial conversion feature included in the convertible debt we issued to Cornell Capital Partners, L.P. and other investors.

COMPARISON OF THE NINE MONTHS ENDED MARCH 31, 2003 TO THE NINE MONTHS ENDED MARCH 31, 2002

      OVERALL RESULTS OF OPERATIONS

      For the nine months ended March 31, 2003, the Company incurred an overall net loss of ($1,670,852) or ($.012) per share, as compared to an overall net loss of ($1,973,621) or ($.02) per share, for the comparative nine months ended March 31, 2002. The overall net loss for the nine months ended March 31, 2003 was 15% less than the net loss for the nine months ended March 31, 2002.

      REVENUE

      No revenues were generated during either the nine months ended March 31, 2003 or March 31, 2002.

      OPERATING EXPENSES

      Operating expenses for the nine months ended March 31, 2003, were $972,181 and represent a $655,817 or 40% decrease in operating expenses of $1,627,998 for the comparative period ended March 31, 2002. Included in operating expenses for both periods is $318,937 and $403,417 respectively, of non-cash charges for depreciation and amortization attributable to the quarterly depreciation of our office property and equipment, $315,937 and $100,417 of amortization attributable to deferred financing and commitment fees for the nine months ended March 31, 2003 and 2002 respectively and $300,000 of amortization of goodwill associated with our investment in Advanced Communications (Australia) for the nine months ended March 31, 2002. Because goodwill was completely written-off in our June 30, 2002 financial statements, no amortization expense for goodwill was recorded for the nine months ended March 31, 2003. Professional and consulting fees for the nine months ended March 31, 2003 decreased slightly by $32,156 from the comparative period due to the curtailment of our operations commencing August 1, 2002, as well as an overall reduction in legal fees associated with the Company's settlement of all its remaining lawsuits and its litigation with Roger May and Advanced Communications (Australia).

      OTHER EXPENSE

      Interest expense incurred for the nine months ended March 31, 2003 was $480,177 and was principally attributable to $250,000 of intrinsic interest on the beneficial conversion feature of the Company's 10% Secured Convertible Debentures we issued in November 2002, $216,971 of accrued and penalty interest on the 5% Convertible Debentures due January 2004, $5,359 of interest on the 8% Note Payable due 2005 and $7,847 of interest on the 10% Secured Convertible Debentures issued November 2002. Interest of $265,623 for the comparative nine month period ended March 31, 2002 was attributable entirely to interest on the 5% Convertible Debentures we issued in January 2002 and included $250,000 of interest attributable to the intrinsic value of the beneficial conversion feature of the Convertible Debentures. During the nine month period ended March 31, 2003, the Company settled its remaining lawsuits and recorded $218,494 of settlement expense in accordance with paragraphs 8(a) and 35 of FASB 5. For the nine month period ended March 31, 2002, the Company recorded $80,000 of expense attributable to the settlement of the World IP lawsuit.

YEAR ENDED JUNE 30, 2002 COMPARED TO YEAR ENDED JUNE 30, 2001

      OVERALL RESULTS OF OPERATIONS

      For the fiscal year ended June 30, 2002, we incurred an overall loss of $(4,332,693) or ($.04) per share which was a substantial decrease from the net loss of $(19,732,566) or $(0.22) per share for the comparable period in the prior year. The net losses for the 2002 and 2001 fiscal years include a

$1,700,000 and $15,971,518 loss from the write-off of our investment in Advanced Communications (Australia), respectively.

      REVENUE

      We did not generate any revenue during the year. Revenue for the year ended June 30, 2001 was $50,000 and was realized entirely from our subsidiary's U.S.-Pakistan international telephone distribution network. We ceased operating our international telephone services network on June 30, 2001 because of regulatory difficulties we encountered in our target market. We realized no revenue from the sale and/or license of the SpectruCell product as such product was not ready to be commercially sold in our territory.

      OPERATING EXPENSES

      Total operating expenses for the fiscal years ended June 30, 2002 and June 30, 2001 were $2,314,570 and $3,334,581 respectively and represents a 31% decrease from the prior fiscal year. Of these amounts, $1,228,780 and $1,214,739 or 53% and 36% respectively, were for professional services rendered of which $677,634 and $296,870 during the fiscal years ended June 30, 2002 and June 30, 2001, respectively, was paid via the issuance of restricted common stock and represent a non-cash expense. During the fiscal years ended June 30, 2002 and June 30, 2001, we paid $246,782 and $307,002 respectively, in cash fees for professional services rendered.

      Depreciation and amortization expense decreased by $543,002 due to the write-off of the unamortized balance of goodwill associated with our investment in Advanced Communications (Australia) as of June 30, 2002.

      Consulting fees during fiscal year ended June 30, 2002 of $(10,149), which include employee payments, decreased $577,774 from the fiscal year ended June 30, 2001 of $567,625 due to the curtailment of our employees and outside consultants during the fiscal year ended June 30, 2002 as well as the reversal of $394,361 of accrued compensation due Mr. May, our former Chief Executive Officer and Chairman. During the fiscal year ended June 30, 2002 and June 30, 2001, $0 and $32,000, respectively, was paid via the issuance of restricted common stock and represents a non-cash expense.

      Other general and administrative expenses (exclusive of professional fees, consulting expenses and other non-cash charges) amounted to $407,772 for the fiscal year ended June 30, 2002, a decrease of $93,276 from the prior fiscal year.

      Interest expense increased $307,791 from the fiscal year ended June 30, 2001 due principally to the issuance, in January 2002, of our 5% Convertible Debentures. $250,000 of the increase in interest expense is attributable to the intrinsic value of the beneficial conversion feature included in the convertible debentures.

      Other expense for the fiscal year ended June 30, 2002 includes a $1,700,000 loss from impairment of Goodwill associated with our investment in Advanced Communications (Australia). The impairment loss of $1,700,000 was based on management's evaluation, in accordance with FASB 121 and SFAS 142 of the carrying value of our investment in Advanced Communications (Australia). The decision to write-down our remaining Goodwill was based principally on the ongoing financial difficulties of Advanced Communications (Australia) and its filing for voluntary administration (bankruptcy) in Australia on or about July 18, 2002.

      Other expense for the fiscal year ended June 30, 2001 includes a one-time write-off of $425,000 attributable to the abandonment of our investment deposit for the proposed acquisition of the ORBCOMM assets. It also includes a $12,399,864 loss on the write-down of Goodwill associated with our investment in Advanced Communications (Australia), as well as the write-off of $3,571,654 representing our remaining equity investment in Advanced Communications (Australia). The write-down in Advanced Communications (Australia) was based on management's evaluation of the business prospects, which were necessitated by FASB 121 ("Accounting for Impairment of Long Lived Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such
pronouncements   require  the  annual   evaluation  of  long-lived   assets  for
impairment. Advanced Communications (Australia) has been in the development stage since inception, and has not made any sales. Based on these factors, management believed that the carrying value of the good will in the investment should be reduced to $2,000,000, resulting in a $12,399,864 write-down of goodwill.

      EXTRAORDINARY GAIN

      Extraordinary gain for the fiscal year ended June 30, 2001 included a $23,000 gain on the issuance of our restricted common stock to unrelated vendors of Advanced Communications (Australia) in excess of the then current market value. In fiscal 2002, we realized no extraordinary gains.

      SIGNIFICANT ACCOUNTING POLICIES

      Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us. In addition, Financial Reporting Release No. 61 was recently released by the Securities and Exchange Commission to require all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangement, contractual obligations and commercial commitments.

      LONG-LIVED ASSETS

      The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

      COMPREHENSIVE INCOME

      The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components.

      LOSS PER SHARE

      Basic and dilutive net loss per common share is computed based upon the weighted average common shares outstanding.

      NEW ACCOUNTING PRONOUNCEMENTS

      In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged. In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

      In December 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

      The Company does not believe the adoption of these standards will have a material impact to the financial statements.

      (B) LIQUIDITY AND CAPITAL RESOURCES

      At March 31, 2003, we had a cash overdraft of $28. We have no credit facilities in place. The Company has no funds with which to continue its operations, and has no cash available to pay its minor operating expenses. Unless it is able to draw down on its equity line of credit shortly, it will be forced to file for bankruptcy protection and will cease operations. In July 2003, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, for a period of two years periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will be paid a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us (i) increasing the number of shares of common stock that we are authorized to issue and (ii) registering the shares of common stock with the Securities and Exchange Commission. Our Equity Line of Credit is not yet effective and the Company has not drawn down any funds from this facility. Except for the Equity Line of Credit, we have no commitments for capital. Based upon the current price of the Company's stock, we will only be able to draw down a portion of the maximum $30 million under the Equity Line of Credit.

      In June 2003, we borrowed $35,000 from Cornell Capital Partners. The loan is due in August 2003. We paid Cornell Capital a fee of $5,000 for making the loan. The proceeds of the loan are being used in connection with this registration.

      In January 2003, the holders of our 5% and 10% Convertible Debentures converted $56,000 and $62,500 into 17,500,000 and 62,500,000 shares, representing approximately 8.8% and 31.43% respectively, of our common stock. As a result of these conversions, we have 198,852,622 shares of common stock outstanding.

      If Cornell Capital Partners, L.P. converted the outstanding balance of $500,000 of their 5% secured convertible debt at $.0032 (80% of the recent price of $.004) and the remaining balance of $187,500 of their 10% secured convertible debt at $.001 per share, then such conversions would result in the issuance of 156,250,000 and 187,500,000 shares of common stock, respectively. After such conversions, Cornell Capital Partners, L.P. would own 409,210,000 shares or approximately 75% of our then outstanding common stock.

      We anticipate that our cash needs over the next 12 months consist of general working capital needs of $600,000, plus the repayment of outstanding indebtedness of $3,846,963. These obligations include accounts payable, cash overdraft and accrued expenses in the amount of $1,449,119, accrued interest of $168,094, the current portion of principal on the 8% note payable of $57,831, 5% Convertible Debentures in the amount of $944,000, accrued compensation of $172,183 and an unsecured, non-interest-bearing loan in the amount of $1,055,736 payable to an entity wholly-owned by Roger May, a former officer and director. In addition, we have a note payable to Advanced Communications (Australia) in the amount of $1,791,166 at March 31, 2003 that was the subject of a lawsuit by us against Roger May and Advanced Communications (Australia). Management believes that as a result of the unilateral cancellation of the stock purchase agreement by Advanced Communications (Australia), no further money is owed and we have no further obligation to Advanced Communication (Australia). As of March 31, 2003, we had a working capital deficiency of $3,846,963. We will attempt to satisfy our cash needs over the next 12 months from the sale of securities or loans, including the Equity Line of Credit.

      Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business; and as a consequence, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. We have experienced net operating losses and negative cash flows since inception and, as of March 31, 2003, we had an accumulated deficit of $31,519,500. At March 31, 2003, we had no cash available and were overdrawn by $28. Such conditions raise substantial doubt that we will be able to continue as a going concern for a reasonable period of time. Unless we are able to raise additional capital through the draw down of our equity line once it is declared effective by the SEC, we will be unable to continue our operations. We have no other sources of internal or external capital.

      The Company has total  liabilities  of  $5,941,292  as of March 31,  2003.
Included in this total are contractual obligations of $2,922,208. These contractual obligations, along with the dates on which such payments are due, are described below:

                                                  PAYMENTS DUE BY PERIOD
                                       -----------------------------------------
                                           1 YR.      2-3       4-5      AFTER
CONTRACTUAL OBLIGATIONS                  OR LESS*    YEARS     YEARS    5 YEARS
                                       ----------   --------   ------   -------
Note Payable and interest
 thereon                               $   59,618   $119,236   $   --   $    --

Convertible Debentures and
  interest thereon                      1,098,888    195,347       --        --

Accounts Payable and Accrued
 Expenses                               1,449,119         --       --        --
                                       ----------   --------   ------   -------
Total Contractual Obligations          $2,607,625   $314,583   $   --   $    --
                                       ==========   ========   ======   =======

* Excludes $1,791,166 due to Advanced Communications (Australia). The Company believes that this obligation has been cancelled by Advanced Communications (Australia) due to Advanced Communications (Australia)'s unilateral revocation of the Stock Purchase Agreement and is no longer obligated to pay this.

      Our only source of funds to repay these obligations will come from our Equity Line of Credit facility. We have no other source of funds, internal or external with which to repay our contractual obligations.

      CAPITAL RESOURCES

      Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount, less the 3% retention. We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $30.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. Cornell Capital Partners will purchase the shares of common stock for a 9% discount to the market price of our common stock. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Cornell Capital Partners will retain 3% of the advance amount as a commitment fee, which means that we will receive 97% of the advance amount. This means that Cornell Capital Partners will pay 88% of the market price of our common stock (i.e., 91% less 3%). There is no floor price that Cornell Capital Partners must pay for an advance. Accordingly, we will be required to issue a greater number of shares to Cornell Capital Partners as our price declines.

      We are attempting to register shares of common stock to be issued in connection with the Equity Line of Credit and upon conversion of the debentures. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Pursuant to our Articles of Incorporation, we are authorized to issue up to 5,000,000,000 shares of common stock, of which 198,852,622 are outstanding. At a recent price of $0.005 per share, we would be required to issue 6,000,000,000 shares of common stock in order to fully utilize the $30.0 million available. In order to access funds under the Equity Line of Credit, we must obtain a vote of at least a majority of the outstanding shares in order to increase our authorized shares of common stock for this purpose. Our inability to obtain such approval would prohibit us from increasing our authorized shares of common stock and from issuing any additional shares under the Equity Line of Credit or to otherwise raise capital from the sale of capital stock.

      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

      Net cash used in operating activities was $111,121 and $1,076,988 for the nine months ended March 31, 2003 and 2002, respectively. The use of cash by operating activities was principally the result of net losses during both reporting periods together with a corresponding increase in accounts payable, accrued interest and the settlement of lawsuits for the nine months ended March 31, 2003 and the issuance of stock in lieu of cash in fiscal 2002 respectively.

      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

      No net cash was provided by or used in investing activities for the nine months ended March 31, 2003. For the nine months ended March 31, 2002, $351,675 of cash was used in investing activities of which $325,000 of cash was used to repay our short-term loan and $25,000 of cash was used to repay a portion of the loan to Advanced Communications (Australia).

      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

      During the nine months ended March 31, 2003, the Company generated $100,028 of net cash from financing activities principally from the net proceeds on the $250,000 10% Secured Convertible Debenture that we issued on November 22, 2002. During the nine months ended March 31, 2002, the Company generated $1,586,206 of net cash from financing activities which was attributable to $120,000 of proceeds received from the sale of equity securities pursuant to a private placement that commenced December 2000 and ended August 2001, $259,736 of loan proceeds received from Global Communications Technology Pty Ltd, an entity wholly owned by Roger May, a former officer and director of the company, $325,000 of proceeds from a short-term loan from Cornell Capital Partners, L.P. issued on December 13, 2001 and repaid in early January 2002, and $1,000,000 of proceeds from the issuance of the 5% Convertible Debentures. During the nine months ended March 31, 2002, the Company used $118,530 to pay, in full, the remaining balance on the Grassland note payable.

                             DESCRIPTION OF BUSINESS

      In April 1999, we merged with and into Advanced Communications (Nevada), a Nevada corporation. Pursuant to this merger, the shareholders of Advanced Communications (Nevada) received 90% of the Company's outstanding common stock and the Company received all of Advanced Communications (Nevada)'s assets. These assets included all of the North and South American rights to market and distribute SpectruCell, a wireless software defined radio ("SDR") based communications platform that is being developed to offer mobile communications network providers the flexibility of processing and transmitting multiple wireless communication signals (e.g., AMPS, CDMA, GSM, Mobile IP, Voice IP, etc.) through one base station. We are not aware of any formal oral or written agreement documenting the transfer of the rights of Advanced Communications (Nevada) in SpectruCell to the Company at the time of the merger except for the Company's Proxy Statement prepared for a shareholders meeting held on March 25, 1999 (the "Proxy Statement"). Proposal #6 of the Proxy Statement stated that Advanced Communications (Nevada) would merge all of its assets into the Company.

      The Proxy Statement was prepared under the direction of Roger May, the Company's former CEO and the CEO and the controlling shareholder of Advanced Communications (Nevada) The Company is not aware of any documentation that substantiated the rights of Advanced Communications (Nevada) in SpectruCell that were transferred to the Company in the merger other than statements contained in the Proxy Statement.

      From the time of the merger in April 1999 through the latter part of 2002, SpectruCell was being developed by Advanced Communications Technologies
(Australia), Pty. Ltd. ("Advanced Communications (Australia)"), an Australia development company in which we owned a 20% interest. Advanced Communications (Australia) went into an administrative insolvency proceeding in July 2002 and is no longer operating as a going concern. It is our belief that SpectruCell is now being developed by SDR Communications Pty Ltd., an Australia start-up company in which we have no interest, that acquired a license to develop, manufacture and sell the SpectruCell technology in the latter part of 2002. It is our belief that SDR Communications Pty Ltd is owned and controlled by Mr. Roger May, a former officer and director and a major shareholder of the Company. It is our belief that the SDR Communications Pty Ltd license was acquired from Global Communications Technologies Pty Ltd, the controlling shareholder and major creditor of Advanced Communications (Australia), which foreclosed its security interest in SpectruCell during the Advanced Communications (Australia) administrative insolvency proceeding. Global Communications Technologies Pty, Ltd is also owned by Roger May. We have no written documentation regarding the transfer of the SpectruCell technology to SDR Communications Pty Ltd.

      We believe that our rights to SpectruCell have not been affected by the transfer of the SpectruCell technology to SDR Communications Pty Ltd and that SDR Communications Pty Ltd acquired SpectruCell subject to our rights. Our view is not shared by Advanced Communications (Australia), Global Communications Technologies Pty Ltd, or by SDR Communications Pty Ltd., which believe that SpectruCell was acquired by SDR Communications Pty Ltd free and clear of our rights. We have had no communications with SDR Communications Pty Ltd regarding our rights to market and distribute SpectruCell in our territory.

      In  July  2000,  we  entered  into an  interim  License  and  Distribution
Agreement (the "interim License Agreement") with Advanced Communications (Australia) to help facilitate implementation of the rights we acquired in the 1999 merger. The interim License Agreement acknowledged our exclusive license to market and distribute SpectruCell (and certain other technologies to be developed) in North and South America. It was represented to us by Mr. May that Advanced Communications (Nevada) acquired the rights it transferred to us in the 1999 merger from Advanced Communications (Australia). We are not aware of any written agreement that documented the rights of Advanced Communications (Nevada) in SpectruCell that were transferred to the Company in the merger, other than statements contained in the Proxy Statement. The interim License Agreement acknowledged our exclusive license to market and distribute in North and South America the SpectruCell technology and certain other technologies to be developed. It was the intention of the parties that upon the SpectruCell technology becoming commercially available, our company and Advanced Communications (Australia) would negotiate royalty payments, reflective of industry standards on an arms-length basis after the final pricing of the SpectruCell technology was established.

      During most of 2002, we were in litigation with Advanced Communications (Australia) and Roger May over our stock ownership interests in Advanced Communications (Australia) under a Stock Purchase Agreement we entered into with Advanced Communications (Australia) in April 2000 and our rights to market and distribute SpectruCell under an interim License Agreement. In early October 2002, Advanced Communications (Australia) terminated the interim License Agreement on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. Our initial response to the termination of the License Agreement was to oppose it; however, after further consideration, we made the strategic decision not to contest the termination and to withdraw from the Australian litigation. This decision was based, in part, on our view that the rights we acquired in the 1999 merger with Advanced Communications (Nevada) to market and distribute SpectruCell in North and South America were not created or affected by the termination of the interim License Agreement by Advanced Communications (Australia). As noted above, and other than is set forth in the Proxy Statement, there was no formal agreement transferring the rights of Advanced Communications (Nevada) in SpectruCell to the Company at the time of the merger, and we are not aware of any oral or written agreement that documented the rights of Advanced Communications (Nevada) in SpectruCell that were transferred to the Company in the merger. We intend to protect these rights to the fullest extent we are able to do so, and we anticipate that Advanced Communications (Australia), Mr. May and SpectruCell SDR Pty Ltd. will not acknowledge these rights and will oppose them. As stated above, Mr. May and related entities control SpectruCell SDR Pty Ltd.

      As a result of the above-described events, our ability to market and distribute SpectruCell in North and South America and exercise the rights we acquired in the 1999 merger with Advanced Communications (Nevada) is limited and our rights to market and distribute SpectruCell are unclear. Apart from this, it is our belief that SpectruCell is still under development and it is uncertain, even if the above-described issues were resolved, whether the development will ever be completed and a commercially viable product brought to market.

FINANCIAL CONDITION

      We had net losses of $4,332,693 and $19,732,566 during the years ended June 30, 2002 and 2001, respectively. For the nine months ended March 31, 2003, we had a net loss of $1,670,852. As of March 31, 2003, we had a net loss of $1,670,852, a cash overdraft of $28 and current liabilities of $3,846,963. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      If we are unable to obtain additional funding through our Equity Line of Credit facility (as described in the Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere), then the failure to obtain this funding will have a material adverse effect on our business and our ability to continue as a going concern. Unless the Company is able to access its Equity Line of Credit facility soon, the Company will be forced to cease operations after August 2003. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value.

COMPANY HISTORY

      We were incorporated on April 30, 1998 and were inactive from April 1998 to June 1998 except for the issuance of founders' shares. On April 7, 1999, Advanced Communications (Nevada) merged with and into the Company. Pursuant to this merger, the shareholders of Advanced Communications (Nevada) (of which Mr. May was the principal shareholder) received 90% of the Company's outstanding common stock and the Company received all of Advanced Communications (Nevada)'s assets that included all of the North and South American rights to market and distribute SpectruCell.

      Mr. May and his related entities including Global Communications Technology Pty Ltd, his wholly owned entity, as majority owner of Advanced Communications (Nevada), received approximately 42,000,000 shares in the Company under the share exchange.

      Media Forum, the surviving entity, subsequently changed its name to Advanced Communications Technologies, Inc. Upon completion of the merger, we changed our trading symbol to "ADVC."

      On January 31, 2000, we acquired Smart Investments.com, Inc. through a stock exchange with Smart Investments' sole shareholder. Immediately upon completion of that acquisition, we elected successor issuer status in accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended, and consequently became a "reporting company" in compliance with the NASD's requirements.

      On July 20, 1999, we formed Advanced Global Communications, Inc. ("AGC"), a Florida corporation. AGC was established to develop and operate our international telecommunications network from the United States to Pakistan and India, as well as to acquire other switching and telecommunications companies. The network was established in 2000 and operated until 2001, when the regulatory climate in Pakistan and India made it legally and economically impractical to operate. During the fiscal year ended June 30, 2001, we ceased operating AGC's international telecommunications network and wrote-off our entire investment in various telephone equipment and network costs.

      On November 10, 1999, AGC entered into an agreement with the shareholders of World IP Incorporated and its wholly-owned foreign subsidiaries, Sur Comunicaciones, S.A., a Chilean corporation, and Acinel, S.A., an Argentinean corporation, to acquire a 51% controlling interest in the World IP. Under the terms of the agreement, 500,000 shares of our restricted common stock, plus $95,000 in cash was exchanged for 1,020 shares of stock representing 51% of the then issued and outstanding shares of World. The 500,000 shares of restricted common stock were valued at the trading price on the closing date and together with the cash consideration resulted in a purchase price of $470,000. World IP provides wholesale international telephone services from the U.S. to Chile and Argentina. On October 4, 2000, we notified World's management and its shareholders that we intended to rescind the agreement because we were unable, after repeated requests, to obtain from World's management financial records and audited financial statements. Consequently, our management deemed that it was in our best interest to unilaterally rescind the agreement. On October 6, 2000, we filed suit in the Circuit Court in and for Palm Beach County, Florida against the World IP and its shareholders for rescission of the agreement and for monetary damages resulting from such breach. On January 23, 2002, the parties entered into Settlement and Rescission Agreements and a Stipulation for Dismissal with Prejudice (the "Stipulation") to settle this matter. The Stipulation states that the November 10, 1999, Agreement and all related transactions, including the issuance of 1,020 shares of World IP to AGC and the 500,000 shares of restricted common stock to World IP shareholders, are rescinded, AB INITIO, effective November 10, 1999, as though such transactions never occurred. Further, as part of the settlement, Advanced Communications issued a total of 320,000 shares of restricted common stock to certain shareholders of World IP, which shares have been included in the Company's Registration Statement on file with the SEC and have not yet been registered. The Circuit Court in and for Palm Beach County issued an Order Approving Stipulation approving the Settlement and Rescission Agreements and the Stipulation. The lawsuit was dismissed by a court order dated January 29, 2002.

      For financial statement purposes, we have treated the World IP rescission transaction as if we had never acquired the World IP stock and wrote-off our $125,000 investment in World IP in our June 30, 2000 financial statements.

      On April 5, 2000, we entered into a Stock Purchase Agreement with Advanced Communications (Australia) to acquire a 20% interest for $19,350,000. The majority owner of Advanced Communications (Australia) is Roger May, who was the Chief Executive Officer, Chairman of the Board of Directors of our company until November 30, 2001. In consideration for our purchase of the stock, we issued 5,000,000 shares of our common stock having a value of $11,850,000 and a $7,500,000 unsecured non-interest bearing note payable in installments. The note payable was payable in three equal monthly installments commencing May 31, 2000. Under the terms of the April 2000 Stock Purchase Agreement, the monthly installment deadline was extended indefinitely, without interest, to allow us to raise the cash portion of the purchase price through the sale of securities. Upon raising such funds, our company was obligated to repay Advanced Communications (Australia)'s note payable after deducting for reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries, as determined by its Board of Directors. Our company believes that it has no further obligation to pay the unsecured note since the Stock Purchase Agreement was terminated in November 2002 by Advanced Communications (Australia). The shares issued to Advanced Communications (Australia) were valued at the average quoted trading price during the acquisition period. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill. During the year ended June 30, 2001, we reduced the carrying value of our investment in Advanced Communications (Australia) to $2,000,000 based on management evaluation of Advanced Communications (Australia). This adjustment was necessitated by FASB 121 ("Accounting for Impairment of Long Lived Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such pronouncements require the annual evaluation of long-lived assets for impairment.

      Due to Advanced Communications (Australia)'s filing on or about July 18, 2002 for protection under Australia's insolvency laws by appointing an Independent Administrator to take over its business and affairs its ceasing to operate as a going concern and the sale of its assets to third parties, management determined that its remaining goodwill investment was impaired pursuant to the provisions of SFAS 142. Accordingly, the Company has written off the balance of its unamortized goodwill of $1,700,000 during the fiscal year ended June 30, 2002.

      On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company which stated that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. Consistent with our decision to withdraw from the Australia litigation, we have not challenged the purported termination of the Stock Purchase Agreement in the Australia Court. The Company's position, which is subject to opinion by Australian counsel, is that as a result of Advanced Communications (Australia's) insolvency proceeding and its termination of the Stock Purchase Agreement, no further money is owed, and that the Company has no further obligation to Advanced Communications (Australia).

      In  July  2000,  we  entered  into an  interim  License  and  Distribution
Agreement (the "interim License Agreement") with Advanced Communications (Australia) to help facilitate implementation of the rights we acquired in the 1999 merger. The interim License Agreement acknowledged our exclusive license to market and distribute in North and South America the SpectruCell technology and certain other technologies to be developed. In early October, 2002, Advanced Communications (Australia) terminated the interim License Agreement on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. After considering the overall situation and receiving advice of counsel, we made the strategic decision not to contest the termination and to withdraw from the Australian litigation.

      On July 24, 2000, we formed Australon USA, Inc., a Delaware corporation, owned 50% by our company and 50% by Australon Enterprises Pty., Ltd. a publicly traded company listed on the Australian Stock Exchange and a 66% owned subsidiary of Advanced Communications (Australia). Australon Enterprises Pty Ltd. is an Australian public company that manufactures and distributes remote monitoring devices for homes and businesses such as remote meter reading and residential automated gateway devices. While Mr. May, our former CEO and Chairman of the Board has a significant ownership interest in Australon Enterprise Pty, through his ownership interest in Advanced Communications (Australia), he is not involved in Australon`s daily management or business operations and is not represented on its Board of Directors. The joint venture relationship was established while Mr. May controlled both companies. We formed Australon USA, Inc. to market and sell the Australon suite of products in the U.S., Canada and South America. Presently, the company is not in negotiations with Australon Enterprises Pty to distribute its products. Australon USA, Inc. is inactive and will remain inactive for the foreseeable future. Australon USA, Inc. had no revenues or expenses for the fiscal years ended June 30, 2002 or 2001.

      In November 2000, we formed Advanced Network Technologies (USA), Inc., a Delaware corporation, owned 70% by us and 30% by Advanced Network Technologies Pty. Ltd. Advanced Network intended to acquire wireless network infrastructure in North and South America. This infrastructure was intended to help showcase SpectruCell within a working network environment. To date, no acquisitions have been made. Advanced Network Technologies (USA), Inc. is presently inactive and had no revenues or expenses for the fiscal years ended June 30, 2001 or 2001.

ACQUISITIONS

      None.

INDUSTRY OVERVIEW

      U.S. mobile subscribers are projected to grow to 226.8 million by 2010 and generate revenues of $72.8 billion, according to Analysts Bakerville (Feb.
2002). New technologies, such as broadband wireless, are helping to fuel demand for more advanced wireless equipment. High-speed fiber optic networks are being coupled with broadband wireless technologies to deliver enhanced telecom capabilities and features to new customers and markets. Global revenues from the broadband market are expected to exceed $88 billion by 2007, according to the ARC Group (Feb. 2002). However, during the past six months, the telecommunications industry has experienced the adverse effect of the downturn in the global economy, and as a result, has significantly curtailed its infrastructure capital spending. Moreover, as a result of the economic and stock market slowdown in the United States, wireless carriers have deferred the roll-out of new and enhanced wireless telecom features and the expansion of their existing wireless networks.

CHANGES IN THE WIRELESS TELECOM INDUSTRY

      As carriers  deploy their  networks,  they face  significant  competition.
Through privatization in the 1980s and deregulation in the 1990s, both domestically and internationally, the competitive landscape has changed for wireless carriers. For carriers to differentiate themselves and remain competitive in this new environment, they are deploying networks to:

      o provide seamless nationwide coverage and avoid expensive roaming costs on competitors' networks in markets where carriers do not currently own infrastructure;

      o offer enhanced services, such as one rate plans, calling party pays, caller ID, text messaging and emergency 911 locator services;

      o implement the new third-generation (3G) network standard to deliver wireless broadband data services, including Internet access and two-way e-mail;

      o introduce other emerging data networking and broadband technologies, such as LMDS, MMDS and other point-to-multipoint architectures, for the provision of high speed data wireless Internet access and other broadband services; and

      o offer wireless local loop systems domestically to bypass incumbent wire line competitors and in developing countries lacking modern wire line telephone infrastructure.

      The convergence of traditional wireless, wire line and cable services is also adding complexity to the telecom environment as carriers deploy networks spanning traditional wireless/wire line boundaries to offer these enhanced services and new technologies.

NEW CHALLENGES FOR WIRELESS CARRIERS AND EQUIPMENT VENDORS

      Due to this increasingly competitive environment, carriers need to focus on satisfying customer demand for enhanced services, seamless and comprehensive coverage, better quality, more bandwidth and lower prices. The proliferation of carriers and new technologies has created an environment where speed to market is an essential element of a wireless carrier's success. Carriers are also experiencing challenges managing increasingly complex networks and technologies. For example, the introduction of wireless Internet technologies and the growth in broadband wireless services requiring the transmission of large amounts of data creates additional new technological hurdles for carriers establishing or upgrading their networks. In this dynamic environment, customer acquisition and retention are the most important determinants of success. This has led carriers to increasingly prioritize their resources, focusing on mission critical revenue generating activities such as marketing, billing and customer care and outsourcing whenever they can do so effectively.

      The changing environment is also placing significant operational challenges on carriers. Carriers must make critical decisions about which geographic markets to serve and which services and technologies to offer. They are striving to avoid the cost uncertainties and considerable operational challenges associated with the staffing and process implementation software for the deployment and management of their networks. Furthermore, the rapidly changing and increasingly complex nature of wireless technologies has made it difficult for carriers to optimize employee training and utilization for what are often one-time upgrades for each generation of new technology. Additionally, networks are being implemented with equipment from unrelated vendors, posing system integration challenges. This situation is exacerbated by consolidation in the industry, which often entails the integration of disparate networks.

      Equipment vendors are facing numerous challenges in the current environment, as carriers are requiring them to develop new generations of equipment that are capable of handling increased features and functionality. In addition, vendors must provide equipment that can be deployed within a carrier's existing network and integrate with equipment offered by other vendors. Carriers are more likely to select a vendor who provides a full suite of products and deployment services. Given the rapid pace of technological change, equipment vendors are finding it increasingly difficult to justify using resources for the deployment, integration and optimization of their current generation of products. This has increasingly led equipment vendors to focus on their core competencies to offer competitive solutions in this rapidly changing technological environment and to outsource network design, deployment and management services. On top of the technological challenges, facing the telecommunications industry, the recent downturn in the U.S. and global economies as well as the bankruptcy filings of Worldcom and Quest Communications have caused a dramatic decrease in not only the capital budgets of the telecom giants but in the industry's overall financial stability.

THE SPECTRUCELL TECHNOLOGY

      Based on information provided to us or taken from written statements made by management of Advanced Communications (Australia) prior to the filing of its administrative insolvency proceeding in July 2002, which we were unable to independently verify and the current accuracy of which is not known to us, we are of the belief that SpectruCell is a software defined radio ("SDR") based operating system being developed for wireless communications base stations that, in the commercial (e.g., cell phone) market, will give mobile communications network providers a cost-efficient and easily modifiable method of receiving, processing and transmitting wireless communication signals from multiple protocols. We also believe that SpectruCell can be adapted for military and other applications. Our understanding is that SpectruCell once developed will operate on a hardware platform that will use mainly off-the-shelf components and that the proprietary portion of the platform is the easily modifiable software and processing cards. We believe that prior to ceasing operations as a going concern following the filing of its administrative insolvency proceeding, Advanced Communications (Australia) filed four or five patent applications with the Australian Patent Office in connection with certain aspects of the SpectruCell technology. We do not know the status of those applications.

      In September 2002, the administrator of Advanced Communications (Australia) estimated that the cost to complete the development of SpectruCell to a commercially viable stage would be between $10 million to $30 million. We do not know how much, if any, of additional required development capital has been raised or what the state of development of SpectruCell is at this time. We also do not know whether any development work is being done on SpectruCell at this time, or, if such development work is being done, who is doing it.

PATENTS

      We have been told that Advanced Communications (Australia) filed five patent applications with the Australian Patent Office under the Patent Cooperation Treaty in connection with certain aspects of the SpectruCell technology. Under this treaty, any patents issued provide patent protection in 111 member countries, including the United States. As far as we know, no patents have been issued to date and we do not know that any such patents will be issued in the future.

COMPETITION

      We believe that the SpectruCell system will compete with traditional cellular telephone and other wireless communications technologies. However, the technology will have to be differentiated through cost savings in implementation and upgrades and through improved service. Like most new technologies the introduction of SpectruCell will require demonstrations and education through field trials and similar demonstrations to introduce the product to the potential market. No assurances can be given that the market will accept the SpectruCell technology, or that other competing products will be developed or achieve better market acceptance than the SpectruCell technology.

      The wireless telecommunications infrastructure market is highly competitive. The market for a SpectruCell type product is characterized by rapidly changing technology, evolving industry wireless standards and frequent new product introductions and enhancements. Failure to keep pace with these changes could seriously harm our ability to compete once it becomes commercially available. Even if the legal and other issues referred to above were resolved and we were able to market and distribute SpectruCell as originally intended, our ability to compete successfully in the market would depend on many factors including the timing of delivery to market of the SpectruCell product, its flexibility, price, and reliability.

      Potential competitors consist primarily of major domestic and international companies, all of which have longer operating histories; installed customer bases; higher volumes; substantially greater name recognition; and greater financial, technical, manufacturing, marketing, sales and distribution resources. While the Company anticipates marketing and selling SpectruCell to wireless network operators, other telecommunications companies and federal, state and local governmental agencies, we expect to face increasing competition as major telecommunications companies realize the advantages of SDR and begin devoting more resources to developing SDR base technologies. All of these companies have substantially greater resources than we do. These companies also have more experience than we do in obtaining governmental approval from the Federal Communications Commission and other agencies.

      We cannot be sure that we would be able to effectively compete with existing wireless network companies or that we would be able to gain acceptance for the SpectruCell system.

SALES AND DISTRIBUTION

      We planned to have independent distribution and sales offices located in California, New York and Florida once SpectruCell became commercially available. Given the litigation between us and Advanced Communications (Australia) and the current state of the SpectruCell development, it is unclear when or whether we will carry out such plans.

GOVERNMENT REGULATION

      The  proposed  sale  of  wireless   communications  services  through  the
SpectruCell product may be subject to government regulation. Federal law regulates interstate and international telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. These regulations may require Advanced Communications (Australia), its successor, or our company to obtain regulatory approval from the Federal Communications Commission prior to the use of the SpectruCell product. At this time, we cannot estimate how long this process will take to complete or whether these efforts will be successful or how and when Advanced Communications (Australia) will satisfy the FCC, if at all. Moreover, because SpectruCell is not yet developed for the commercial market, it is uncertain what form the product will ultimately take and whether Advanced Communications (Australia), the company or the commercial user will be required to comply with the specific FCC regulations in effect at the time SpectruCell is available for sale to commercial customers. The inability to obtain FCC approval, if required, would prevent us from deploying any wireless applications, which would be detrimental to our proposed business operations. Changes in existing policies or regulations in any state or by the Federal Communications Commission ("FCC") could have a material adverse effect on our financial condition or results of operations. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on our business or financial condition or results of operations.

EMPLOYEES AND CONSULTANTS

      As of July 1, 2003, we have no full time employees and four part time consultants. None of our consultants are covered by any collective bargaining agreement.

                                   MANAGEMENT

      The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

      Our directors and officers are as follows:

      NAME AND ADDRESS                    AGE      POSITION
      ---------------------------------  -----     -----------------------------
      Wayne I. Danson                     49       President, Chief Financial
      420 Lexington Avenue                         Officer and Director
      New York, NY 10170

      Dr. Michael Finch                   54       Director
      37 Walnut Street
      Wellesley, MA 02481

      Jonathan J. Lichtman                50       Director
      120 East Palmetto Park Road
      Boca Raton, FL 33432

      Randall Prouty                      50       Director
      420 Lexington Avenue
      New York, NY 10170

      Wilbank J. Roche                    56       Director
      2530 Wilshire Boulevard
      Santa Monica, CA 90403

      The directors named above will serve until the next annual meeting of our shareholders or until their successors shall be elected and accept their positions. Mr. Danson is party to a written consulting agreement that entitles him to $20,000 per month in cash and stock for the period September 1, 2000 through August 31, 2001 and, as extended orally, to December 31, 2001. Effective January 1, 2002, Mr. Danson agreed to orally extend his consulting agreement with Advanced Communications through December 31, 2003 at a monthly rate of $12,500. Mr. Danson is reimbursed for reasonable out-of-pocket expenses relating to activities in connection with Advanced Communications.

      Our directors do not receive any cash compensation for their services as a director, but are reimbursed for all of their out-of-pocket expenses incurred in connection with the rendering of services as a director. The directors are compensated through the grant and issuance of 100,000 shares of restricted common shares for each of the fiscal years ended 2002 and 2001 in which they have served as directors. The value of the stock issued to each director on January 22, 2002 was $36,000.

      WAYNE I. DANSON,  PRESIDENT,  CHIEF  FINANCIAL  OFFICER AND DIRECTOR.  Mr.
Danson has served as our company's Chief Financial Officer since December 1, 1999, was appointed a Director on January 3, 2000, and appointed President on April 30, 2002. Mr. Danson is the Managing Director and Founder of Danson Partners, LLC, a financial advisory firm specializing in middle market companies in the real estate and technology industries. Prior to forming Danson Partners, LLC in May 1999, Mr. Danson was co-head of and Managing Director of PricewaterhouseCoopers LLP's Real Estate Capital Markets Group. Prior to rejoining PricewaterhouseCoopers in 1996, Mr. Danson was a Managing Tax Partner with Kenneth Leventhal & Company in New York and Washington D.C., where he was also Kenneth Leventhal's National Director of its International and Debt Restructure Tax Practices. Prior to his involvement with Kenneth Leventhal in 1988, Mr. Danson was a Managing Director with Wolper Ross & Co., Ltd. in New York, a closely held financial services company specializing in financial tax, pension consulting, designing financial instruments and providing venture capital and investment banking services. Mr. Danson graduated with honors from Bernard M. Baruch College with a BBA in Accounting and an MBA in Taxation. He is a certified public accountant and a member of the AICPA and the New York State Society of CPAs.

      Mr. Danson is a consultant to the Company who spends approximately 20-30 hours on average per week on Company matters.

      JONATHAN J. LICHTMAN, SECRETARY AND DIRECTOR. Mr. Lichtman was appointed a Director on November 9, 1999 and is currently a partner with the Boca Raton law firm of Levinson & Lichtman, LLP, where he specializes in structuring corporate and partnership transactions, including real estate syndications. Mr. Lichtman is also currently a general partner of several real estate partnerships in New York, North Carolina and Florida. Prior to forming Levinson and Lichtman LLP, Mr. Lichtman was an attorney with English, McCaughan and O'Bryan, PA, where he performed legal work for domestic and international clients, as well as real estate partnerships and development. Mr. Lichtman obtained his J.D. degree, cum laude, from Syracuse University College of Law and his LLM degree in taxation from the University of Miami School of Law. He is also a certified public accountant and is licensed to practice law in Florida and New York.

      DR. MICHAEL FINCH, DIRECTOR. Dr. Finch was appointed a Director on March 10, 1997 and since 1998, has been Chief Technology Officer of New Media Solutions, responsible for the conception, planning, creation, execution and deployment of all software products and projects. For the four years before that, he was employed by Media Forum (first in the UK, and then in the U.S.) as Director of Product Development. He was responsible for developing and implementing Media Forum's software capabilities and strategy, managing technical and complex software projects for high-end clients, and pre-sales demonstrations to clients of Media Forum's software stance and expertise. From 1983 to 1993, Dr. Finch was a Financial Software Engineer, who designed, wrote and implemented sophisticated real-time computer programs for trading Financial Instruments and Commodities on the Chicago and New York Futures exchanges. Prior to 1983, Dr. Finch was a research scientist and mathematician, with an academic career at four UK universities. He obtained a Doctorate of Mathematics at Sussex University for original research into Einstein's Theory of General Relativity and its application to Neutron Stars. He lectured at Queen Mary's College London on advanced mathematics.

      RANDALL PROUTY, DIRECTOR. Mr. Prouty, a co-founder and Director since March 10, 1997, is currently the President and CEO of World Associates, Inc., a publicly traded development stage company. He is also the sole owner of Bristol Capital, Inc., a firm active in consulting and business development work for companies seeking access to capital markets, and through which he is incubating other e-business ventures. Mr. Prouty is a licensed real estate and mortgage broker in the State of Florida. His technical background includes being a qualified Webmaster and developing e-businesses on the web.

      WILBANK J. ROCHE, DIRECTOR. Mr. Roche was appointed a Director on March 25, 1999 and is currently a principal with the law firm of Roche & Holt in Santa Monica, California. Mr. Roche was an honors graduate from the University of California in 1976, as well as from Loyola University School of Law, Los Angeles, in 1979. He was admitted to the California State Bar in 1979 and has been practicing law actively since that time. Mr. Roche worked for law firms in the Los Angeles area from 1976 to 1983, when he opened his own office. In 1985, he formed Roche & Holt. Mr. Roche's law practice has revolved largely around representing small businesses and their owners. In that regard, he has provided legal services in connection with the formation, purchase, sale, and dissolution of numerous entities, as well as in connection with their on-going operations. In the past several years, he has devoted substantial time to clients in the telecommunications business.

RESIGNATIONS

      Effective November 30, 2001, Mr. May was removed as Chief Executive Officer, President and Chairman of the Board. The Board of Directors removed Mr. May because it had become dissatisfied with Advanced Communications' direction under Mr. May's leadership. Mr. Prouty assumed the role of Chairman of the Board effective November 30, 2001 and Mr. Gary Ivaska was appointed President of the Company. Effective March 14, 2002, Roger May and Allen Roberts resigned from the Board of Directors. Neither Mr. May nor Mr. Roberts were replaced on Advanced Communications' Board of Directors. Effective April 30, 2002, Mr. Ivaska resigned as our President. Effective December 12, 2002, Mr. Prouty resigned his position as Chairman of the Board. Mr. Prouty remains a director of the Company and is a member of the Company's audit, compensation and acquisition committees.

COMMITTEES OF THE BOARD OF DIRECTORS

      In a board meeting held on May 15 2001, both an audit and compensation committee was established. The audit committee will report to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is comprised of Messrs. Prouty and Finch. The compensation committee of the board of directors will review and make recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the compensation committee will review bonus and stock compensation arrangements for all of our other employees. The compensation committee is comprised of Messrs. Roche and Prouty.

      The Board of Directors also established an Acquisitions Committee and an Advanced Communications (Australia) Committee. Messrs. Prouty, Danson, Lichtman and Roche currently serve on the Acquisitions Committee and Messrs. Prouty, Danson, Lichtman, Roche and Finch serve on the Australian Affiliate Committee, which will address and make all decisions relating to the activities of our Australian Affiliate and SpectruCell.

ITEM 11.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table shows all cash compensation accrued and/or paid by Advanced Communications, as well as certain other compensation paid or accrued, for the fiscal years ended June 30, 2002, 2001 and 2000. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $50,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred.

                              ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                     -----------------------------------------  ----------------------------
                                                                  AWARDS           PAYOUTS
                                                                  ------           -------
                                                     OTHER      RESTRICTED
                                                     ANNUAL        STOCK    OPTIONS/  LTIP     ALL OTHER
NAME AND                      SALARY      BONUS   COMPENSATION   AWARD(S)     SARS   PAYOUTS  COMPENSATION
PRINCIPAL POSITION   YEAR       ($)        ($)        ($)           ($)       (#)      ($)        ($)
-------------------- ----   -----------  -------  ------------ -----------  -------- -------  ------------

Wayne I. Danson,     2002   $149,933(1)      --      --        $110,000(1)     --       --         --

President and CFO    2001   $235,931(2)      --      --        $167,500(2)     --       --         --

                     2000    $50,000(3)      --      --        $223,400(4)     --       --         --

Roger May, CEO       2002    $87,500(5)      --      --              --        --       --         --

                     2001   $197,500(5)  $50,000(5)  --              --        --       --         --
                     2000   $120,000(5)      --      --              --        --       --         --

(1) Represents accrued fees and out-of-pocket expenses. Mr. Danson received $65,000 in cash for fiscal 2002 services and $32,775 for reimbursement of prior and current out-of-pocket expenses. Mr. Danson was appointed President on April 30, 2002.

(2) Represents the value of accrued fees and stock-based compensation earned by Mr. Danson during the fiscal year ended June 30, 2001. Stock-based compensation amounted to $167,500. Of accrued consulting fees earned in the amount of $235,931, only $23,105 was paid in cash to Mr. Danson. The balance of Mr. Danson's accrued compensation remains unpaid as of June 30, 2001. In August 2001, Mr. Danson agreed to receive 500,000 shares of our restricted common stock in lieu of $150,000 of unpaid consulting fees.

(3) Mr. Danson became Chief Financial Officer of Advanced Communications on December 1, 1999 and such amount reflects the cash compensation (exclusive of reimbursement of expenses) paid to him during the period December 1, 1999 to June 30, 2000.

(4) Mr. Danson also received 100,000 shares of our stock as a signing bonus in December 1999 and June 2000. During this time, the shares were trading between $1.50 - $3.50 per share.

(5) Accrued and unpaid compensation. No cash was received by Mr. May during the fiscal years ended June 30, 2000, June 30, 2001 and 2002. Mr. May's compensation for fiscal 2001 includes a $50,000 cash bonus which remains unpaid as of June 30, 2001. Mr. May left Advanced Communications on November 30, 2001. On March 26, 2002, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's current and prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia).

      Advanced Communications has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. During the fiscal year ended June 30, 2001, all decisions concerning executive compensation were made by the Board of Directors and effective May 15, 2001 by our compensation committee.

EMPLOYMENT AND CONSULTING AGREEMENTS

      On November 29, 1999, we entered into a consulting agreement with Danson Partners, LLC to provide the functions customarily provided by a Chief Financial Officer. As compensation for these services, we paid $5,000 monthly in advance, plus 100,000 restricted shares of common stock. Starting April 1, 2000, compensation for these services increased to $10,000 per month. On September 1, 2000, we entered into another one-year consulting agreement with Wayne I. Danson, the Chief Financial Officer. A signing bonus of 75,000 shares of stock was issued, valued at $67,500. This contract expired August 31, 2001, but was orally extended to December 31, 2001. As compensation, Mr. Danson receives $10,000 per month in cash and $10,000 per month in stock. Effective January 1, 2002, Mr. Danson agreed to orally extend his contract with Advanced Communications through December 31, 2003, at a monthly rate of $12,500.

      Effective July 1, 2000, Advanced Communications and Mr. May, our former Chief Executive Officer, entered into an oral employment agreement that entitled Mr. May to receive $15,000 per month and a bonus of $50,000. Effective December 1, 2000, Mr. May's compensation increased to $17,500 per month. On November 30, 2001, Mr. May was terminated as Advanced Communications' Chief Executive Officer. The Compensation Committee of the Board of Directors reviewed the nature and extent of Mr. May's past services to Advanced Communications to determine how much of Mr. May's prior services are more properly allocable to Advanced Communications (Australia). At Advanced Communications' March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia), leaving a balance of $172,183 at June 30, 2002.

      On November 30, 2001, we entered into an oral employment agreement with Mr. Gary Ivaska to serve as our President at a rate of $120,000 per annum. Effective April 30, 2002, Mr. Gary Ivaska resigned as Advanced Communications' President.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF PROPERTY

      As of August 1, 2002, the Company relocated its principal executive office from California to 420 Lexington Avenue, New York, NY 10170 within the office facility of Danson Partners, LLC, a privately owned company that employs our President and Chief Financial Officer. No rent or facility use fee is charged to the Company by Danson Partners, LLC. The Company is a party to a three-year office lease that commenced January 1, 2002 and ends December 31, 2004 for its former California office located at 880 Apollo Street, Suite 200, El Segundo, CA. The monthly rent is $7,634 inclusive of the cost of monthly parking. The minimum lease payments for the remaining life of the lease is $229,020. The Company has engaged Grubb & Ellis to find a suitable subtenant to assume all or a portion of the Company's remaining lease obligation.

                                LEGAL PROCEEDINGS

      As of March 31, 2003, management has settled all of its outstanding lawsuits and has recorded the financial statement impact of such settlements. The Company was involved in a dispute with one of its creditors involving unpaid legal fees in the amount of $35,034. The Company did not contest the creditor's claim and on May 8, 2003 a default judgment was entered into by the court against the Company. The Company has previously recorded this expense and has determined that such judgment will not have a material adverse impact on the Company's financial condition.

      Management does not believe that the contingencies described below will have a material adverse impact on the future financial condition of the Company.

CONTINGENCIES

      INDEMNIFICATION OF DIRECTORS AND EMPLOYEES IN RE: ADVANCED COMMUNICATIONS (AUSTRALIA) V. COMPANY DIRECTORS AND EMPLOYEES

      On or about May 10, 2002, Advanced Communications (Australia) filed suit in the Superior Court of Orange County, California against the Company, all of its directors, its former president, and some of its former employees, including the Company's receptionist. On or about May 17, 2002, Advanced Communications (Australia) voluntarily dismissed the suit as to the Company but not as to the individual defendants.

      The complaint sets forth multiple causes of action against the defendants, including various business torts. The basis of the complaint is that the defendants improperly interfered with and conspired to ruin plaintiff's business and conspired to force plaintiff into bankruptcy.

      In the opinion of the Company, based on input from legal counsel, the complaint is deficient and subject to attack on numerous procedural grounds. In the opinion of the Company, based on its knowledge of the facts and circumstances underlying the action, the complaint is also substantively deficient and meritless.

      Under the Company's articles of incorporation and applicable Florida law, the Company is obligated to indemnify and defend its directors and the officer named as defendants who have been served in the action. The Company might also be under an obligation to indemnify and defend the other former and present employees named as defendants who have not been served in the action, if and when they are served. This determination will be made on a case-by-case basis.

      INDEMNIFICATION  AGREEMENT  BETWEEN  THE  COMPANY  AND JACK  HALPERIN  RE:
      NEEDHAM/DUPONT LAWSUIT

      On or about July 2000, the Company entered into an indemnification agreement with Jack Halperin, Esq., our then SEC counsel, whereby the Company agreed to indemnify Mr. Halperin for all costs and damages incurred as a result of Mr. Halperin being named a defendant in the Needham/DuPont lawsuit filed against the Company, Mr. May and Mr. Halperin in July 2000. Mr. May executed this agreement on behalf of the Company. The agreement includes a provision that prohibits the Company from entering into any settlement agreement in the Needham/DuPont lawsuit unless such settlement agreement provides for the unconditional release of Mr. Halperin from any claim. On November 14, 2002, the Company settled the Needham/DuPont lawsuit without obtaining a full release for Mr. Halperin.

      PENDING  CLAIM  BY  ADVANCED  COMMUNICATIONS   (AUSTRALIA)  FOR  COSTS  OF
      AUSTRALIA LITIGATION AND FOR DAMAGES

      Following our withdrawal from the Australia litigation against Mr. May and Advanced Communications (Australia),the court made an order awarding costs of the litigation against the Company, subject to proving the actual amount of such costs. Advanced Communications (Australia) indicated to the court that its costs of litigation were approximately AU $400,000 or approximately US$220,000, but has not filed any formal proof thereof with the court. Advanced Communications (Australia) sought leave of the court to apply for an order awarding damages against the Company in the amount of AU$6,000,000 or approximately US$3,300,000 as a result of the Company notifying third parties in the U.S. with which Advanced Communications (Australia) was dealing in regard to SpectruCell, of the Australia Court's August 23, 2002 injunctive orders. The court granted such leave. The Company believes based on information made available to it, that Advanced Communications (Australia)'s proposed claims for damages are without merit. To date, as far as the Company knows, the Australia Court has not awarded any specific amount of costs and has not awarded any damages against the Company. It is not known if such awards will be made in the future and, if they are made, what their amounts will be.

      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      On July 9, 2003 a Special Meeting of Stockholders was held in New York, New York. At this meeting, our stockholders authorized the following change to our Articles of Incorporation:

      1. To increase our authorized shares of common stock from 200,000,000 shares to 5,000,000,000.

      A Certificate of Amendment to our Articles of Incorporation embodying the above changes was filed in Florida on July 10, 2003.

                             PRINCIPAL STOCKHOLDERS

        The following table contains information about the beneficial ownership of our common stock as of July 1, 2003 for:

        o each person who beneficially owns more than five percent of the common stock;

        o each of our directors;

        o the named executive officers; and

        o all directors and executive officers as a group.

        Unless otherwise indicated, the address for each person or entity named below is c/o Advanced Communications Technologies, Inc., 420 Lexington Avenue, New York, NY 10170.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 198,852,622 shares of common stock outstanding as of July 1, 2003.


                                                                            COMMON STOCK
                                                                         BENEFICIALLY OWNED
                                                                ------------------------------------
                                                                      NUMBER           PERCENT(1)
NAME/ADDRESS                                                        OF SHARES           OF CLASS
------------------------------------------------------------    -----------------   ----------------

Cornell Capital Partners, L.P.                                      65,460,000             32.92%
Advanced Communications (Australia)                                 10,000,000(2)           5.03%
Roger May                                                           18,228,000(2)           9.17%
Wayne Danson                                                         2,811,214(3)           1.41%
Jonathan Lichtman                                                    2,710,334(4)           1.36%
Dr. Michael Finch                                                      591,334                  *
Randall Prouty                                                       2,218,056              1.12%
Wilbank Roche                                                          650,000                  *
All Officers and Directors as a Group (5 people)                     8,980,938              4.52%


(1) Percentage of outstanding shares is based on 198,852,622 shares of common stock outstanding as of February 28, 2003, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.


(2) No shares are owned directly by Mr. May. All shares are beneficially owned through Global Communications Technologies Pty Ltd, an entity controlled by Mr. May. Global Communications Technologies owns a majority of the shares of Advanced Communications Technologies (Australia) Pty Ltd., which owns 10,000,000 shares of the Company.

(3) Includes 2,461,214 shares beneficially owned by Mr. Danson's affiliated entity and children.


(4) Excludes 396,666 shares beneficially owned through various family trusts. Mr. Lichtman has no beneficial ownership in these shares.


*       Less than 1%.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective April 30, 2002, Mr. Gary Ivaska resigned as Advanced Communications' Chief Executive Officer. Advanced Communications and Mr. Ivaska have settled all outstanding amounts otherwise due him for his prior services. Under the terms of the Ivaska Agreement, Advanced Communications is obligated to pay Mr. Ivaska $40,000 at the rate of $10,000 per month for four months commencing on May 31, 2002. No payments have been made to Mr. Ivaska.

        During the fiscal year ended June 30, 2002, Advanced Communications issued 200,000 shares of its restricted common stock having a value of $36,000 to each of its five current directors for services rendered to Advanced Communications as directors. Advanced Communications issued a total of 1,000,000 shares in the aggregate having a value of $180,000. The stock was valued based on the quoted trading price of Advanced Communications' stock on the date that the shares were granted to the individual directors.

        At the request of Advanced Communications' Board of Directors, the Compensation Committee conducted a review of the nature of the past services provided by Mr. May to Advanced Communications to determine whether a portion of such services are more properly allocable to Advanced Communications (Australia). At Advanced Communications' March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia), leaving a balance of $172,183 at June 30, 2002.

        On January 10, 2002, the Company executed various financing agreements with Cornell Capital Partners, LP, a New Jersey-based hedge fund, whereby Cornell and certain other investors purchased from Advanced Communications $1 million of two-year Convertible Debentures and Cornell provided a $30 million structured equity facility. Pursuant to the Convertible Debenture financing, Advanced Communications received $564,000 net of financing and closing costs and the repayment of the $325,000 ninety-day note. Under the terms of the $30 million structured equity facility, Advanced Communications has the right to require Cornell to make monthly purchases of up to $2 million of Advanced Communications' stock on a discounted basis. Advanced Communications issued 2,960,000 shares of common stock with a market value of $740,000 as a commitment fee as part of this transaction.

        On January 15, 2002, Advanced Communications moved its corporate headquarters from Irvine to El Segundo, California. The lease has a three-year term commencing on January 1, 2002. As of August 1, 2002, the Company relocated its principal executive office from California to 420 Lexington Avenue, New York, NY 10170 within the office facility of Danson Partners, LLC, a privately owned company that employs our President and Chief Financial Officer. No rent or facility use fee is charged to the Company by Danson Partners, LLC.

        Through a family trust established in Australia, Mr. May, an officer and director of the company until November 30, 2001 and March 14, 2002 respectively and a principal shareholder of our company, indirectly owns a 70% majority interest in Advanced Communications (Australia). Up until November 11, 2002, we owned 20% of the common stock of Advanced Communications (Australia). On November 11, 2002, Advanced Communications (Australia)'s issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. Advanced Communications (Australia) filed for protection under Australia's insolvency law on July 18, 2002 and appointment an independent administrator and receiver to manage and operate its business.

        As of June 30, 2002, Advanced Communications owed Global Communications Technology Pty Ltd, a wholly-owned entity of Roger May, a former officer and director of the Company and a significant shareholder, $1,055,736 for funds advanced to Advanced Communications to provide working capital and for the repayment of certain of Advanced Communications' obligations. This loan is non-interest bearing and unsecured. This loan does not have a scheduled date of repayment. Advanced Communications does not believe that the loans are due upon demand. However, the actual repayment terms are not known with any specificity since the terms are not contained in a written document.

        In April 2000, the Company acquired 20% of the common stock of Advanced Communications (Australia). The purchase price of the investment amounted to $19,350,000, and was comprised of a note payable for $7,500,000 and the issuance of 5,000,000 shares of restricted common stock valued at $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. Our interest in Advanced Communications (Australia) was evidenced by a Stock Purchase agreement and was reflected by stock ownership records on file with the Australian Securities Investment Commission, an Australian government agency. Through June 30, 2002, we repaid $5,708,834 of our obligation to Advanced Communications (Australia), in part by the issuance of 7,787,000 shares of restricted common stock having a value of $4,884,101. The balance of our repayments was in the form of cash. As of June 30, 2002, the balance of our obligation to Advanced Communications (Australia) was $1,791,166. Advanced Communications was in litigation with Advanced Communications (Australia) regarding the attempt by Mr. May to lien and transfer the company's shares in the affiliate for alleged nonpayment of the company's obligations as well as to terminate our interim License Agreement. On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. The Company's position, which is subject to confirmation by Australian counsel, is that as a result of Advanced Communications (Australia)'s insolvency proceeding and its unilateral termination of the Stock Purchase Agreement, no further money is owed and that the Company has no further obligation to Advanced Communications (Australia).

        On September 1, 2000, Mr. Danson entered into a one-year consulting agreement with our company for the period September 1, 2000 through August 31, 2001. Under the terms of the consulting agreement, Mr. Danson received $10,000 per month in cash and $10,000 per month in stock for his services. Mr. Danson's agreement expired on August 31, 2001. Mr. Danson has agreed to orally extend his consulting agreement with Advanced Communications through December 31, 2003 at a monthly rate of $12,500.

        On December 13, 2001, Advanced Communications entered into a 90-day $325,000 Promissory Note (the "Note") with Cornell Capital Partners, LP. The Note had an interest rate of 12% and was secured by a Guaranty and Pledge Agreement executed by Mr. Danson, Mr. Lichtman and Mr. Prouty. Advanced Communications realized $269,000 of net proceeds after financing costs and legal fees. The Note was repaid on January 14, 2002 with proceeds from Advanced Communications' $1 million Convertible Debenture.

        Jonathan J. Lichtman, Assistant Secretary and a director of the Company, is a partner at Levinson & Lichtman, LLP, a law firm in Boca Raton, FL that the Company retained to provide legal services during the fiscal years 2002 and 2001. The Company has paid Levinson & Lichtman, LLP $43,913 and $90,000 in the form of cash and stock respectively, for legal services rendered during fiscal 2002. No cash was paid to Levinson & Lichtman, LLP during fiscal 2001. During fiscal 2001, the Company issued $186,000 of restricted common stock for legal services rendered.

        Wilbank Roche, a director of the Company, is a partner at Roche & Holt, a law firm in Los Angeles, CA that the Company retained to provide legal services during the fiscal year 2002. The Company has paid Roche & Holt $13,515 and $15,000 in the form of cash and stock, respectively, for legal services rendered.

        Effective July 1, 2002, the Company entered into a six month consulting agreement with Randall Prouty, Chairman of the Board and a director of the Company, pursuant to which Mr. Prouty has agreed to provide certain business services, such as dispute resolution, corporate communications strategies, and business acquisitions to the Company. Pursuant to the terms of the consulting agreement, Mr. Prouty will accrue $10,000 in monthly compensation for services provided to the Company. During the fiscal year ended June 30, 2002, the Company issued 1,100,000 shares of restricted common stock having a value of $55,000 to Mr. Prouty and $10,986 in cash compensation for business services rendered to the Company.

        Dr. Michael Finch, a director of the Company, has been issued 133,334 shares of restricted common stock having a value of $10,000 for engineering and software design consulting services rendered to the Company during fiscal 2002.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

        Our common stock is currently traded on the National Association of Securities Dealers Automated Quotation System Over-the-Counter Bulletin Board under the symbol "ADVC". As of July 1, 2003, there were 198,852,622 common shares outstanding and approximately 427 holders of record.

        The following table sets forth, for the fiscal periods indicated, the bid price range of our common stock:


                                                       HIGH BID              LOW BID
                                                --------------------  -------------------

             FISCAL 2000
             Quarter Ended March 31, 2000             $6.0300              $2.2100
             Quarter Ended June 30, 2000               2.4600               1.0600

             FISCAL 2001
             Quarter Ended September 29, 2000         $1.2100              $0.5600
             Quarter Ended December 29, 2000           0.9800               0.4000
             Quarter Ended March 30, 2001              1.0200               0.4800
             Quarter Ended June 29, 2001               0.6200               0.3100

             FISCAL 2002
             Quarter Ended September 28, 2001         $0.3800              $0.2500
             Quarter Ended December 31, 2001           0.3500               0.1700
             Quarter Ended March 28, 2002              0.2550               0.0550
             Quarter Ended June 30, 2002               0.0800               0.0200

             FISCAL 2003
             Quarter Ended September 30, 2002         $0.0080              $0.0050
             Quarter Ended December 31, 2002          $0.0150              $0.0040
             Quarter Ended March 31, 2003             $0.0100              $0.0020


        Such market quotations reflect the high bid and low prices as reflected by the OTCBB or by prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

        We did not pay any dividends during fiscal 2002 and have never paid any dividends on our capital stock. We currently expect that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

                            DESCRIPTION OF SECURITIES

        CAPITAL STOCK. The authorized capital stock of our Company consists of 5,000,000,000 shares of common stock, no par value, per share, and 25,000,000 shares of preferred stock. As of July 1, 2003, the Company had 198,852,622 shares of our common stock outstanding. In addition, there are outstanding debentures that collectively are convertible into 482,500,000 shares of common stock (at assumed conversion prices of $0.0032 and $.001 per share) and warrants to purchase up to 6,440,900 shares of common stock. The following description is a summary of the capital stock of the Company and contains the material terms of the capital stock. Additional information can be found in the Company's Articles of Incorporation and Bylaws.

        COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

        PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by the Florida Statutes, or the rules of any quotation system or national securities exchange on which stock of our Company may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the shareholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of our Company or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. The Company has no present plans to issue any shares of preferred stock.

        CONVERTIBLE DEBENTURES. Our Company has outstanding secured convertible debentures with a remaining principal balance of $1,131,500. $944,000 of these secured debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.0032 (i.e., 80% of the recent price of $0.004), then the holders of the convertible debentures would have received 295,000,000 shares of common stock. These secured convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These secured convertible debentures have a term of two years. At our option, these secured convertible debentures may be paid in cash or redeemed at a 20% premium prior to January 2004. $187,500 of 10% secured convertible debentures is convertible into shares of common stock at a price per share equal to $0.001 or 187,500,000 shares. In addition, the Company has the right to redeem a portion or all of these outstanding debentures at a redemption price equal to 150% of the amount redeemed plus accrued interest on or before November 2004.

        EQUITY LINE OF CREDIT. In July 2003, our Company entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, our Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the lowest closing bid price of the common stock on the Over-the-Counter Bulletin Board or other principal market on which the common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will be paid a fee of 3% of each advance under the Equity Line of Credit as a fee. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise our Company in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon our Company registering the shares of common stock with the Securities and Exchange Commission. The Equity Line of Credit is not yet effective and the Company has not drawn down any funds from this facility.

        OPTIONS. Our Company has no outstanding options.

        WARRANTS. Our Company has outstanding warrants to purchase up to 6,440,900 shares of common stock. All of the warrants have a $0.30 exercise price.

        ANTI-TAKEOVER PROVISIONS. The authorized but unissued shares of our common stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including, but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

        The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company's management.

        TRANSFER AGENT. Our Company's transfer agent is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219. Its telephone number is (718) 921-8200.

                                     EXPERTS

        The condensed consolidated financial statements as of March 31, 2003 and for the three and nine months ended March 31, 2003 and 2002 and the consolidated financial statements as of June 30, 2002 and 2001 and for the years then ended, respectively included in the Registration Statement have been reviewed and audited by Weinberg & Company P.A., independent certified public accountants, to the extent and for the periods set forth in their reports (which contain explanatory paragraphs regarding Advanced Communications' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

        Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                         INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors of:
Advanced Communications Technologies, Inc. and Subsidiaries

We have reviewed the accompanying condensed consolidated balance sheet, and the related condensed consolidated statements of operations and cash flows of Advanced Communications Technologies, Inc. and subsidiaries as of March 31, 2003, and for the three and nine month periods ended March 31, 2003 and 2002. These condensed consolidated financial statements are the responsibility of the Company's management.

We conduct our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the condensed consolidated financial statements, the Company's net loss of $1,670,852 and negative cash flows from operations of $111,121 for the nine months ended March 31, 2003, working capital deficiency of $3,846,963 and stockholders' deficiency of $5,855,745 raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 8. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.


Boca Raton, FL
May 20, 2003


                                ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED
                                                     CONSOLIDATED BALANCE SHEETS


                                                                 MARCH 31, 2003        JUNE 30, 2002
                                                                   (UNAUDITED)
                                                                ----------------     -----------------

 ASSETS
--------\

 CURRENT ASSETS:
 Cash                                                           $              -   $       11,093

                                                                ----------------   -------------------
 TOTAL CURRENT ASSETS                                                          -           11,093
                                                                ----------------   -------------------

 PROPERTY AND EQUIPMENT (NET)                                             14,274           17,274
                                                                ----------------   -------------------

 OTHER ASSETS:

 Security Deposits                                                         7,700           13,225
 Other Receivables                                                         9,927            9,927
 Deferred Financing Costs, net of accumulated amortization                53,646           63,333
                                                                ----------------   -------------------
 TOTAL OTHER ASSETS                                                       71,273           86,485
                                                                ----------------   -------------------

TOTAL ASSETS                                                    $         85,547   $      114,852
------------
                                                                ================   ===================

 LIABILITIES AND STOCKHOLDERS' DEFICIENCY
 ----------------------------------------

LIABILITIES

 CURRENT LIABILITIES
 Cash Overdraft                                                 $             28   $             -
 Accounts Payable and Accrued Expenses                                 1,449,091           872,493
 Accrued Compensation                                                    172,183           172,183
 Loan Payable to Shareholder                                           1,055,736         1,055,736
 12% Convertible Debentures                                                    -           100,407
 Interest Payable                                                        168,094            62,917
 8% Note Payable Due 12/05 - Current Portion                              57,831                 -
 5% Convertible Debentures Due 1/04                                      944,000         1,000,000
                                                                ----------------   -------------------
 TOTAL CURRENT LIABILITIES                                             3,846,963         3,263,736
                                                                ----------------   -------------------

 LONG-TERM LIABILITIES

 10% Secured Convertible Debentures Due 11/04                            187,500                 -
 8% Note Payable Due 12/05                                               115,663                 -
 Note Payable-Advanced Communications (Australia)                      1,791,166         1,791,166
                                                                ----------------    ------------------
 TOTAL LONG TERM LIABILITIES                                           2,094,329         1,791,166
                                                                ----------------    ------------------

TOTAL LIABILITIES                                                      5,941,292         5,054,902
                                                                ----------------    ------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
 Preferred Stock, $.01 Par Value, 25,000,000 Shares Authorized,
 none issued and outstanding                                                   -                 -
 Common Stock, No Par Value, 200,000,000
 Shares Authorized, 198,852,622 and 114,102,622
 shares issued and outstanding, respectively                          25,945,005        25,471,098
 Deferred Commitment fees, net of accumulated amortization             (281,250)         (562,500)
 Accumulated Deficit                                                (31,519,500)      (29,848,648)
                                                                ------------------  -----------------
 TOTAL STOCKHOLDERS' DEFICIENCY                                      (5,855,745)       (4,940,050)
                                                                ------------------  -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                  $        85,547    $       114,852
----------------------------------------------
                                                                ================== ==================

 The accompanying notes are an integral part of these condensed consolidated financial statements



                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (UNAUDITED)

                                       FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                     ------------------------------- ---------------------------------
                                     MARCH 31, 2003 MARCH 31, 2002   MARCH 31, 2003   MARCH 31, 2002
                                     ------------------------------- ---------------------------------


OPERATING EXPENSES


   Amortization and Depreciation       $     107,875  $     201,417   $      318,937    $     403,417
   Professional and Consulting Fees           93,300         42,189          575,295          607,451
   Other Selling, General and
   Administrative Expenses                    25,861        260,370           77,949          536,120
   Stock-Based Compensation
                                                   -         21,010                -           81,010
                                     --------------- --------------- --------------- -----------------


TOTAL OPERATING EXPENSES                     227,036        524,986          972,181        1,627,998
                                     --------------- --------------- --------------- -----------------

(LOSS) FROM OPERATIONS                     (227,036)      (524,986)        (972,181)      (1,627,998)
                                     --------------- --------------- --------------- -----------------

OTHER EXPENSES

   Lawsuit Settlements                      (30,000)       (80,000)        (218,494)         (80,000)
   Interest expense                         (80,510)      (260,417)        (480,177)        (265,623)
                                     --------------- --------------- --------------- -----------------

TOTAL OTHER (EXPENSES)                     (110,510)      (340,417)        (698,671)        (345,623)
                                     --------------- --------------- --------------- -----------------

NET (LOSS)                             $   (337,546)  $   (865,403)  $   (1,670,852)    $ (1,973,621)
----------
                                     =============== =============== =============== =================


Net (Loss) Per Share- Basic and
Dilutive                               $     (0.002)  $     (0.009)   $      (0.012)    $      (0.02)
                                     =============== =============== =============== =================


Weighted Average Number of Shares
Outstanding During the Period- Basic
and Dilutive                             180,185,955    101,794,353      137,718,954       98,506,328
                                     =============== =============== =============== =================


 The accompanying notes are an integral part of these condensed consolidated financial statements


                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (UNAUDITED)

                                                                      FOR THE NINE MONTHS ENDED
                                                                 -------------------------------------
                                                                   MARCH 31, 2003      MARCH 31, 2002
                                                                 -----------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net (loss)                                                          $ (1,670,852)       $ (1,973,621)
Adjustments  to reconcile  net loss to net cash used in operating activities:
Depreciation and amortization                                             318,937             403,417
Expenses incurred in exchange for common stock                              5,000             781,569
Interest Expense attributable to beneficial conversion                    250,000             250,000
Lawsuit Settlement                                                        173,494                   -
Changes in operating assets and liabilities:
(Increase) decrease in assets
  Security deposits and Other                                               5,525            (17,700)
Increase (decrease) in liabilities:
  Accounts payable and accrued expenses                                   576,598           (161,203)
  Interest payable                                                        230,177              10,417
  Accrued compensation                                                          -           (306,867)
  Other Advances                                                                -            (63,000)
                                                                 -----------------   -----------------
     Net cash used in operating activities                              (111,121)         (1,076,988)
                                                                 -----------------   -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Fixed Assets                                                                      (1,675)
Repayment of short-term loan                                                                (325,000)
Repayment of unaffiliated note payable                                          -            (25,000)
                                                                 -----------------   -----------------
     Net cash used in investing activities                                      -           (351,675)
                                                                 -----------------   -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Overdraft                                                                 28                   -
Loan proceeds from shareholder                                                  -             259,736
Proceeds from issuance of convertible debt, net                           100,000                   -
Repayment of note payable                                                       -           (118,530)
Proceeds from issuance of short-term note                                       -             325,000
Proceeds from issuance of convertible debt                                                  1,000,000
Proceeds from issuance of common stock
and warrants net of offering costs                                              -             120,000
                                                                 -----------------   -----------------
     Net cash provided by financing activities                            100,028           1,586,206
                                                                 -----------------   -----------------
Net (decrease)/increase in cash                                          (11,093)             157,543
Cash at beginning of year                                                  11,093               6,816
                                                                 -----------------   -----------------
CASH AT END OF PERIOD                                               $           -     $       164,359
---------------------
                                                                 =================   =================
Supplemental Disclosure of Cash Flow Information:
Interest Paid                                                       $           -     $        14,538
                                                                 =================   =================
Income Taxes Paid                                                               0                   0
                                                                 =================   =================

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During the nine months ended March 31, 2003, the Company issued 4,250,000 shares of common stock valued at $100,407
 in full settlement of the September 1999 12% Senior Secured Convertible Debentures.

During the nine months ended March 31, 2003, the Company issued 500,000 shares of common stock valued at $5,000 in
partial settlement of unpaid prior legal and consulting fees.

During the nine months ended March 31, 2003, the Company converted $125,000 of accrued interest into 10% Secured
Convertible Debentures and incurred $25,000 of financing costs associated with the issuance of its 10% Secured Convertible Debentures.

During the nine months ended March 31, 2003, the Company issued 17,500,000 and 62,500,000 shares of common stock valued at $56,000 and
$62,500 on the conversion of 5% Convertible Debentures and 10% Convertible Debentures,
respectively.

During the nine months ended March 31, 2002, the Company issued 1,190,000 shares of common stock, valued at $357,001,
in partial payment of  a note payable held by Advanced Communications Technologies (Australia)
Pty Ltd, in which the Company owned a 20% interest.

 The accompanying notes are an integral part of these condensed consolidated financial statements

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------------------

        The accompanying unaudited condensed consolidated financial statements include the results of Advanced Communications Technologies, Inc. ("ACT" or the "Company") and its wholly-owned subsidiaries. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the quarterly reporting rules of the Securities and Exchange Commission. The financial statements reflect all adjustments of a recurring nature that are, in the opinion of management, necessary for the fair presentation of the financial statements.

        Operating results for the three and nine months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2003. The interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended June 30, 2002 included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission.

(A) ORGANIZATION
----------------

        Advanced Communications Technologies, Inc., a Nevada corporation, was incorporated on April 30, 1998 and was inactive from its date of formation until April 1999 when it merged with and into the Company in a reverse merger. In consideration for 90% of the stock of the Company, Advanced Communications Technologies, Inc (Nevada) (of which Roger May, our former Chairman and CEO was the principal shareholder) transferred all of its assets which included all of the rights and interest in the SpectruCell technology for the North and South American territories. For accounting purposes, the merger was treated as an acquisition of all of the assets of the Company and as a recapitalization of the Company. In July 1999, the Company formed Advanced Global Communications, Inc. ("AGC") as a wholly owned subsidiary to conduct its international telephone network distribution business. On July 1, 2001, AGC ceased operations and has been inactive since this date. On January 31, 2000, the Company acquired all of the then issued and outstanding shares of SmartInvestment.com, Inc. ("Smart"), an inactive reporting company, for 200,000 shares of restricted common stock. The Company elected successor issuer status to become a fully reporting company.

        The Company is a marketing company whose primary asset is the ownership of the rights to market and distribute the SpectruCell technology in the North and South American territories. The Company expects to generate revenue from the marketing and distribution of the SpectruCell technology when and if it becomes available to the marketplace. The Company has not generated any meaningful revenue to date.

(B) PRINCIPLES OF CONSOLIDATION
-------------------------------

        The accompanying consolidated financial statements include the accounts of the Company and its inactive subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

(C) USE OF ESTIMATES
--------------------

        In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

        The  carrying  amounts  of  the  Company's  accounts  payable,   accrued
liabilities, debentures, and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

(E) PROPERTY AND EQUIPMENT
--------------------------

        Property and equipment are stated at cost and depreciated, using accelerated methods, over the estimated useful lives of 5 years.

(F) LONG-LIVED ASSETS
---------------------

        The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

(G) INCOME TAXES
----------------

        Deferred tax assets and  liabilities  are  recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        There was no current income tax expense for the fiscal years ended June 30, 2002 and 2001 and for the nine months ended March 31, 2003 and 2002 due to net operating losses in both periods. Any deferred tax asset arising from the future benefit of the Company's net operating loss carryforward, of approximately $16,000,000 as of March 31, 2003 has been fully reserved.

(H) COMPREHENSIVE INCOME
------------------------

        The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components..

(I) CONCENTRATION OF CREDIT RISK
--------------------------------

        The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(J) LOSS PER SHARE
------------------

        Basic and dilutive net loss per common share is computed based upon the weighted average common shares outstanding.

(K) RECENT  ACCOUNTING PRONOUNCEMENTS
-------------------------------------

        In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections. SFAS 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged. In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

        In December 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123," ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

        The Company does not believe the adoption of these standards will have a material impact to the financial statements.


NOTE 2. PROPERTY AND EQUIPMENT
------------------------------

                                                     March 31, 2003         June 30,
                                                                              2002
                                                     ---------------      --------------

       Computer and office equipment              $         32,909     $        32,909
       Less:  Accumulated depreciation                     (18,635)            (15,635)
                                                     ---------------      --------------
           Property and equipment - net           $         14,274     $        17,274
                                                     ===============      ==============

        Depreciation expense for each of the three months ended March 31, 2003 and 2002 was $1,000.

NOTE 3. NOTES AND LOAN PAYABLE
------------------------------

(A) NOTE PAYABLE TO ADVANCED COMMUNICATIONS (AUSTRALIA)
-------------------------------------------------------

        The Company had a non-interest bearing and unsecured note payable to Advanced Communications (Australia) of $7,500,000 as of April 5, 2000 . The note was payable in three equal monthly installments commencing on May 31, 2000. Under the terms of the Stock Purchase Agreement with Advanced Communications (Australia), the monthly installment payments were extended indefinitely without interest to allow the Company, on a best efforts basis, to raise the cash portion of the purchase price through a private or public offering of securities. There are no default or penalty provisions under the terms of the Stock Purchase Agreement. Upon raising funds pursuant to a private or public offering, the Company was obligated to repay Advanced Communications (Australia)'s note with those funds remaining after deduction for reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries, as determined by the Company's Board of Directors.

        During the fiscal years ended June 30, 2002 and 2001, the Company repaid in both cash and common stock, $5,326,833 and $382,001 of the obligation, respectively. As of March 31, 2003, the balance of the Company's obligation to Advanced Communications (Australia) was $1,791,166.

        On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company which stated that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. The effect of the Notice of Termination is to cancel the Company's stock interest in Advanced Communications (Australia). Consistent with our decision to withdraw from the Australia litigation, we have not challenged the termination of the Stock Purchase Agreement in the Australia Court. Given that Advanced Communications (Australia) is in an insolvency proceeding in Australia, has ceased to do business as an operating entity, that its assets have been sold or transferred, and that the Company has written off its entire investment in Advanced Communications (Australia), the future financial impact of this on the Company is not believed to be significant. We believe that, subject to advice of Australian counsel, as a result of Advanced Communications (Australia's) insolvency proceeding and its termination of the Stock Purchase Agreement, no further money is owed, and we have no further obligation to Advanced Communications (Australia).

(B) LOAN PAYABLE TO SHAREHOLDER
-------------------------------

        As of March 31, 2003 and June 30, 2002, the Company owed Global Communications Technology Pty, an Australian company wholly-owned by Mr. May, a former officer and director of the Company, $1,055,736, for funds advanced to the Company to provide working capital. This loan is non-interest bearing and unsecured, and has no scheduled date for repayment. The Company believes that the loan is not due upon demand. However, since the actual repayment terms are not known with any specificity because the terms are not confirmed in a written document, the loan has been classified as a current liability.

(C) 8% NOTE PAYABLE
-------------------

        On November 14, 2002, the Company settled its litigation with the Needham/DuPont plaintiffs by agreeing to release the plaintiffs' stock from restriction and issuing a three year 8% promissory note for $173,494 to reimburse the plaintiffs for their legal costs. The note is payable in three equal annual installments of principal and interest commencing December 1, 2003 with additional installments due on December 1, 2004 and December 1, 2005. In accordance with paragraphs 8(a) and 35 of FASB 5, the Company has recorded in its September 30, 2002 financial statements, an expense of $173,494 and the associated liability in connection with the lawsuit settlement. The current portion of the note payable of $57,831 plus accrued interest of $1,787 has been classified as a current liability on the balance sheet.

        Interest of $5,359 was accrued on the note payable as of March 31, 2003.


NOTE 4. CONVERTIBLE DEBENTURES
------------------------------

5% CONVERTIBLE DEBENTURES DUE JANUARY 2004
------------------------------------------

        In January 2002, the Company issued, in the aggregate, $1 million of 5% Convertible Debentures to Cornell Capital Partners, LP and other investors.

        These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to 120% of the closing bid price of the common stock as of the closing date or $.40, whichever is higher, or (b) an amount equal to 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. These Convertible Debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These Convertible Debentures have a term of two years. At the Company's option, these debentures may be paid in cash at maturity or redeemed at a 20% premium prior to January 2004.

        The Convertible Debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded in the June 30, 2002 financial statements as interest expense and a component of equity on the issuance date.

        The Company incurred $80,000 of financing costs associated with the 5% Convertible Debentures that is being amortized over the life of the debentures. Amortization of $10,000 and $30,000 was expensed for the three months and nine months ended March 31, 2003, respectively.

        During the three months ended December 31, 2002, the Company converted $125,000 of accrued interest on the Convertible Debentures into 10% Secured Convertible Debentures issued on November 22, 2002.

        On January 22, 2003, bondholders elected to convert $56,000 of the debentures at a price of $.0032 per share, into 17,500,000 shares of restricted common stock. As of March 31, 2003, the balance due on these debentures after the aforementioned conversion is $944,000.

        As of March 31, 2003 and June 30, 2002, interest of $154,888 and $62,917, respectively, is accrued on these debentures.

10% SECURED CONVERTIBLE DEBENTURES DUE NOVEMBER 2004
----------------------------------------------------

        On November 22, 2002, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P., whereby it agreed to issue and sell Two Hundred Fifty Thousand Dollars ($250,000) of Secured Convertible Debentures. These Secured Convertible Debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. These Secured Convertible Debentures accrue interest at a rate 10% per year and are convertible at the holder's option. At the Company's option, these debentures may be paid in cash or redeemed at a 20% premium on or before December 15, 2002 and at a 50% premium after December 15, 2002 and prior to November 2004. In connection with the Securities Purchase Agreement, the Company entered into a Security Agreement in favor of Cornell Capital Partners, L.P. whereby it granted a security interest in all of its assets as security for its obligations under the Secured Convertible Debentures, as well as all other obligations of Advanced Communications to Cornell Capital Partners, L.P. whether arising before, on or after the date of the Security

Agreement, including, without limitation, those obligations of the Company to Cornell Capital Partners, L.P. under the Convertible Debentures dated January 2002.

        The Convertible Debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

        The Company received $100,000 in cash from the sale of these debentures, issued another $125,000 in payment of accrued interest on the 5% convertible debentures and incurred $25,000 of financing costs associated with the Convertible Debentures that is being amortized over the life of the debentures. Amortization expense of $3,125 and $4,687 was recorded for the three and nine months ended March 31, 2003.

        On January 22, 2003, Cornell Capital Partners, L.P. elected to convert $62,500 of debentures at a conversion price of $.001 per share into 62,500,000 shares of restricted common stock. As of March 31, 2003, the balance due on these debentures after the aforementioned conversion is $187,500.

        As of March 31, 2003 interest of $7,847, is accrued on these debentures.

        Future maturities of long-term debt as of March 31, 2003 are as follows:

                                         YEAR                AMOUNT
                                         ----                ------
                                    March 31, 2004            $   1,001,831
                                    March 31, 2005                  245,331
                                    March 31, 2006                   57,832
                                                     -----------------------
                                         Total                $   1,304,994
                                                     =======================



NOTE 5. STOCKHOLDERS' DEFICIENCY
--------------------------------

(A) STOCK ISSUED FOR CONVERTIBLE DEBENTURES
-------------------------------------------

        On January 22, 2003,  holders of the  Company's  5% and 10%  Convertible
Debentures  converted  $56,000  and  $62,500  of  Convertible   Debentures  into
17,500,000 and 62,500,000 shares respectively, of the Company's common stock.

        On August 26, 2002 and September 24, 2002, the Company issued 4,250,000 shares of stock to the 12% Convertible Debenture holders in full settlement of the Company's outstanding obligation of $100,407.

(B) STOCK ISSUED FOR SERVICES
-----------------------------

        On October 10, 2002, the Company's Board of Directors approved the issuance of 100,000 shares each or 500,000 shares in the aggregate to Messrs. Danson, Prouty, Lichtman, Roche and Finch, having a value of $1,000 each or $5,000 in the aggregate, in partial satisfaction of unpaid prior legal and consulting fees. These shares were issued on December 5, 2002.


NOTE 6. RELATED PARTIES
-----------------------

(A) GLOBAL COMMUNICATIONS TECHNOLOGY PTY LTD
--------------------------------------------

        Global Communications Technologies Pty Ltd., a related party, is wholly owned by Mr. May a stockholder of the Company.

(B) ADVANCED COMMUNICATIONS TECHNOLOGY (AUSTRALIA) PTY. LTD.
------------------------------------------------------------

        Advanced Communications Technology (Australia) Pty. Ltd., an Australian company, is 70% owned by Mr. May's wholly owned company, Global Communications Technology Pty Ltd. Advanced Communications Technologies (Australia) Pty Ltd placed itself into voluntary administration on or about July 18, 2002.

(C) LEGAL COUNSEL
-----------------

        Certain of the Company's legal counsel are stockholders and directors of the Company.


NOTE 7. COMMITMENTS AND CONTINGENCIES
-------------------------------------

(A)  LEASE AGREEMENT
--------------------

        The Company is a party to a three-year office lease commencing January 1, 2002 and ending December 31, 2004. The monthly rent is $7,634 inclusive of the cost of monthly parking. The minimum lease payment for the remaining life of the lease is $229,020. On August 1, 2002, the Company notified the landlord that it was relocating its office from California to New York. The Company has engaged Grubb & Ellis to find a suitable subtenant to assume all or a portion of the Company's remaining lease obligation.

(B) INDEMNIFICATION OF DIRECTORS AND EMPLOYEES IN RE: ADVANCED COMMUNICATIONS (AUSTRALIA) V. COMPANY DIRECTORS AND EMPLOYEES
----------------------------------------------

        On or about May 10, 2002, Advanced Communications (Australia) filed suit in the Superior court of Orange County, California against the Company, all of its directors, its former president, and some of its former and present employees, including the Company's receptionist. On or about May 17, 2002, Advanced Communications (Australia) voluntarily dismissed the suit as to the Company but not as to the individual defendants.

        The complaint sets forth multiple causes of action against the defendants, including various business torts. The basis of the complaint is that the defendants improperly interfered with and conspired to ruin plaintiff's business and conspired to force plaintiff into bankruptcy.

        In the opinion of the Company, based on input from legal counsel, the complaint is deficient and subject to attack on numerous procedural grounds. In the opinion of the Company, based on its knowledge of the facts and circumstances underlying the action, the complaint is also substantively deficient and meritless.

        Under the Company's articles of incorporation and applicable Florida law, the Company is obligated to indemnify and defend its directors and the officer named as defendants who have been served in the action. The Company might also be under an obligation to indemnify and defend the other former and present employees named as defendants who have not been served in the action, if and when they are served. This determination will be made on a case-by-case basis.

(C)  INDEMNIFICATION  AGREEMENT  BETWEEN  THE  COMPANY  AND  JACK  HALPERIN  RE:
NEEDHAM/DUPONT LAWSUIT
----------------------

        On or about July 2000, the Company entered into an indemnification agreement with Jack Halperin, Esq., our then SEC counsel, whereby the Company agreed to indemnify Mr. Halperin for all costs and damages incurred as a result of Mr. Halperin being named a defendant in the Needham/DuPont lawsuit filed against the Company, Mr. May and Mr. Halperin in July 2000. Mr. May executed this agreement on behalf of the Company. The agreement includes a provision that prohibits the Company from entering into any settlement agreement in the Needham/DuPont lawsuit unless such settlement agreement provides for the unconditional release of Mr. Halperin from any claim. On November 14, 2002, the Company settled the Needham/DuPont lawsuit without obtaining a full release for Mr. Halperin. The Company's Board of Directors is consulting with its current legal counsel to determine the validity of the indemnification agreement.

(D) PENDING CLAIM BY ADVANCED COMMUNICATIONS (AUSTRALIA) FOR COSTS OF AUSTRALIA LITIGATION AND FOR DAMAGES
--------------------------

        Following our withdrawal from the Australia litigation against Mr. May and Advanced Communications (Australia), Advanced Communications (Australia) applied to the court for an order awarding its costs of the litigation against the Company. Advanced Communications (Australia) has indicated that its costs of litigation were approximately AU$400,000 or US$220,000. Advanced Communications (Australia) has also applied for an order awarding damages against the Company in the amount of Aus $6,000,000 or approximately US$3,200,000 as a result of the Company notifying third parties in the U.S. with which Advanced Communications (Australia) was dealing in regard to SpectruCell, of the Australia Court's August 23, 2002 injunctive orders. Management believes that based on information made available to it, Advanced Communications (Australia) proposed claims for damages are without merit. To date, as far as the Company knows, the Australia Court has not awarded any costs and has not awarded any damages against the Company. It is not known if such awards will be made and, if they are made, what their amounts will be.

(E)  LEGAL MATTERS
------------------

        As of March 31, 2003, management has settled all of its outstanding lawsuits and has recorded the financial statement impact of such settlements. The Company is currently involved in a dispute with one of its creditors involving unpaid legal fees in the amount of $35,034. The Company did not contest the creditor's claim and on May 8, 2003 a default judgment was entered into by the court against the Company. The Company has previously recorded this expense and has determined that such judgment will not have a material adverse impact on the Company's financial condition.

        Management does not believe that the contingencies described above will have a material adverse impact on the future financial condition of the Company.


NOTE 8. GOING CONCERN
---------------------

        The Company's consolidated financial statements for the nine months ended March 31, 2003, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company's net loss of $1,670,852 and negative cash flows from operations of $111,121 for the nine months ended March 31, 2003, working capital deficiency of $3,846,963 and stockholders' deficiency of $5,855,745, raise substantial doubt about its ability to continue as a going concern.

        The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital, implement its business plan and acquire an existing profitable business enterprise. Management anticipates that the issuance of securities will generate sufficient resources for the continuation of the Company's operations and the implementation of its business plan.

        The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             ADVANCED COMMUNICATIONS
                       TECHNOLOGIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
  Advanced Communications Technologies, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Advanced Communications Technologies, Inc., and Subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended June 30, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Advanced Communications Technologies, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years ended June 30, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company's significant net loss of $4,332,693 for the year ended June 30, 2002, a working capital deficiency of $3,252,643, and a stockholders' deficiency of $4,940,050, raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 11. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEINBERG & COMPANY, P.A.


Boca Raton, Florida

September 7, 2002 (except for Note 12 (A) and (B) as to which date is December 4, 2002)

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS
                                 JUNE 30, 2002 AND JUNE 30, 2001

                                                                                 June 30,
                                                                           2002             2001
                                                                 -------------------------------------
                                ASSETS
                                ------
CURRENT ASSETS

Cash                                                               $      11,093     $       6,816
Prepaid Expense                                                                -            10,000
                                                                 ----------------    -------------
TOTAL CURRENT ASSETS                                                      11,093            16,816
                                                                 ----------------    -------------

PROPERTY AND EQUIPMENT (NET)                                              17,274            19,599

OTHER ASSETS
Purchase Goodwill-ACT-AU                                                       -         2,000,000
Security Deposits                                                         13,225             5,525
Other Receivables                                                          9,927                 -
Deferred Bond Financing Costs, net of accumulated amoritization           63,333                 -
                                                                 ----------------    -------------
TOTAL OTHER ASSETS                                                        86,485         2,005,525
                                                                 ----------------    -------------

TOTAL ASSETS                                                       $     114,852         2,041,940
------------                                                     ================    =============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

LIABILITIES

   CURRENT LIABILITIES
   Accounts Payable                                                $     872,493     $     844,205
   Accrued Compensation                                                  172,183           479,050
   Note Payable-Grassland                                                      -           118,530
   Loan Payable to Shareholder                                         1,055,736           796,000
   12% Convertible Debentures                                            100,407           200,750
   5% Convetible Debentures                                            1,000,000                 -
   Interest Payable                                                       62,917                 -
                                                                 ----------------    ---------------
   TOTOL CURRENT LIABILITIES                                           3,263,736         2,438,535

   LONG-TERM LIABILITIES
   Note Payable-ACT-Australia                                          1,791,166         2,173,167
                                                                 ----------------    --------------
   TOTAL OTHER LIABILITIES                                             1,791,166         2,173,167
                                                                 ----------------    --------------

TOTAL LIABILITIES                                                      5,054,902         4,611,702
                                                                 ----------------    --------------

STOCKHOLDER'S DEFICIENCY
   Preferred Stock, $.01 Par Value, 25,000,000 Shares Authorized,
   note issued and outstanding
   Common Stock, No Par Value, 200,000,000 and 100,000,000
   Shares Authorized, 114,102,622 and 94,489,916
   share issued and outstanding, respecitvely                         25,471,098        22,696,193
   Common Stock to be issued, 833,334 shares                                   -           250,000
   Deferred Commitment fees, net of accumulated amortization            (562,500)                -
   Accumulated Deficit                                               (29,848,648)      (25,515,955)
                                                                 ----------------    --------------
   TOTAL STOCKHOLDERS' DEFICIENCY                                     (4,940,050)       (2,569,762)
                                                                 ----------------    ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                     $     114,852     $   2,041,940
                                                                 ================    ===============

          See accompanying notes to consolidated financial statements.


                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001


                                                                        2002              2001
                                                                -----------------    -------------

SALES                                                           $             -       $     50,000
COST OF SALES                                                                 -            (57,310)
                                                                -----------------    -------------
GROSS PROFIT (LOSS)                                                           -             (7,310)
OPERATING EXPENSES


  Consulting Fees                                                        (10,149)          567,625
  Amortization and Depreciation                                          508,167         1,051,169
  Professional and Consulting Fees                                     1,228,780         1,214,739
  Other Selling, General and Administrative Expenses                     407,772           501,048
  Stock-Based Compensation                                               180,000                -
                                                                -----------------    -------------

TOTAL OPERATING EXPENSES                                               2,314,570         3,334,581

(LOSS) FROM OPERATIONS                                                (2,314,570)       (3,341,891)
                                                                -----------------    -------------

OTHER EXPENSES
  Interest expense                                                      (318,123)          (10,332)
  Loss from investment                                                         -        (3,571,654)
  Loss from impairment of goodwill                                    (1,700,000)      (12,399,864)
  Loss on investment acquisition deposit                                      -           (425,000)
  Realized loss on decline in marketable securities                           -             (6,825)
                                                                -----------------    -------------

TOTAL OTHER (EXPENSES)                                                (2,018,123)      (16,413,675)
                                                                -----------------    -------------

(LOSS) BEFORE EXTRAORDINARY GAIN                                      (4,332,693)      (19,755,566)

EXTRAORDINARY GAIN
  Gain on extinguishment of debt                                              -             23,000
                                                                -----------------    --------------

NET (LOSS)
----------                                                      $     (4,332,693)     $ (19,732,566)
                                                                =================    ===============

Net (Loss) Per Share- Basic and Dilutive                        $          (0.04)     $       (0.22)
                                                                =================    ===============

Weighted Average Number of Shares Outstanding During the
Period-Basic and Dilutive                                      $    100,576,484      $  87,976,428
                                                                =================    ===============

          See accompanying notes to consolidated financial statements.


                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                       FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001


                                                                            COMMON STOCK TO
                                       COMMON STOCK                            BE ISSUED        COMMON      DEFFERED
                                 --------------------   ACCUMULATED       ----------------     STOCK       COMMITMENT
                                   SHARES     AMOUNT     DEFICIT          SHARES      AMOUNT   ADVANCES    FEE          TOTAL
                                ------------------------------------------------------------------------------------------------
BALANCE AT JUNE 30, 2000        82,227,280    $16,865,441   $(5,783,389)                        $(375,000)          -  $ 10,707,052

Stock issued for cash           3,060,600         642,726                                                                   642,726
Stock warrants issued for cash                    275,454                                                                   275,454
Stock to be issued                                                          833,334    250,000                              250,000
Stock issued for offering costs   250,000                                                                                         -
Stock issued for services       1,051,491         328,870                                                                   328,870
Stock issued for
extinguishment of debt          6,597,000       4,545,902                                                                 4,545,902
Stock issued for conversion of
convertible debt                1,803,545         412,800                                                                   412,800
Common stock retired            (500,000)       (375,000)                                          375,000                        -
Net (loss) for the year                                     (19,732,566)                                               (19,732,566)
                                ---------------------------------------------------------------------------------------------------

BALANCE AT JUNE 30, 2001        94,489,916     22,696,193  $(25,515,955)   $833,334  $ 250,000           -          -  $(2,569,762)
                                ---------------------------------------------------------------------------------------------------

Stock issued for services       6,334,679         677,634                  (33,334)   (10,000)                              667,634
Stock issued for
extinguishments of debt         1,190,000         357,001                                                                   357,001
Stock issued for conversion of
convertible debt                4,250,000         100,343                                                                   100,343
Stock issued for cash           1,233,333         260,000                 (800,000)  (240,000)                               20,000
Stock warrants issued for cash          -         110,000                                                                   110,000
Stock issued for offering costs   137,727               -                                                                         -
Stock and warrants issued from
repricing of previously issued
shares                          2,146,967               -                                                                         -
Stock issued to Directors for
services                        1,000,000         180,000                                                                   180,000
ztock issued for commitment
fees                            3,000,000         750,000                                                  $(562,500)    187,500
Capital contribution                    -           9,927                                                                     9,927
Stock issued in settlement of
lawsuit                           320,000          80,000                                                                    80,000
Interest on beneficial
conversion-Convertible
Debentures                              -         250,000                                                                   250,000
Net (loss) for the year                                      (4,332,693)                                                (4,332,693)
                                ---------------------------------------------------------------------------------------------------

BALANCE AT JUNE 30, 2002        114,102,622   $25,471,098  $(29,848,648)          -  $       -  $          $(562,500)  $(4,940,050)
                                ===================================================================================================




                   See accompanying notes to consolidated financial statements.


                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001


                                                                2002                2001
                                                          -----------------    -----------------

Net (loss)                                                $  (4,332,693)       $    (19,732,566)

Adjustments to reconcile net loss to net cash used:

Depreciation and amortization                                   508,167               1,051,169

Realized loss on decline in marketable securities                     -                   6,825

Stock issued for services                                       847,634                 328,870

Stock issued in settlement of lawsuit                            80,000

Gain on extinguishment of debt                                        -                 (23,000)

Loss from investment                                                  -               3,571,654

Loss from impairment of goodwill                              1,700,000              12,399,864

Accrued compensation                                           (306,867)                247,500

Interest Expense on Beneficial Conversion Feature               250,000                       -

change in operating assets and liabilities:

(Increase) decrease in assets

  Prepaid expense                                                10,000                  36,118

  Deposits and other                                              7,700                  40,000

Increase (decrease) in liabilities:

  Accounts payable                                               28,288                 633,235
  Interest payable                                               62,917                  10,332
  Deferred revenue and other                                     41,600                 (50,000)
                                                          -----------------    -----------------
   Net cash used in operating activities                     (1,103,254)             (1,479,999)
                                                          -----------------    -----------------
CASHFLOWS FROM INVESTING ACTIVITIES:
------------------------------------

Loan to unconsolidated affiliated company                             -                (247,608)
Purchase of fixed assets                                         (1,675)                 (8,411)
Repayment of laon to unconsolidated affiliate                   (25,000)                      -
  Net cash used in investing activities                     -----------------    -----------------

CASHFLOWS FROM FINANCING ACTIVITIES                              26,675                 256,019
-----------------------------------                         -----------------    -----------------

Repayment of note payable                                      (118,530)                      -
Loan proceeds form shareholder                                  259,736                 544,500
Proceeds from stock to be issued                                      -                 250,000
Proceeds from issuance of common stock
and warrants net of offering costs                              130,000                 918,180
Proceeds from issuance of convetible debentures, net            889,000
Proceeds form short-term loan, net of financing fees            299,000
Repayment of short-term loan                                   (325,000)                      -
                                                          -----------------    -----------------
  Net cash provided by financing activities                   1,134,206               1,712,680
                                                          -----------------    -----------------

  Net increase (decrease) in cash                                 4,277                 (23,338)

Cash and cash equivalents at beginning of year                    6,816                  30,154
                                                          -----------------    -----------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                  $      11,093        $          6,816
----------------------------------------                  =================    =================

          See accompanying notes to consolidated financial statements.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended June 30, 2002, the Company issued 1,190,000 shares of common stock, valued at $357,001, in partial payment of notes payable held by a related Australian corporation, in whom we hold a 20% investment, and a non-related company (See Notes 6(B) and 8(D)).

During the year ended June 30, 2002 the Company issued 4,250,000 shares of common stock, valued at $100,343, for the conversion of convertible debentures.

During the year ended June 30, 2001, the Company issued 6,597,000 shares of common stock, valued at $4,545,902, in partial payment of notes payable held by a related Australian corporation, in whom we hold a 20% investment, and a non-related company (See Notes 6(B) and 8(D)).

During the year ended June 30, 2001, the Company issued 1,803,545 shares of common stock, valued at $412,800, for the conversion of convertible debentures.




NOTE 1. PRINCIPLES OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------------------------

(A) ORGANIZATION
----------------

The Company was formed on April 30, 1998 and was inactive from its date of formation until April 1999 when it acquired all of the issued and outstanding stock of Media Forum International, Inc. ("MFI") in a reverse merger. The merger was treated as an acquisition of all of the assets of MFI and as a recapitalization of the Company. In July 1999, the Company formed Advanced Global Communications, Inc. ("AGC") as a wholly owned subsidiary to conduct its international telephone network distribution business. On January 31, 2000, the Company acquired all of the then issued and outstanding shares of SmartInvestment.com, Inc. ("Smart") an inactive reporting company, for 200,000 shares of restricted common stock. The Company elected successor issuer status to become a fully reporting company. The Company treated the purchase as a recapitalization, and has not recorded any goodwill associated with the acquisition. On April 5, 2000, the Company acquired a 20% equity ownership interest in Advanced Communications Technology (Australia) Pty Ltd ("Advanced Communications (Australia)"), an unconsolidated affiliated entity. The Company is currently in litigation over its ownership rights. SEE NOTE 10(B)(IV). On July 5, 2000, the Company entered into a License and Distribution Agreement with Advanced Communications Technologies (Australia) Pty Ltd. pursuant to which the Company has the exclusive rights to market and distribute the SpectruCell technology in North, South and Central America. The License and Distribution Agreement is effective for an indefinite period. The parties to this License and Distribution Agreement are currently involved in litigation in connection with this agreement. (SEE NOTE 10(B)(IV). In July 2000, the Company formed Australon USA, Inc. ("Australon"), a Delaware corporation owned 50% by the Company and 50% by Australon Enterprises Pty., Ltd., a publicly traded company listed on the Australian Stock Exchange and a 66% owned subsidiary of Advanced Communications (Australia). In November 2000, the Company formed Advanced Network Technologies
(USA), Inc. ("ANT"), a Delaware corporation owned 70% by the Company and 30% by Advanced Communications (Australia). Both Australon and ANT are inactive and have never been operational. Australon Enterprises Pty Ltd is an Australian public company that manufactures and distributes remote monitoring devices for homes and businesses such as remote meter reading and residential automated gateway devices. While Mr. May, our former CEO and Chairman of the Board has a significant ownership interest in Australon Enterprise Pty, through his ownership interest in ACT AU, he is not involved in Australon `s daily management or business operations and is not represented on its Board of Directors. The joint venture relationship was established while Mr. May controlled both companies. Presently, the company is not in negotiations with
Australon Enterprises Pty and will not enter into any discussions with Australon's management until the Company's lawsuit with Advanced Communications (Australia)Advanced Communications (Australia) and Mr. May is resolved. Australon USA, Inc is inactive and will remain inactive for the foreseeable future.

The Company will account for the future results of operations, if any, of Australon on an equity basis and ANT on a consolidated basis.

The Company is a marketing company whose primary activity is the ownership of the rights to the SpectruCell technology including a License and Distribution

Agreement and its investment in Advanced Communications (Australia). The Company expects to generate revenue from the marketing and distribution of Advanced Communications (Australia)'s software defined radio based wireless communication product "SpectruCell". The Company has not generated any meaningful revenue to date.

(B) PRINCIPLES OF CONSOLIDATION
-------------------------------

The accompanying consolidated financial statements include the accounts of the Company and its inactive subsidiaries AGC, Australon and ANT. All significant intercompany transactions and balances have been eliminated in consolidation. The Company accounts for its investment in Advanced Communications (Australia), a non-consolidated affiliate (a 20-50% owned company over which the Company does not exercise control) under the equity method of accounting.

(C) USE OF ESTIMATES
--------------------

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

The carrying amounts of the Company's accounts payable, accrued liabilities, debentures, and loans payable approximates fair value due to the relatively short period to maturity for these instruments.

(E) MARKETABLE SECURITIES
-------------------------

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized losses, reported as a separate component of stockholders' equity.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

(F) PROPERTY AND EQUIPMENT
--------------------------

Property and equipment are stated at cost and depreciated, using accelerated methods, over the estimated useful lives of 5 years.

(G) LONG-LIVED ASSETS
---------------------

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

(H) INCOME TAXES
----------------

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

There was no current income tax expense for the fiscal years ended June 30, 2002 and 2001 due to net operating losses in both periods. Any deferred tax asset arising from the future benefit of the Company's net operating loss carryforward, of approximately $13,948,000, has been fully reserved.

(I) COMPREHENSIVE INCOME
------------------------

The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components.

(J) REVENUE RECOGNITION
-----------------------

For the fiscal year ended June 30, 2001, revenue was generally recognized at the time telephone service minutes were used and based on the volume of call service provided to customers and processed by the Company's contractual service providers. The Company recognized no revenue for the fiscal year ended June 30, 2002.

(K) CONCENTRATION OF CREDIT RISK
--------------------------------

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(L) LOSS PER SHARE
------------------

Basic and dilutive net loss per common share is computed based upon the weighted average common shares outstanding.

(M) NEW ACCOUNTING PRONOUNCEMENTS
---------------------------------

The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

SFAS No. 142 is effective for years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted. The Company intends to adopt the provisions of SFAS 142 in its financial statements for the fiscal year ended June 30, 2002.

Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for years beginning after June 15, 2002, with earlier application encouraged.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001.

With the exception of the adoption of SFAS No. 142 (See Note 2), the adoption of these pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 2. INVESTMENT IN UNCONSOLIDATED AFFILIATE
----------------------------------------------

In April 2000, the Company acquired 20% of the common stock of Advanced Communications (Australia), an unconsolidated affiliate. The purchase price of the investment amounted to $19,350,000, and was comprised of a note payable for $7,500,000 (See Note 1(A) and Note 6(B)) and the issuance of 5,000,000 shares of restricted common stock valued at $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill.

The Company's 20% interest in Advanced Communications (Australia) was accounted for using the equity method of accounting and was stated at the amortized cost of goodwill and the equity in undistributed earnings since acquisition. The equity in earnings of Advanced Communications (Australia) was adjusted for the amortization of the goodwill, as discussed above. During the year ended June 30, 2001, the Company reduced the carrying value of its unconsolidated equity investment in Advanced Communications to $2,000,000 based on management's evaluation of Advanced Communications (Australia)'s fair market value. This adjustment was required by FASB 121 ("Accounting for Impairment of Long-Lived Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such pronouncements require the annual evaluation of long-lived assets for impairment.

Advanced Communications (Australia) had a current period operating loss combined with a history of operating losses due to the fact that Advanced Communications (Australia) has been in development stage activities since inception and has not generated any sales revenue for its products. Advanced Communications
(Australia)'s projections of estimated future cash flows could not be objectively verified because Advanced Communications (Australia) had not completed scheduled field trials of the SpectruCell product, a requisite before sales can be recognized. Based on these factors, management completely wrote-off its investment in Advanced Communications (Australia) and wrote-down its investment in Advanced Communications (Australia)'s goodwill to $2,000,000 based on the fair market value of Advanced Communications (Australia)'s 66% majority ownership interest in Australon Enterprises, Ltd, a publicly traded Australian company.

Amortization was computed on a straight-line basis over fifteen years until June 30, 2001 when the Company re-assessed the life of the goodwill to be 5 years. This change coupled with the write down of goodwill resulted in a reduction of Goodwill amortization on a quarterly basis from $261,542 to $100,000. The amortization of goodwill charged to income for the fiscal years ended June 30, 2002 and June 30, 2001 was $300,000 and $1,046,169, respectively.

Due to litigation by the Australian Tax Office against Advanced Communications (Australia) and Advanced Communications (Australia)'s subsequent filing on or about July 18, 2002 for protection under Australia's insolvency laws by appointing an Independent Administrator to take over its business and affairs (see Note 10(B)(iv)), management has determined that its remaining goodwill investment is impaired pursuant to the provisions of SFAS 142. Accordingly, the Company has written off the balance of its unamortized goodwill of $1,700,000 during the fiscal year ended June 30, 2002.

The components of the Company's investment in its unconsolidated affiliate Advanced Communications (Australia) at June 30, 2002 are as follows:


                                             INVESTMENT            GOODWILL              TOTAL
                                         -------------------  ------------------   ------------------

At acquisition                              $     3,657,472     $    15,692,528      $    19,350,000

Cumulative Investment loss                       (3,657,472)                  --          (3,657,472)
Amortization of goodwill                                  --         (1,292,664)          (1,292,664)
Impairment of goodwill                                    --        (12,399,864)         (12,399,864)
                                         -------------------  ------------------   ------------------
Balance at June 30, 2001                    $             --    $     2,000,000      $     2,000,000

Cumulative amortization of goodwill
  through March 31, 2002                                               (300,000)            (300,000)
Impairment of goodwill                                    --         (1,700,000)          (1,700,000)
                                         -------------------  ------------------   ------------------
Balance at June 30, 2002                    $             --    $             --     $             --
                                         ===================  ==================   ==================



NOTE 3. REALIZED LOSS ON DECLINE IN MARKETABLE SECURITIES
---------------------------------------------------------

The Company's marketable securities were comprised of equity securities, all classified as available-for-sale, which were carried at their fair value based upon the quoted market prices of those investments at June 30, 2001 and 2000. Declines in the fair value that are other than temporary result in write-downs of the securities and are included in earnings as realized losses. The Company determined there was a permanent decline in the fair value of these securities and at June 30, 2001 the Company wrote down these securities to their fair value of $0. This resulted in $6,825 being recognized in the statements of operations as a realized loss on decline in marketable securities for the year ended June 30, 2001.

NOTE 4. PROPERTY AND EQUIPMENT
------------------------------

                                                  2002           2001
                                               ------------   -----------

              Computer and office equipment     $    32,909    $   31,234
              Less:  Accumulated depreciation      (15,635)      (11,635)
                                               ------------   -----------
              Property and equipment - net           17,274        19,599
                                               ============   ===========

Depreciation expense for the years ended June 30, 2002 and 2001 was $4,000 and $5,000, respectively.

NOTE 5. ACCRUED COMPENSATION
----------------------------

The Company had an oral agreement with Mr. Roger May to serve as the Chief Executive Officer of the Company. Mr. May agreed to defer payment of the amounts owed him pursuant to the oral agreement due to the Company's lack of funds. The Company owed Mr. May $479,050 at June 30, 2001. On November 30, 2001, Mr. May was removed as the Company's Chief Executive Officer. Subsequent to that date, Mr. May was not entitled to receive any additional compensation from the Company.

At the request of the Company's Board of Directors, the Compensation Committee conducted a review of the nature of the past services provided by Mr. May to the Company to determine whether a portion of such services are more properly allocable to the Company's unconsolidated Australian affiliate. At the Company's March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia)Advanced Communications (Australia), leaving a balance of $172,183 at June 30, 2002.

NOTE 6.       NOTES AND LOAN PAYABLE
------------------------------------

(A) NOTE PAYABLE-GRASSLAND
--------------------------

MFI was obligated to pay $150,000 to a company (the "Payee") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due to the Payee. However, a dispute arose as to whether the Payee authorized the issuance of the shares. The Payee filed a suit during December 1997 to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000 resulting in the total principal and accrued interest payable at June 30, 2000 of $234,507. In June 2000, the parties agreed to settle the matter for a payment of $200,000. This resulted in a gain on extinguishment of debt in the amount of $34,507. The Company made a payment of $50,000 by June 30, 2000. The $150,000 remainder was to be paid with proceeds from the 75,000 shares of stock and any remaining balance to be paid by the Company. The revised obligation was to be paid by August 14, 2000. The Company defaulted on this revised payment obligation and a judgment against the Company was entered. In October 2000, the Company sold the 75,000 shares of stock realizing $41,802 which it remitted in partial repayment of its outstanding debt. As of June 30, 2001, the Company's remaining balance and accrued interest on this obligation was $118,530. An additional $4,206 of interest was accrued on this note and on October 19, 2001 the Company paid the obligation in full. On October 24, 2001 the Company received notice from the court that the judgment has been satisfied.

(B) NOTE PAYABLE TO ADVANCED COMMUNICATIONS (AUSTRALIA)
-------------------------------------------------------

The Company had a non-interest bearing and unsecured note payable to Advanced Communications (Australia) of $7,500,000 as of April 5, 2000 (See Note 2). The note was payable in three equal monthly installments commencing on May 31, 2000. Under the terms of the Stock Purchase Agreement with Advanced Communications (Australia), the monthly installment payments were extended without interest to allow for the Company , on a best efforts basis, to raise the cash portion of the purchase price through a private or public offering of securities. There are no default or penalty provisions under the terms of the Stock Purchase Agreement. Upon raising funds pursuant to a private or public offering, the Company shall only be obligated to repay Advanced Communications (Australia)'s note with those funds remaining after deduction for reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries, as determined by the Company's Board of Directors.

The following schedule represents payments on such debt by issuance of restricted common stock to either Advanced Communications (Australia) or creditors or employees of Advanced Communications (Australia). Such transactions were recorded at the market price of the stock at date of issuance.

                                         SHARES
                DATE             OF COMMON STOCK ISSUED            VALUE
     ------------------------   ------------------------  ---------------------
     September 2000                       5,000,000              $ 3,500,000
     October 2000(1)                        460,000                  460,000
     June 2001                            1,137,000                  567,100
     September 2001                       1,190,000                  357,001
                                      -------------             ---------------
                                          7,787,000              $ 4,884,101
                                      =============             ===============


(1) This transaction resulted in a gain on extinguishment of debt of $23,000.


During the fiscal years ended June 30, 2002 and 2001 the Company repaid $25,000 and $247,608 of the obligation in cash, respectively.

Pursuant to the terms of the April 5, 2000 Stock Purchase Agreement between the Company and Advanced Communications (Australia), the Company has elected to reduce its outstanding loan balance by $552,125 for funds previously advanced to Advanced Communications (Australia).

As of June 30, 2002, the balance of the Company's obligation to Advanced Communications (Australia) was $1,791,166. The Company is currently in litigation with Advanced Communications (Australia) regarding the attempt by Mr. May and Advanced Communications (Australia) to lien or transfer the Company's shares in Advanced Communications (Australia) for alleged nonpayment of the Company's obligation (See Note 10 (B)(iv.)).

(C) LOAN PAYABLE TO SHAREHOLDER
-------------------------------

As of June 30, 2002 and 2001, the Company owed Global Communications Technology Pty Ltd., an Australian company wholly-owned by Mr. May, a former officer and director of the Company, $1,055,736 and $796,000 respectfully, for funds advanced to the Company to provide working capital. This loan is non-interest bearing and unsecured, and has no scheduled date for repayment. The Company believes that the loan is not due upon demand. However, since the actual repayment terms are not known with any specificity because the terms are not confirmed in a written document, the loan has been classified as a current liability.

(D) SHORT TERM LOAN PAYABLE
---------------------------

On December 13, 2001 the Company entered into a 90 day $325,000 Promissory Note (the "Note") with Cornell Capital Partners, LP. The Note bore interest at 12% and was secured by a Guaranty and Pledge Agreement executed by three stockholders. The Company realized $269,000 of net proceeds after financing costs and legal fees. The Note was repaid on January 14, 2002 with proceeds from the Company's $1 million Convertible Debenture (See Note 7(B)).

NOTE 7. CONVERTIBLE DEBENTURES
------------------------------

(A) AJW PARTNERS, LLC AND NEW MILLENNIUM CAPITAL PARTNERS II, LLC
-----------------------------------------------------------------

On September 30, 1999, the Company entered into secured convertible debentures purchase agreements with two investors, who were also stockholders of the Company, whereby the Company sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, which were convertible into shares of the Company's Common Stock. In addition, on September 30, 1999, the Company issued another convertible debenture to Bank Insinger de Beaufort N.V. in the amount of $150,000. The debentures were convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion was to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date during the fiscal year ended June 30, 2000.

The Company further reduced these bonds payable by offsetting a related bond receivable in the amount of $36,450.

Between October and December 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC elected to convert $262,800 of convertible debentures into 860,378 shares of the Company's restricted common stock.

In December 2000, Bank Insinger de Beaufort N.V. converted its $150,000 note, inclusive of accrued and unpaid interest into 943,167 shares of the Company's restricted common stock.

On April 24, 2002 the Company entered into a Settlement Agreement with the two note holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the note holders agreed to dismiss their lawsuit and convert their remaining unpaid obligation, inclusive of accrued and unpaid interest, into 8,500,000 shares of the Company's common stock, payable over a 180-day period. On April 24, 2002 and June 4, 2002, the Company issued a total of 2,921,450 and 1,328,550 shares of common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively (See
Note 10(B)) for a total debt reduction of $100,343.

As of June 30,  2002 and June 30,  2001,  $100,407  and  $200,750 of 12% Secured
Convertible Debentures, respectively remain outstanding.

On August 26, 2002, the Company issued its third set of shares to AJW Partners, LLC (1,460,725 shares) and New Millennium Capital Partners II, LLC (664,275 shares). The final delivery of shares is due on or about October 21, 2002.

(B) CORNELL CAPITAL PARTNERS, LP
--------------------------------

In January 2002, the Company issued, in the aggregate, $1 million of 5% Convertible Debentures to Cornell Capital Partners, LP and other investors.

These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to 120% of the closing bid price of the common stock as of the closing date or $.40, whichever is higher, or (b) an amount equal to 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. These convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At the Company's option, these debentures may be paid in cash at maturity or redeemed at a 20% premium prior to January 2004.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

The Company accrued $22,917 of interest as of June 30, 2002 on these debentures.

The Company realized $564,000 of net proceeds after financing fees, closing costs and the repayment of the $325,000 ninety-day short-term note (See Note 6(D)).

The Company incurred $80,000 of financing costs associated with the 5% Convertible Debentures that is being amortized over the life of the debentures. Amortization of $16,667 was expensed for the fiscal year ended June 30, 2002.

NOTE 8. STOCKHOLDERS' DEFICIENCY
--------------------------------

On September 11, 2001, the Company's stockholders authorized a change in the Company's Articles of Incorporation increasing the authorized no par value common shares from 100,000,000 to 200,000,000 and providing for a class of 25,000,000 $.01 par value shares of preferred stock which will have such terms as the Board of Directors shall determine from time to time. A Certificate of Amendment to the Company's Articles of Incorporation incorporating the above changes was filed on September 27, 2001.

(A) PRIVATE PLACEMENT
---------------------

During the period of December 2000 to August 2001, pursuant to a private placement, the Company issued 4,293,933 shares of common stock and 4,293,933 warrants at $.30 per share. The Company received $1,288,180 from investors, which included $250,000 for stock not yet issued as of June 30, 2001 (which was subsequently issued during the year ended June 30, 2002) and $275,454 for warrants.

For the fiscal years ended June 30, 2002 and June 30, 2001, the Company issued 137,727 and 250,000 shares of common stock, valued at $75,000 and $41,318 respectively, in payment of offering costs incurred. The value assigned to this stock was based on the private placement memorandum of $.30 per share. The value of the common stock has been charged to equity as direct costs to the offering.

The fair market value of the warrants, aggregating $110,000 and $275,454 at June 30, 2002 and June 30, 2001, respectively, was estimated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 49.84%, risk-free interest rate 4.22%, expected option life 2 years. At June 30, 2002, no warrants have been exercised.

On February 27, 2002, the Company's Board of Directors approved a resolution to reprice the private placement offering from $.30 per share to $.20 per share. The Board of Directors repriced these shares due the delay in registering the shares sold to investors in such private placement. The Company did not receive any consideration for the repricing of the shares. The repricing resulted in the additional issuance of 2,146,967 of its restricted common stock and warrants to the 23 investors that previously subscribed to the Company's private placement. The exercise price of the underlying warrants will remain at $.30 per share.

(B) EQUITY LINE OF CREDIT FACILITY
----------------------------------

On January 10, 2002, the Company entered into a $30 million Equity Line of Credit facility with Cornell Capital Partners, LP. Pursuant to the Equity Line of Credit, the Company may, at its discretion, periodically issue and sell to Cornell Capital Partners, LP shares of common stock for a total purchase of $30 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $2 million in any 30-day period. Cornell Capital Partners, LP will purchase the shares of common stock for a 9% discount to the lowest closing bid price of the Company's common stock during the 5 trading days after a notice date. In addition, Cornell Capital Partners, LP will retain 3% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $740,000, paid in 2,960,000 shares of common stock. Cornell Capital Partners, LP intends to sell any shares under the Equity Line of Credit at the then prevailing market price. As of June 30, 2002, the Company has not drawn down any funds on this line.

The Company has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 40,000 shares of the Company's common stock, which was equal to $10,000 at a closing bid of $.25 on January 10, 2002.

For the fiscal year ended June 30, 2002, the Company recorded amortization expense of $187,500 in connection with the $750,000 two year commitment fees and the balance of $562,500 has been recorded as deferred commitment fees and classified as part of stockholders' deficiency (See Note 8(G)).

(C) STOCK ISSUED FOR SERVICES
-----------------------------

During the fiscal year ended June 30, 2001, the Company issued 1,051,491 shares of common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $328,870.

During the fiscal year ended June 30, 2002, the Company issued 6,334,679 shares of restricted common stock for services valued at $667,634. The stock was valued based on the quoted trading price on the grant dates.

(D) STOCK ISSUED FOR EXTINGUISHMENT OF DEBT
-------------------------------------------

During the fiscal years ended June 30, 2002 and June 30, 2001, the Company issued 6,597,000 and 1,190,000 shares of restricted common stock respectively, to Advanced Communications (Australia), its vendors and employees for the partial extinguishment of debt. The stock was valued based on the quoted trading price on the grant dates, which aggregated $4,545,902 and $357,001 respectively (See Note 6(B)).

(E) STOCK ISSUED TO DIRECTORS
-----------------------------

During the fiscal year ended June 30, 2002, the Company issued 200,000 shares of its restricted common stock having a value of $36,000 to each of its five current Directors for services rendered to the Company as directors during the two-year period ending September 30, 2002. The Company issued a total of 1,000,000 shares in the aggregate having a value of $180,000. The stock was valued based on the quoted trading price of the Company's stock on the date that the shares were granted to the individual directors.

(F) STOCK ISSUED IN SETTLEMENT OF LAWSUIT
-----------------------------------------

During the year ended June 30, 2002, the Company issued 320,000 shares of its restricted common stock having a value of $80,000 to the principals of WORLD IP in full settlement of the WORLD IP rescission lawsuit. The stock was valued based on the quoted trading price of the Company's stock on the date that the shares were granted (See Note 10B).

(G) STOCK ISSUED FOR PLACEMENT FEES
-----------------------------------

During the fiscal year ended June 30, 2002, the Company issued 2,960,000 shares of its restricted common stock having a value of $740,000 to Cornell Capital Partners, LP as a one-time commitment fee in connection with the $30 million Equity Line of Credit Agreement. The stock was priced at the closing bid price of $.25 per share on January 10, 2002. In addition, the Company issued 40,000 shares of its restricted common stock having a value of $10,000 to Westrock Advisors, Inc to advise it in connection with the Equity Line of Credit. The 40,000 shares were also priced at the closing bid price of $.25 on January 10, 2002.

(H) STOCK ISSUED FOR CONVERTIBLE DEBENTURES
-------------------------------------------

During the fiscal years ended June 30, 2002 and June 30, 2001, the Company issued 1,803,545 and 4,250,000 shares of stock to the 12% Convertible Debenture holders in extinguishments of $412,800 and $100,343 of Convertible Debentures respectively (See Note 10B).

NOTE 9. RELATED PARTIES
-----------------------

(A) GLOBAL COMMUNICATIONS TECHNOLOGY PTY LTD
--------------------------------------------

Global Communications Technology Pty Ltd., a related party, is wholly owned by Mr. May a principal stockholder of the Company (See Note 6(C)).

(B) ADVANCED COMMUNICATIONS TECHNOLOGY (AUSTRALIA) PTY. LTD.
------------------------------------------------------------

Advanced Communications Technology (Australia) Pty. Ltd., an Australian company, is 70% owned by Mr. May's wholly owned company, Global Communications Technology Pty Ltd. Advanced Communications Technologies (Australia) Pty Ltd placed itself into voluntary administration on or about July 18, 2002 (See Note 10B(iv)).

(C) LEGAL COUNSEL
-----------------

Certain of the Company's legal counsel are stockholders and directors of the Company.

NOTE 10.       COMMITMENTS AND CONTINGENCIES
--------------------------------------------

(A)     LEASE AGREEMENT
-----------------------

The Company is a party to a three-year office lease commencing January 1, 2002 and ending December 31, 2004. The monthly rent is $7,634 inclusive of the cost of monthly parking. The minimum lease payment for the remaining life of the lease is $229,020. On August 1, 2002, the Company notified the landlord that it was relocating its office from California to New York. The Company has engaged Grubb & Ellis to find a suitable subtenant to assume all or a portion of the Company's remaining lease obligation.

The Company is a guarantor of Jason Webster's one-year residential lease which expires January 25, 2003. The Guaranty which was executed in January 2002 requires the Company to reimburse the landlord in the event of a default by Jason Webster, the former Director of Corporate Communications of the Company. The rent under the residential lease is $1,600 per month. The Company has not been required to perform under the Guaranty.

(B)      LEGAL MATTERS
----------------------

(I)     NANCY J. NEEDHAM AND EDMUND R. DUPONT LAWSUIT

In NANCY J. NEEDHAM; EDMUND R. DUPONT ET AL V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., ET al, an action filed July 2000 in the Fifteenth Judicial Circuit in the State of Florida, two former officers and directors of the Company are seeking damages and injunctive relief arising out of the Company's refusal to provide legal opinion letters and to take other actions necessary to allow the former officers to convert restricted stock into unrestricted stock under an exemption under Rule 144. The plaintiffs have not specified the amount of damages they are seeking. The Company has filed a counterclaim to rescind all of the Plaintiffs' stock for lack and/or failure of consideration and other damages. In October 2001, the Court denied summary judgment for the Plaintiffs. In July 2002 the court denied the Company's motion to dismiss. The Company believes that it has meritorious defenses to the suit and is vigorously defending the litigation.

(II)    WORLD IP INCORPORATED SETTLEMENT

In ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., ET AL V. WORLD IP INCORPORATED, ET AL, an action filed in the Fifteenth Judicial Circuit in the State of Florida, the Company sued World IP Incorporated, its subsidiaries and shareholders (collectively, "World") for breach of the terms of a Stock Subscription and Purchase Agreement between the parties dated November 10, 1999.

The parties entered into Settlement and Rescission Agreements, pursuant to which all transactions between the parties including the Stock Subscription and Purchase Agreement, the issuance of World stock to the Company and the issuance of 500,000 shares of the Company's stock to World's shareholders were rescinded effective November 10, 1999. Further, World's shareholders were issued 320,000 shares of the Company's stock (See Note 8F) which will be registered pursuant to the Registration Statement currently on file with the Securities Exchange Commission. The lawsuit was dismissed by a Court order dated January 29, 2002.

(III)   AJW PARTNERS, LLC AND NEW MILLENNIUM CAPITAL PARTNERS II, LLC

On April 24, 2002, the Company entered into a Settlement Agreement with the two remaining September 1999 Convertible Debenture holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the Company is obligated to issue, over a 180 day period, 8,500,000 shares of its common stock in exchange for the dismissal of the lawsuit and in satisfaction of the remaining outstanding principal and accrued interest. The Company had the option, until July 23, 2002, to substitute cash in lieu of shares. On closing, the Company issued 1,460,725 and 664,275 shares of its common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively. A Stipulation and Order of Discontinuance was filed with and Ordered by the court on April 25, 2002 (See Note 7A). On June 4, 2002 the Company issued an additional 1,460,725 and 664,275 shares of common stock to AJW Partners LLC and New Millennium Capital Partners, II, LLC (See Notes 7(A) and 8
(H)).

(IV)    ADVANCED COMMUNICATIONS (AUSTRALIA)) LITIGATION

On December 6, 2001, Mr. Roger May, as Chairman and Chief Executive Officer of Advanced Communications (Australia), sent a letter to the Company demanding full payment of all amounts due under the Stock Purchase Agreement between the Company and Advanced Communications (Australia) (the "Stock Purchase Agreement). This letter was dated six days after Mr. May was removed by the Board of Directors of the Company from all executive capacities including as President and Chief Executive Officer. Mr. May sent additional demand letters on December 11, 2001, and December 21, 2001. These demand letters threatened to exercise the rights granted to Advanced Communications (Australia) under its constitutional documents, which include exercising Advanced Communications (Australia)'s lien over the shares registered in the name of the Company or declaring that those shares be forfeited. The Company believes that it has fully met its obligation under the Stock Purchase Agreement, which states that payments are only required to be paid to Advanced Communications (Australia) from those funds remaining after deduction of reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries as determined by its Board of Directors. At this time, the Company does not have sufficient funds available to pay to Advanced Communications (Australia). On January 23, 2002, the Company filed suit against Advanced Communications (Australia) and Roger May in the Supreme Court of Victoria at Melbourne, Australia to protect its investment.

On  January  23,  2002,  the Court  issued  an  interim  injunction  effectively enjoining and prohibiting Advanced Communications (Australia) from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" the Company's stock in Advanced Communications (Australia). The interim injunction was recently extended by the court until a final determination is made at trial.

On March 15, 2002, Advanced Communications (Australia) issued a press release stating that EntrePort Corporation ("EntrePort"), an AMEX listed company, executed "definitive documents" whereby EntrePort would acquire a minority interest in Advanced Communications (Australia) and Advanced Communications (Australia) would purchase a majority interest in EntrePort. Further, on March 14, 2002, Advanced Communications (Australia) entered into an Acquisition Agreement with EntrePort (the "Acquisition Agreement") which stated that Advanced Communications (Australia) "now plans to locate and establish a base of operations in the United States for the continued development, marketing and distribution of the SpectruCell product in the USA and Canada. Such base of operations will involve the establishment of engineering facilities, research and development, sales, marketing and distribution." The Acquisition Agreement also stated that EntrePort's name would be changed to "Advanced Communications USA, Inc." Mr. May resigned from the Company's Board of Directors one day before entering into the Acquisition Agreement.

The Company believes that the transaction with EntrePort as described in the Acquisition Agreement is inconsistent with the rights granted to it by Advanced Communications (Australia) in the License and Distribution Agreement dated July 5, 2000 pursuant to which the Company received the exclusive rights to market and distribute the SpectruCell technology in North, South and Central America. The Company therefore instructed its Australian lawyers to write to Advanced Communications (Australia) requesting an undertaking that it would not appoint EntrePort or any other person to market and distribute the SpectruCell technology in the exclusive territory in breach of the license agreement. Advanced Communications (Australia) refused to provide the undertaking sought by the Company and, accordingly, the Company applied to the Court for an order restraining Advanced Communications (Australia) from breaching the terms of the license agreement. On April 26, 2002, the Court issued an interim order that held that Advanced Communications (Australia), whether by itself or by its officers, employees, agents, attorneys or any of them is restrained from appointing or agreeing to appoint EntrePort Corporation or any other person to distribute, sell, offer to sell or supply the SpectruCell product and its related hardware in the U.S., and North and South Americas without the prior written consent of the Company.

EntrePort was added as a defendant to the proceedings.

On May 7, 2002, the Company received a notice alleging a breach from Advanced Communications (Australia) stating that Advanced Communications had breached its obligation under the License Agreement. In addition, on May 7, 2002, Advanced Communications (Australia) sent a termination notice formally terminating the License Agreement. The Company believes that the notice of breach and the termination notice are without merit and it is taking the necessary legal actions to prevent Advanced Communications (Australia) from terminating its rights under the License Agreement.

On May 8, 2002, the Court extended its April 26, 2002 order further restraining Advanced Communications (Australia) from "acting upon or taking any further steps in reliance upon" the notice of breach and termination notice. On May 27, 2002, the court held a full hearing on the injunction application, took the matter under advisement and indicated that it would rule on the matter in the near future.

A dispute also arose between Advanced Communication (Australia) and the Company as to whether the Company's SpectruCell license included military applications as well as commercial applications. Contrary to previous statements and understandings, Advanced Communications (Australia) claimed for the first time in or about March 2002 that military applications were not included under the Company's SpectruCell license, and that these rights were exclusively reserved to Advanced Communications (Australia). A dispute also arose between the parties as to whether the Company's SpectruCell license included marketing rights, in addition to distribution rights. Contrary to previous statement and understandings, Advanced Communications (Australia) claimed for the first time in or about March 2002 that the Company's SpectruCell license did not include marketing rights, and that these rights were exclusively reserved to Advanced Communications (Australia).

The Company disputed these claims and requested the court to expand the existing injunctions against Advanced Communications (Australia) to include marketing rights and military applications of SpectruCell technology in the Exclusive Territory and to continue the existing injunctions in effect until the trial on the case.

The marketing and military applications rights were relevant because the Company had been contacted by a major U.S. defense contractor that was bidding on a large U.S. Army project that involved a SpectruCell-type component that the contractor wanted the Company to provide for the project. The Company was also contacted at this time by another U.S. defense-related company regarding similar products. It was also relevant because it had become apparent that the best way to generate short term revenues for SpectruCell-related products was through military applications which were easier and less expensive to produce than the technically much more sophisticated commercial products being designed for public telephone system use.

The above-mentioned matters were argued before the court at a two-day hearing on May 27 and 28, 2002. The court took the matters under submission. On August 23, 2002, the court issued its ruling in which the judge held that all activity related to SpectruCell in the Exclusive Territory pending the trial, will be carried out by the Company and not Advanced Communications (Australia).

Based on this conclusion, the court issued a comprehensive preliminary injunction granting all the relief sought by the Company. Among other things, the injunction prohibits Advanced Communications (Australia), directly or indirectly, from taking any action in the Exclusive Territory with respect to marketing, distributing, selling or otherwise dealing with the SpectruCell technology (including the military applications thereof), except through and with the prior written consent of the Company.

The court's order also prohibited Advanced Communications (Australia) from licensing, marketing, distributing, selling or otherwise dealing with the SpectruCell technology, including military applications of the product, and from offering to do any of the foregoing, in the Exclusive Territory through any third party without the Company's prior written consent. The court's order also prohibited Advanced Communications (Australia) from entering into a license or sub-license agreement to market, distribute, sell, provide promotional material or otherwise deal with the SpectruCell technology, including military applications thereof, in the Exclusive Territory except to the company or at its request. The court's order also prohibited Advanced Communications (Australia) from granting any license to any third party to use, sub-license or reproduce the product in the Exclusive Territory, except at the request of the Company.

The court's order will remain in effect until the trial on the merits in the case. Simultaneously with making the above-described order, because Advanced Communications (Australia)'s administrator indicated that he had no intention of proceeding with the litigation at this time, the court ordered the proceeding to be taken off the fast-track "Commercial List" and returned to the regular track. According to the Company's Australian counsel, this means that the case will not proceed to trial for well over one year. At the present time the action is stayed because of the administration proceeding in which Advanced Communications (Australia) is involved and the above-mentioned injunctions remain in effect.

(V)     STAR MULTICARE SERVICES, INC.

In STAR MULTI CARE SERVICES, INC. v. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., an action filed September 18, 2000 in the Fifteenth Judicial Circuit in the State of Florida, Star Multi Care Services, Inc. ("Star") sued the Company for alleged breach of contract and the recovery of a break-up or termination fee in excess of $50,000 in conjunction with the Company's alleged failure to consummate a proposed merger with Star in January 2000. The Company believes that the suit is without basis and is vigorously defending the alleged claim.

NOTE 11.       GOING CONCERN
----------------------------

The Company's consolidated financial statements for the fiscal year ended June 30, 2002, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company's net loss of $4,332,693 for the fiscal year ended June 30, 2002, working capital deficiency of $3,252,693 and stockholders' deficiency of $4,940,050, raise substantial doubt about its ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. Management anticipates that the issuance of securities will generate sufficient resources for the continuation of the Company's operations (See Note 8B).

Based on the Company's loss from operations, working capital deficiency and stockholders' deficiency, there is doubt regarding its ability to continue as a going concern. Of the $4,332,693 loss incurred during the fiscal year ended June 30, 2002, $3,229,439 was non-cash, a major portion of which was a non-recurring charge for the impairment of a long-lived asset. Cash required by operations amounted to $1,103,254. The Company raised $1,459,206 by issuing stock and debt. Management is of the opinion that funds for the next fiscal year can be obtained by issuing additional stock and debt. Management anticipates that future operations will generate sufficient cash to offset operating expense.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 12.       SUBSEQUENT EVENTS
--------------------------------

(A) ACT - AUSTRALIA LITIGATION  (SEE NOTE 10(B)(IV))
----------------------------------------------------

In July 2002, Advanced Communications (Australia) entered into an administrative insolvency proceeding in Australia. As a result of this insolvency proceeding, the Company's stock interest in Advanced Communications (Australia) became worthless. Further, the SpectruCell technology will be transferred by the receiver to an entity owned and controlled by Mr. Roger May. The plan of company arrangement was approved at a meeting held on September 26, 2002. The Company voted against the plan. Shortly after the plan of company arrangement was adopted, Advanced Communications (Australia) filed a motion with the Australian Court to terminate the Court's injunctions against it regarding the interim License Agreement. Advanced Communications (Australia) sent a letter to the Company purportedly terminating the interim License Agreement on the basis that Advanced Communications (Australia) is insolvent, as determined under Australian law, and this insolvency constitutes an irreparable event of default under the interim License Agreement.

On September 7, 2002, a September 7, 2001 Letter of Intent that the Company entered into with ACT-Australia to acquire all of the intellectual property, including the worldwide rights (other than the rights to territories that the Company currently possess) for the licensing and distribution of the SpectruCell product expired.

In October 2002, the Company withdrew from the Australia litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation is that the interim License Agreement has been terminated and the existing injunctions issued by the Australia Court have been lifted.

In November 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement is terminated immediately due to Advanced Communications (Australia)'s insolvency. The effect of the Notice of Termination is to cancel the Company's stock interest in Advanced Communications (Australia).

Consistent with the Company's decision to withdraw from the Australia litigation, it has not challenged the termination of the Stock Purchase
Agreement. The Company has written off its entire investment in Advanced Communications (Australia).

(B) CORNELL CAPITAL PARTNERS, LP
--------------------------------

In November 2002, the Company entered into a Securities Purchase Agreement to Cornell Capital Partners, LP whereby it agreed to issue and sell $250,000 of secured convertible debentures. These secured convertible debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. These secured convertible debentures accrue interest at a rate of 10% per year and are convertible at the holder's option. At the Company's option, these debentures may be paid in cash or redeemed at a 20% premium on or before December 15, 2002 and at a 50% premium after December 15, 2002 and prior to November 2004. In connection with the Securities Purchase Agreement, the Company entered into a Security Agreement in favor of Cornell Capital Partners, L.P. whereby it granted a security interest in all of its assets as security for its obligations under the secured convertible debenture.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

                                                II


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR
OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE
ANY REPRESENTATIONS ABOUT ADVANCED COMMUNICATIONS
TECHNOLOGIES, INC. EXCEPT THE INFORMATION OR
REPRESENTATIONS CONTAINED IN THIS PROSPECTUS.  YOU
SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR
REPRESENTATIONS IF MADE.

              -----------------------

This prospectus does not constitute an offer to                       ----------------------
sell, or a solicitation of an offer to buy any
securities:                                                                 PROSPECTUS

   [ ]  except the common stock offered by this                       ---------------------
        prospectus;

   [ ]  in any jurisdiction in which the offer or
        solicitation is not authorized;
                                                               4,506,868,683 SHARES OF COMMON STOCK
   [ ]  in any jurisdiction where the dealer or
        other salesperson is not qualified to make
        the offer or solicitation;
                                                                     ADVANCED COMMUNICATIONS
   [ ]  to any person to whom it is unlawful to                         TECHNOLOGIES, INC.
        make the offer or solicitation; or

   [ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any                                 ___________ __, 2003
accompanying sale does not imply that:

   [ ] there have been no changes in the affairs of Advanced Communications Technologies,
        Inc. after the date of this prospectus; or

   [ ]  the information contained in this
        prospectus is correct after the date of
        this prospectus.

              -----------------------

Until __________, 2003, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Advanced Communications Technologies, Inc.'s bylaws provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of Advanced Communications Technologies, Inc. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Advanced Communications will pay all expenses in connection with this offering.

          Securities and Exchange Commission Registration Fee      $         955
          Printing and Engraving Expenses                          $       2,500
          Accounting Fees and Expenses                             $      15,000
          Legal Fees and Expenses                                  $      50,000
          Blue Sky Qualification Fees and Expenses                 $       2,500
          Miscellaneous                                            $      16,545

          TOTAL                                                    $      85,000

RECENT SALES OF UNREGISTERED SECURITIES

        All issuances of restricted stock have been valued based on the closing price of the stock as of the date the Company's Board of Directors approved the grant of shares.

        On January 22, 2003,  holders of the  Company's  5% and 10%  Convertible
Debentures  converted  $56,000  and  $62,500  of  Convertible   Debentures  into
17,500,000 and 62,500,000 shares respectively, of the Company's common stock.

        On October 10, 2002, the Company's Board of Directors approved the issuance of 100,000 shares each to Messrs. Danson, Prouty, Lichtman, Roche and Finch, having a value of $1,000 each in partial satisfaction of unpaid prior legal and consulting fees. These shares were issued on December 5, 2002.

        On both August 26, 2002 and September 24, 2002, we issued a total of 2,921,450 and 1,328,550 shares of common stock to AJW Partners LLC and New Millennium Capital Partners II, LLC, respectively, in full satisfaction of the Company's outstanding obligation on the remaining September 30, 1999 12% Convertible Debenture.

        On April 24, 2002 Advanced Communications entered into a Settlement Agreement with the two note holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the note holders agreed to dismiss their lawsuit and convert their remaining unpaid obligation, inclusive of accrued and unpaid interest, into 8,500,000 shares of Advanced Communications' common stock, payable over a 180-day period. Advanced Communications has the option, until July 23, 2002, to cash out the note holders by remitting to them $475,000 by June 8, 2002 or $325,000 by July 23, 2002 in lieu of the balance of shares to be delivered. On both April 24, 2002 and June 10, 2002, Advanced Communications issued 1,460,725 and 664,275 shares of common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively.

        During the first quarter of 2002, we issued 8,480,435 shares of our restricted common stock having a value of $1,161,010 to the following parties:

        (i) 200,000 shares each having a value of $36,000 were issued to Messrs. Danson, Prouty, Lichtman, Roche and Finch for director's fees;

        (ii) 2,960,000 shares having a value of $740,000 were issued to Cornell Capital Partners, LP as a one-time commitment fee for the $30 million Equity Line of Credit facility;

        (iii) 40,000 shares having a value of $10,000 were issued to Westrock Advisors, Inc. for financial advisory services in connection with the Equity Line of Credit facility;

        (iv) 160,000 shares each having a value of $40,000 were each issued to Eduardo Acosta and Alberto Monteiro in settlement of the World IP recession lawsuit;

        (v) 667,667 share having a value of $50,000 were issued to Danson Partners, LLC for prior professional services;

        (vi) 666,667 shares having a value of $50,000 were issued to Levinson & Lichtman, LLP for prior legal services;

        (vii) 400,000 shares having a value of $30,000 were issued to Jack Halperin, Esq. for prior legal services;

        (viii) 133,334 shares having a value of $10,000 were issued to Dr. Michael Finch for prior professional services;

        (ix) 27,800 shares having a value of $2,085 were issued to The Law Offices of Alan Foxman for prior legal services; and

        (x)   119,000   shares   having  a  value  of  $8,925   were  issued  to
DDInvestor.com, Inc. for prior investor relations services.

        All of the above share issuance were valued based on the price of Advanced Communications' common stock on the date that Advanced Communications' Board of Directors approved the issuance of the stock.

        In July 2003, Advanced Communications entered into the Equity Line of Credit Agreement where Advanced Communications may, at its discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $30 million. The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 9% discount to the prevailing market price of our common stock. In addition, Cornell Capital Partners is entitled to retain 3% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $740,000, payable in shares of its common stock. On January 28, 2002, we issued 2,960,000 shares of our restricted common stock to Cornell Capital Partners, LP with a market value of $740,000 as a commitment fee for the $30 million structured equity line facility. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Additionally, Westrock Advisors, Inc. was paid a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002 for acting as the placement agent.

        On February 27, 2002, Advanced Communications' Board of Directors approved a resolution to reprice the private placement offering from $.30 per share to $.20 per share. The repricing resulted in the additional issuance of 2,146,967 of its restricted common stock and warrants to the 23 investors that previously subscribed to Advanced Communications' private placement. The exercise price of the underlying warrants will remain at $.30 per share.

        In January  2002,  Advanced  Communications  entered  into a  Securities
Purchase Agreement with Buyers (as listed in Schedule 1 of the Securities Purchase Agreement), where they shall issue and sell to Buyers up to One Million Dollars of convertible debentures Advanced Communications has outstanding convertible debentures with an original principal balance of $1,000,000. These debentures are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.16 (i.e., 80% of the recent price of $016), then the holders of the convertible debentures would have received 7,812,500 shares of common stock. These convertible debentures accrue interest at a rate 5% per year and are convertible at the holder's option. These convertible debentures have a term two years. At Advanced Communications' option, these debentures may be paid in cash or redeemed at a 20% premium prior to January 2004.

        On January 22, 2002, our directors, excluding Mr. May and Roberts, pursuant to a January 4, 2002 Board of Directors Meeting, were each issued 200,000 shares for a total of 1,000,000 shares of our restricted common stock for services rendered to us as directors for the 2001 and 2002 fiscal years.

        During the quarter ended December 31, 2001, we issued 557,408 shares of our restricted common stock, of which 419,681 shares valued at $116,335 were issued in exchange for professional services and 137,727 shares valued at $41,318 were issued to our placement agent for placement fees in connection with the 504(d) private placement.

        During the quarter ended September 30, 2001, Advanced Communications issued 3,203,573 shares of its restricted common stock, of which 780,240 shares valued at $244,224 were issued in exchange for services and 1,190,000 shares valued at $357,001 were issued to various employees and vendors of Advanced Communications (Australia) in partial repayment of our note payable.

        As of September 30, 2001 and June 30, 2001, $200,750 of Secured Convertible Debentures are still outstanding. Advanced Communications is in default based on the April 1, 2000 due date and Advanced Communications is currently in litigation with these debenture holders.

        During the year ended June 30, 2001, Advanced Communications retired 500,000 shares of restricted common stock, valued at $375,000. The stock was originally issued to the owners of World IP in connection with that company's acquisition in November 1999 and was then retired pursuant to a rescission of this transaction in October 2000.

        During the year ended June 30, 2001, Advanced Communications issued 6,597,000 shares of common stock for the extinguishment of debt. The stock was valued based on the quoted trading price on the grant dates, which aggregated $4,545,902. During the year ended June 30, 2001, Advanced Communications issued 1,051,491 shares of common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $328,870.

        During the quarter ending June 30, 2001, Advanced Communications issued 780,240 shares of restricted common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $244,224.

        During the period of December 2000 to August 2001, pursuant to a private placement under Regulation D, Rule 506, Advanced Communications issued 3,060,600 shares of common stock and 3,060,000 warrants at $.30 per share. Advanced Communications received $1,168,180 from 23 investors, which included $250,000 for stock not yet issued as of June 30, 2001 and $275,454 for warrants. Advanced Communications issued 250,000 shares of common stock, valued at $75,000, in payment of offering costs incurred. The value assigned to this stock was based on the private placement memorandum of $.30 per share. The value of the common stock has been charged to equity as direct costs to the offering. The fair market value of the warrants, aggregating $275,454, was estimated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 49.84%, risk-free interest rate 4.22%, expected option life 2 years. To date, no warrants have been exercised.

        During the quarter ended September 30, 2001, we issued an additional 1,233,333 shares of restricted common stock for cash and warrants at $0.30 per share that were subscribed for prior to August 2001. On February 27, 2002, our Board of Directors approved a resolution to reprice the private placement offering from $0.30 per share to $0.20 per share. This repricing will result in the issuance of an additional 2,146,967 shares of common stock and warrants to the private placement investors. These additional shares are included in the number of shares that we are registering for these selling shareholders. The exercise price of the underlying warrants will remain at $0.30 per share.

        In July and August 2001, Advanced Communications authorized the issuance of 1,190,000 Regulation 144 shares on behalf of Advanced Communications (Australia) in consideration for a $357,000 credit ($.30 a share) against the outstanding debt incurred for the 20% equity purchase of Advanced Communications (Australia). These shares were issued on August 29, 2001.

        During December 2000, holders of $412,800 of convertible debentures elected to convert their notes into 1,803,545 of Advanced Communications' restricted common stock. Advanced Communications further reduced these bonds payable by offsetting a related bond receivable in the amount of $36,450.

        During the year ended June 30, 2001, Advanced Communications issued 1,803,545 shares of common stock, valued at $412,800, for the conversion of convertible debentures.

        During the year ended June 30, 2000, Advanced Communications issued 500,000 shares of common stock, valued at $375,000, related to a rescinded acquisition. As of June 30, 2000, Advanced Communications had not received the funds for these shares; therefore, a common stock advance had been recorded in the equity section, in the amount of $375,000, to offset the value of the shares that were issued at year-end.

        On January 31, 2000 Advanced Communications issued 200,000 shares of common stock to acquire 100% of Smart Investment.com Inc.

        As of April 5, 2000, Advanced Communications had a non-interest bearing note payable to an affiliate of $7,500,000. The following schedule represents payments on such debt by issuance of restricted common stock to either the affiliate or creditors of the affiliate. Such transactions were recorded at the market price of the stock at date of issuance.

                                                 SHARES OF
                                                   COMMON
       DATE                                     STOCK ISSUED       VALUE
       -------------------------------------  --------------  ---------------

       September 2000                              5,000,000    $   3,500,000
       October 2000(1)                               460,000          460,000
       June 2001                                   1,137,000          567,100
       September 2001                              1,190,000          357,001
       December 2001
                                              --------------  ---------------
                                                   7,787,000    $   4,884,101
                                              ==============  ===============

(1) This transaction resulted in a gain on extinguishment of debt of $23,000.


        In April 2000, Advanced Communications acquired 20% of the common stock of Advanced Communications (Australia). The purchase price of the investment amounted to $19,350,000, and was comprised of a note payable for $7,500,000 and the issuance of 5,000,000 shares of restricted common stock valued at $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill.

        In April 2000, Advanced Communications' 20% interest in Advanced Communications (Australia) was accounted for using the equity method of accounting and was stated at the amortized cost of goodwill and the equity in undistributed earnings since acquisition. The equity in earnings of Advanced Communications (Australia) was adjusted for the amortization of the goodwill, as discussed above. Amortization was computed on a straight-line basis over fifteen years. The amortization of goodwill charged to income for each of the three months ended September 30, 2001 and September 30, 2000 was $261,542.

        On September 30, 1999, Advanced Communications entered into secured convertible debentures purchase agreement with two companies, which were stockholders of Advanced Communications, whereby Advanced Communications sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, which were convertible into shares of Advanced Communications' Common Stock. In addition, on September 30, 1999, Advanced Communications issued another convertible debenture to an unrelated party in the amount of $150,000. The debentures were convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion was to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date. The convertible debentures contained a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date during the fiscal year ended June 30, 2000.

        Between October and December 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC elected to convert $262,800 of convertible debentures into 860,378 shares of Advanced Communications' restricted common stock.

        In December 2000, Bank Insinger de Beaufort N.V. converted its $150,000 note, inclusive of accrued and unpaid interest into 943,167 shares of Advanced Communications' restricted common stock.

        MFI (as previously defined) was obligated to pay $150,000 to a company (the "Payee") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due to the Payee. However, a dispute arose as to whether the Payee authorized the issuance of the shares. The Payee filed a suit during December 1997 to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000 resulting in the total principal and accrued interest payable at June 30, 2000 of $234,507. In June 2000, the parties agreed to settle the matter for a payment of $200,000. This resulted in a gain on extinguishment of debt in the amount of $34,507. Advanced Communications made a payment of $50,000 by June 30, 2000. The $150,000 remainder was to be paid with proceeds from the 75,000 shares of stock and any remaining balance to be paid by Advanced Communications. The revised obligation was to be paid by August 14, 2000. Advanced Communications defaulted on this revised payment obligation and a judgment against Advanced Communications was entered. In October 2000, Advanced Communications sold the 75,000 shares of stock realizing $41,802 which it remitted in partial repayment of its outstanding debt. As of June 30, 2001, Advanced Communications' remaining balance and accrued interest on this obligation was $118,530. An additional $4,206 of interest was accrued on this note and on October 19, 2001 Advanced Communications paid the obligation in full. On October 24, 2001 Advanced
Communications received notice from the court that its judgment has been satisfied.

        With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant Rule 506 promulgated under the Securities Act of 1933 (the "1933 Act"). These offerings may have qualified for other exemptions as well. In each instance, the purchaser had access to sufficient information regarding Advanced Communications so as to make an informed investment decision. More specifically, Advanced Communications had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act, which information was based on representations received from such investors, and otherwise had the requisite sophistication to make an investment in Advanced Communications' securities.


EXHIBITS

EXHIBIT NO.       DESCRIPTION                                   LOCATION
---------------   ------------------------------------------    ------------------------------------

1.1               Exchange Agreement between MRC Legal          Incorporated by reference to Exhibit
                  Services Corporation and Advanced             1.1 to Company's Form 8-K filed on
                  Communications Technologies, Inc. dated as    February 4, 2000
                  of January 31, 2000

2.1               Articles of Incorporation of Media Forum      Incorporated by reference to Exhibit
                  International, Inc.                           2.1 to the Company's Form S-8 filed
                                                                on February 9, 2000

2.2               Second Amendment to Articles of               Incorporated by reference to Exhibit
                  Incorporation of Telenetworx, Inc.            2.2 to the Company's Form S-8 filed
                                                                on February 9, 2000

2.3               Third Amendment to Articles of                Incorporated by reference to Exhibit
                  Incorporation of Media Forum International,   2.3 to the Company's Form S-8 filed
                  Inc.                                          on February 9, 2000

2.4               Bylaws of the Company                         Incorporated by reference to Exhibit
                                                                2.4 to the Company's Form S-8 filed
                                                                on February 9, 2000

2.5               Articles of Incorporation as currently in     Incorporated by reference to Exhibit
                  effect for the Company                        3.1 to Form S-1 Registration
                                                                Statement filed on August 14, 2001

2.6               Bylaws, as currently in effect                Incorporated by reference to Exhibit
                                                                3.2 to Form S-1 Registration
                                                                Statement filed on August 14, 2001

2.7               Fourth Amendment to Articles of               Incorporated by reference to Exhibit
                  Incorporation                                 2.7 to the Form SB-2 filed with the
                                                                SEC on March 5, 2002

2.8               Fifth Amendment to Articles of Incorporation  Provided herewith

5.1               Opinion re: Legality                          Provided herewith

10.1              Lease Agreement dated as of November 27,      Incorporated by reference to Exhibit
                  2001 between the Company and Continental      10.1 to the Form SB-2 filed with the
                  Development, L. P. II                         SEC on March 5, 2002

10.2              Stock Purchase Agreement between Advanced     Incorporated by reference to Exhibit
                  Communications Technologies, Inc. and         10.2 to the Form S-1 Registration
                  Advanced Communications Technologies          Statement filed on August 14, 2001
                  (Australia) Pty Ltd.

10.3              Agreement dated June 27, 2000, between        Incorporated by reference to Exhibit
                  Ladenburg Thalmann & Co. and the Company      10.3 to the Company's Form S-1
                                                                Registration Statement filed on
                                                                August 14, 2001

10.4              Common Stock Purchase Agreement dated         Incorporated by reference to Exhibit
                  December 14, 2000, between the Company and    10.4 to the Company's Form S-1
                  Wanquay Ltd.                                  Registration Statement filed on
                                                                August 14, 2001

                                      II-6

EXHIBIT NO.       DESCRIPTION                                   LOCATION
---------------   ------------------------------------------    ------------------------------------

10.5              Registration Rights Agreement dated           Incorporated by reference to Exhibit
                  December 14, 2000, between the Company and    10.5 to the Company's Form S-1
                  Wanquay Ltd.                                  Registration Statement filed on
                                                                August 14, 2001

10.6              Escrow Agreement dated December 14, 2000,     Incorporated by reference to Exhibit
                  among the Company, Wanquay Ltd. and Epstein   10.6 to the Company's Form S-1
                  Becker & Green                                Registration Statement filed on
                                                                August 14, 2001

10.7              Consulting Agreement with M. Richard Cutler   Incorporated by reference to Exhibit
                  dated January 31, 2000                        10.1 to the Company's Form S-8 filed
                                                                on February 9, 2000

10.8              Stock Purchase Agreement dated April 5,       Incorporated by reference to Exhibit
                  2000, between Advanced Communications         10.5 to the Company's Form 10-QSB
                  Technologies, Inc. and Advanced               filed on May 24, 2000
                  Communications Technologies Pty Ltd.

10.9              Securities Purchase Agreement dated January   Incorporated by referenced to
                  10, 2002, by and among Advanced               Exhibit 10.9 to the Company's Form
                  Communications Technologies, Inc. and Buyers  10-QSB filed on February 12, 2002

10.10             Investor Registration Rights Agreement        Incorporated by reference to Exhibit
                  dated January 10, 2002, by and among          10.10 to the Company's Form 10-QSB
                  Advanced Communications Technologies, Inc.    filed on February 12, 2002
                  and Investors

10.11             Transfer Agent Instructions                   Incorporated by reference to Exhibit
                                                                10.11 to the Company's Form 10-QSB
                                                                filed on February 12, 2002

10.12             Escrow Agreement dated January 10, 2002, by   Incorporated by reference to Exhibit
                  and among Advanced Communications             10.12 to the Company's Form 10-QSB
                  Technologies, Inc., Buyers and First Union    filed on February 12, 2002
                  National Bank

10.13             Equity Line of Credit Agreement dated July    Provided herewith
                  2003, by and between Cornell Capital
                  Partners, LP and Advanced Communications
                  Technologies, Inc.

10.14             Registration Rights Agreement dated July      Provided herewith
                  2003, by and between Advanced
                  Communications Technologies, Inc.

10.15             Placement Agent Agreement dated January 10,   Incorporated by reference to Exhibit
                  2002, by and between Advanced Communications  10.15 to the Company's Form 10-QSB
                  Technologies, Inc. and Westrock Advisors,     filed on February 12, 2002
                  Inc.

10.16             Escrow Agreement dated July 2003, by and      Provided herewith
                  among Advanced Communications Technologies,
                  Inc., Cornell Capital Partners, LP, Butler
                  Gonzalez LLP and First Union National Bank

10.17             License and Distribution Agreement dated as   Incorporated by reference to Exhibit
                  of July 5, 2000, between Advanced             10.17 to the Company's Amendment to
                  Communications Technologies, Inc. and         Form 10-KSB filed on May 23, 2002
                  Advanced Communications Technologies
                  (Australia) Pty. Ltd.

                                      II-7

EXHIBIT NO.       DESCRIPTION                                   LOCATION
---------------   ------------------------------------------    ------------------------------------

10.18             Letter of Intent dated September 7, 2001      Incorporated by reference to Exhibit
                  re: Purchase of Advanced Communications       10.18 to Amendment No. 1 to the
                  (Australia)                                   Company's Form 10-QSB for the
                                                                quarter ended December 31, 2001

10.19             Securities Purchase Agreement, dated          Incorporated by reference to Exhibit
                  November 2002, by and among Advanced          10.19 to the Company's Form 10-KSB
                  Communications and Buyers                     for the year ended June 30, 2002
                                                                filed on December 6, 2002

10.20             Investor Registration Rights Agreement,       Incorporated by reference to Exhibit
                  dated November 2002, by and among Advanced    10.20 to the Company's Form 10-KSB
                  Communications and Investors                  for the year ended June 30, 2002
                                                                filed on December 6, 2002

10.21             Secured Convertible Debenture                 Incorporated by reference to Exhibit
                                                                10.21 to the Company's Form 10-KSB
                                                                for the year ended June 30, 2002
                                                                filed on December 6, 2002

10.22             Escrow Agreement, dated November 2002, by     Incorporated by reference to Exhibit
                  and among Advanced Communications, Buyers,    10.22 to the Company's Form 10-KSB
                  and Wachovia Bank, N.A.                       for the year ended June 30, 2002
                                                                filed on December 6, 2002

10.23             Irrevocable Transfer Agent Instructions,      Incorporated by reference to Exhibit
                  dated November 2002                           10.23 to the Company's Form 10-KSB
                                                                for the year ended June 30, 2002
                                                                filed on December 6, 2002

10.24             Security Agreement, dated November 2002, by   Incorporated by reference to Exhibit
                  and among Advanced Communications and Buyers  10.24 to the Company's Form 10-KSB
                                                                for the year ended June 30, 2002
                                                                filed on December 6, 2002

10.25             Middletons Lawyers Letter, dated November     Incorporated by reference to Exhibit
                  11, 2002, terminating the April 2000 Stock    10.25 to the Company's Form 10-KSB
                  Purchase Agreement between Advanced           for the year ended June 30, 2002
                  Communications Technologies, Inc. and         filed on December 6, 2002
                  Advanced Communications (Australia)

10.26             Consulting Agreement dated July 1, 2002,      Incorporated by reference to Exhibit
                  between Advanced Communications and Randall   10.26 to the Company's Third Amended
                  H. Prouty                                     Form 10-KSB for the year ended June
                                                                30, 2002 filed on June 13, 2003

10.27             Proxy Statement, dated March 25, 1999         Incorporated by reference to Exhibit
                                                                10.27 to the Company's Third Amended
                                                                Form 10-KSB for the year ended June
                                                                30, 2002 filed on June 13, 2003

23.1              Consent of Weinberg and Company, P.A.         Provided herewith

23.2              Consent of Kirkpatrick & Lockhart, LLP        Incorporated by reference to Exhibit
                                                                5.1

UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) Include any additional or changed material information on the plan of distribution;

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To  remove  from   registration  by  means  of  a  post-effective
amendment any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on July 16, 2003.

                                 ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

                                 By:     /s/ WAYNE I. DANSON
                                    -------------------------------------
                                 Name:   Wayne I. Danson
                                 Title:  President, Chief Financial Officer and
                                         Director (Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                             TITLE                                          DATE
---------                             -----                                          ----


/s/ WAYNE I. DANSON                   President (Chief Executive Officer), Chief     July 16, 2003
-----------------------------         Financial
Wayne I. Danson                       Officer (Principal Accounting Officer and
                                      Controller)
                                      and Director

/s/ JONATHAN LICHTMAN                 Secretary and Director                         July 16, 2003
-----------------------------
Jonathan Lichtman


/s/ RANDALL PROUTY                    Director                                       July 16, 2003
-----------------------------
Randall Prouty


/s/ MICHAEL FINCH                     Director                                       July 16, 2003
-----------------------------
Michael Finch


/s/ WILBANK ROCHE                     Director                                       July 16, 2003
-----------------------------
Wilbank Roche